Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

April 27, 2017

among

ENDO INTERNATIONAL PLC,

ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L.,

ENDO LLC,

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Issuing Bank and Swingline Lender

and

CITIGROUP CAPITAL MARKETS INC.,

as Syndication Agent

and

J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC.,

BARCLAYS CAPITAL INC., CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE

BANK SECURITIES INC., GOLDMAN SACHS BANK USA, MERRILL LYNCH,

PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY SENIOR

FUNDING, INC. AND RBC CAPITAL MARKETS1,

as Joint Bookrunners and Joint Lead Arrangers

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

SCHEDULES:

Schedule 1.01A – Agreed Security Principles

Schedule 2.01 – Commitments

Schedule 2.06 – Existing Letters of Credit

Schedule 3.01 – Subsidiaries

Schedule 3.06 – Material Litigation

Schedule 3.07 – Compliance with Laws

Schedule 5.12 – Post-Closing Obligations

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Additional Borrower Joinder

Exhibit B-1 – Form of Assignment and Assumption

Exhibit B-2 – Form of Affiliated Lender Assignment and Assumption

Exhibit C – Auction Procedures

Exhibit D – Form of Letter of Credit Request

Exhibit E – Form of Solvency Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of April 27, 2017, among Endo International PLC, a company incorporated in the Republic of Ireland (Registered Number 534814) (“Parent”), Endo Luxembourg Finance Company I S.à r.l., a société à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B182645 (the “Lux Borrower”), Endo LLC, a limited liability company organized under the laws of Delaware (the “Co-Borrower”), the LENDERS from time to time party hereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Issuing Bank and Swingline Lender.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Borrowers” means, collectively, the Restricted Subsidiaries which are designated as Borrowers by Parent pursuant to Section 9.18(a).

“Additional Borrower Joinder” means a joinder agreement substantially in the form of Exhibit A.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank N.A. (or the appropriate affiliate thereof, including JPMorgan Europe Limited), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of Parent (other than (a) Parent or any Subsidiary, (b) any Debt Fund Affiliate or (c) any natural person) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 9.04(g).

“Affiliated Lender Cap” has the meaning specified in Section 9.04(g).

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Aggregate Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the Revolving Credit Exposure of all the Lenders at such time.

“Agreed Currencies” means (i) Dollars, (ii) euros, (iii) Japanese Yen, (iv) Pounds Sterling, (v) Canadian Dollars and (vi) any other Foreign Currency agreed to by the Administrative Agent and each of the Multicurrency Tranche Lenders.

“Agreed Security Principles” means the Agreed Security Principles set forth on Schedule 1.01A. For the avoidance of doubt, the Agreed Security Principles shall only apply to Guarantees proposed to be granted by, assets of, and Equity Interests in, Foreign Subsidiaries (other than Foreign Subsidiaries organized under the laws of Canada or any Province, territory or subdivision thereof).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) solely in the case of Initial Term Loans, 1.75% (b) the Prime Rate in effect on such day, (c) the NYFRB Rate in effect on such day plus 1/2 of 1% and (d) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Excess Cash Flow Percentage” means 50%, with a step down to 25% upon the achievement and maintenance of a Total Net Leverage Ratio of less than or equal to 4.50:1.00 and a further step down to 0% upon the achievement and maintenance of a Total Net Leverage Ratio of less than or equal to 4.00:1.00.

“Applicable Lender” has the meaning assigned to such term in Section 2.06(d).

“Applicable Percentage” means, (a) with respect to any Multicurrency Tranche Lender in respect of a Multicurrency Tranche Credit Event, its Multicurrency Tranche Percentage, (b) with respect to any Dollar Tranche Lender in respect of a Dollar Tranche Credit Event, its Dollar Tranche Percentage and (c) with respect to any Term Lender, a percentage equal to a fraction the numerator of which is the outstanding principal amount of such Lender’s Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders. When references herein to the “Applicable Percentage” refer to the aggregate outstandings hereunder, the Applicable Percentage of each Lender shall be determined in a manner consistent with the foregoing, but taking into account all of their relevant Revolving Commitments (or related Revolving Credit Exposures) and outstanding Term Loans hereunder. In making the foregoing determinations, if any of the relevant amounts are denominated in a currency other than Dollars, the Dollar Amounts thereof (as determined by the Administrative Agent in good faith) shall be utilized. If the context indicates that the “Applicable Percentage” is to be determined for a relevant Class or Tranche, then only the respective Class or Tranche shall be included as otherwise provided above in determining the relevant Applicable Percentages.

“Applicable Rate” means, for any day, (a) with respect to any Eurocurrency Revolving Loan, any CDOR Loan, any Canadian Prime Rate Loans, any ABR Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency/CDOR Spread for Revolving Loans”, “ABR/Canadian Prime Rate Spread for Revolving Loans” or “Commitment Fee Rate”, as the case may be, based upon the Total Net Leverage Ratio applicable on such date:

	Total Net Leverage Ratio:	Commitment Fee Rate	Eurocurrency/ CDOR Spread for Revolving Loans	ABR/Canadian Prime Rate Spread for Revolving Loans
Category 1:	< 2.25x	0.30%	1.50%	0.50%
Category 2:	≥ 2.25x but < 2.75x	0.35%	1.75%	0.75%
Category 3:	≥ 2.75x but < 3.50x	0.35%	2.00%	1.00%
Category 4:	≥ 3.50x but < 4.50x	0.50%	2.25%	1.25%
Category 5:	≥ 4.50x but 5.50 <	0.50%	2.50%	1.50%
Category 6:	≥ 5.50x	0.625%	3.00%	2.00%

and (b) with respect to (x) any Eurocurrency Initial Term Loan, 4.25% per annum and (y) any ABR Initial Term Loan, 3.25% per annum.

For purposes of the foregoing clause (a),

(i) if at any time Parent fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 6 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 5 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for Parent’s fiscal quarter ending June 30, 2017 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Approved Intercreditor Agreement” means (i) with respect to Indebtedness secured on a pari passu basis with the Secured Obligations, the Collateral Trust Agreement (or any other collateral trust agreement or intercreditor agreement reasonably acceptable to the Administrative Agent) and (ii) with respect to any Indebtedness secured on a junior basis to the Secured Obligations, an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Asset Sale” means any Disposition of property or series of related Dispositions of property in respect of which either the fair market value of such property or the Disposition Consideration payable to Parent or any of its Restricted Subsidiaries exceeds $5,000,000.

“Asset Sale Step Down” has the meaning set forth in Section 2.11(c).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B-1 or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” means the principal amount of Indebtedness (other than any subordinated Indebtedness owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Permitted Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Auction Manager” has the meaning assigned to such term in Section 2.24(a).

“Auction Procedures” means the auction procedures with respect to Purchase Offers set forth in Exhibit C hereto.

“Auto Renewal Letter of Credit” has the meaning assigned to such term in Section 2.06(c).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date with respect to the Revolving Commitments (or with respect to any Extended Revolving Commitments, the Maturity Date with respect thereto) and the date of termination of all of the Revolving Commitments.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)    the sum of:

(i)    $200,000,000; plus

(ii)    50.0% of the Consolidated Net Income of Parent and the Restricted Subsidiaries for the period (taken as one accounting period) commencing on January 1, 2017 to the end of the most recently ended fiscal quarter for which Financials of Parent have been delivered, or in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(iii)    100.0% of the aggregate Net Proceeds and the fair market value (as determined in good faith by Parent) of marketable securities or other property received by Parent and its Restricted Subsidiaries since the Closing Date from any capital contributions to, or the sale or issuance of Equity Interests of Parent (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (iii) Equity Interests the Net Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than (x) revolving loans or (y) Indebtedness of a Person, or Indebtedness secured by a Lien on the assets, being acquired in connection with acquisitions permitted hereunder for which Parent issues Equity Interests as consideration) and (iv) any exercise of the cure rights set forth in 7.02); plus

(iv)    100% of the Net Proceeds of Indebtedness and Disqualified Equity Interests of Parent and its Restricted Subsidiaries, in each case, issued after the Closing Date, which have been exchanged or converted into Equity Interests (other than of Disqualified Equity Interests) of Parent, together with any cash and Permitted Investments and the fair market value (as determined in good faith by Parent) of any assets that are received by Parent or any Restricted Subsidiary upon such exchange or conversion; plus

(v)    100% of the aggregate Net Proceeds and the fair market value of marketable securities or other property received by Parent and its Restricted Subsidiaries since the Closing Date from Dispositions of Investments made using the Available Amount; plus

(vi)    100% of the returns, profits, distributions and similar amounts received in cash or Permitted Investments by Parent and its Restricted Subsidiaries on Investments made using the Available Amount (including Investments in Unrestricted Subsidiaries); plus

(vii)    100% of (x) the Investments of Parent and its Restricted Subsidiaries made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into Parent or any of its Restricted Subsidiaries (up to the fair market value (as determined in good faith by Parent) of the Investments of Parent and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation) and (y) the fair market value (as determined in good faith by Parent) of the assets of any Unrestricted Subsidiary acquired by such Unrestricted Subsidiary with the proceeds of Investments of Parent and its Restricted Subsidiaries made using the Available Amount in such Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to Parent and its Restricted Subsidiaries (up to the fair market value (as determined in good faith by Parent) of the Investments of Parent and its respective Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such transfer, conveyance or other distribution); plus

(viii)    100% of the aggregate amount of any Declined Prepayment Amounts; minus, without duplication,

(b)    an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.07(j), plus (ii) Investments made pursuant to Section 6.04(cc), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitments of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule

“Banking Services” means each and any of the following bank services provided to Parent or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrowers or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of Parent or any other Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, and any successor thereto.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, examiner, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bermuda Security Documents” means the following Bermuda law governed agreements: (i) a Debenture, dated the Closing Date, between the Loan Parties formed under the laws of Bermuda and the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement) and (ii) a share charge, dated as of the Closing Date, among the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement) and the Loan Parties as of the Closing Date which directly hold Equity Interests (excluding Excluded Equity Interests and subject to the Agreed Security Principles) issued by any Restricted Subsidiary formed under the laws of Bermuda.

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an assignee may have information regarding Parent, any Borrower and any Subsidiary of Parent, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term

Loans to such assignee pursuant to Sections 9.04(g) and 9.04(k) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such assignee, Parent, any Borrower and the Subsidiaries of Parent with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such assignee, the Administrative Agent and assigning Lender.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Lux Borrower and any Additional Borrower (subject to Section 9.18).

“Borrower Materials” has the meaning assigned to such term in the final paragraph of Section 5.01.

“Borrowing” means (a) Revolving Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Class and Type made on the same date and, in the case of (x) Eurocurrency Loans or (y) CDOR Loans, in each case meeting the foregoing requirements, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the applicable Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with an ABR Loan, a Eurocurrency Loan, a Canadian Prime Rate Loan or a CDOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of the country of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Canadian Defined Benefit Plan” means a Canadian Pension Plan which contains a “defined benefit provision”, as that term is defined in subsection 147.1(1) of the ITA.

“Canadian Dollar Revolving Loans” means Multicurrency Tranche Revolving Loans denominated in Canadian Dollars. Each Canadian Dollar Revolving Loan shall be a CDOR Loan.

“Canadian Dollars”, “CAD” or “CAD$” refers to the lawful currency of Canada (expressed in Canadian dollars).

“Canadian Domiciled Loan Party” means each Loan Party incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Event” shall mean (a) failure to make required contributions in a timely manner to any Canadian Pension Plan in accordance with its terms and applicable laws; (b) termination in whole or in part of any Canadian Defined Benefit Plan; (c) the occurrence of any event which constitutes grounds under applicable pension standards legislation for the applicable pension regulator to terminate in whole or in part any Canadian Defined Benefit Plan or to remove the administrator of any Canadian Pension Plan; (d) commencement of proceedings by the applicable pension regulator to terminate in whole or in part any Canadian Defined Benefit Plan; (e) withdrawal by Parent or any Restricted Subsidiary from a “multi-employer pension plan”, as such term is defined in the Pension Benefits Act (Ontario) or any similar plan under pension standards legislation in another jurisdiction in Canada; or (f) the revocation of the registration under the ITA of any Canadian Pension Plan.

“Canadian Pension Plan” shall mean a “registered pension plan”, as that term is defined in subsection 248(1) of the ITA, which is sponsored, administered or contributed to by Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any liability, contingent or otherwise.

“Canadian Prime Rate” means, for any day, the rate of interest per annum expressed on the basis of a 365-day or 366-day year (as applicable) equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of JPMorgan which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made in Canadian Dollars in Canada to its Canadian borrowers and (ii) the 30-day CDOR Rate plus 100 basis points per annum, in each instance, as of such day, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to Parent, any Borrower or any other Person. Any change in the Canadian Prime Rate due to a change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances shall be effective as of the opening of business on the effective day of such change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances, respectively.

“Canadian Prime Rate Loans” means any Canadian Dollar Revolving Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Security Agreement” means that certain pledge and security agreement (including any and all supplements thereto), dated as of the Closing Date, by and among each Canadian Domiciled Loan Party, certain other parties party thereto and the Collateral Trustee for the benefit of the Collateral Trustee and the other Secured Parties (as defined in the Collateral Trust Agreement).

“Canadian Security Documents” means, collectively, those certain deeds of moveable and immoveable hypothec and such other security documents, in each case, dated on or prior to the Closing Date, initially between, as applicable, Lux Finco II, the Canadian Domiciled Loan Parties and the Collateral Trustee, for the benefit of the Collateral Trustee and the other Secured Parties (as defined in the Collateral Trust Agreement) and the Canadian Security Agreement.

“Canadian Statutory Liens” means any Lien in respect of any property or assets of a Canadian Domiciled Loan Party created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority), including, without limitation, a Lien for the purpose of securing such Canadian Domiciled Loan Party’s obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Parent and its Restricted Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any Operating IRU) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 5.01.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of Parent that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateralized” means, with respect to any Letter of Credit, as of any date, that the applicable Borrower shall have deposited in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon pursuant to such documentation and arrangements as are reasonably satisfactory to the Administrative Agent. “Cash Collateralize” shall have the correlative meaning.

“CBCA” means the Canada Business Corporations Act and all regulations made thereunder.

“CDOR Loan”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, on any day, the greater of (i) 0.00% and (ii) the per annum rate of interest which is the rate determined as being the arithmetic average of the rates (expressed as an annual percentage rounded upwards to the nearest fifth decimal point) applicable to Canadian Dollar bankers’ acceptances having a term equal or comparable maturity dates as the applicable CDOR Loans, as the case may be, proposed to be incurred by the applicable Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:15 A.M. (Toronto Time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent in good faith after 10:15 A.M. (Toronto Time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted to the Administrative Agent (determined as of 10:15 A.M. (Toronto Time)) on such day at which the Administrative Agent would purchase its own bankers’ acceptances in a comparable face amount and with comparable maturity dates to the CDOR Loans, proposed to be incurred by the applicable Borrower on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; (b) the occurrence of a change of control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (c) any Borrower ceasing to be a direct or indirect wholly-owned subsidiary of Parent. Notwithstanding the foregoing, a transaction will not be deemed to constitute a Change in Control if (1) Parent becomes a direct or indirect wholly-owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of such voting stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 35% of the voting stock of such holding company.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented and (ii) all reports, notes, guidelines, rules, requests and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans of a particular Tranche; provided that any Loans within a Tranche having different Maturity Dates, currency of denomination (except pursuant to a Class of revolving commitments allowing extensions of credit thereunder in multiple currencies), interest rates, repayments or other terms shall be regarded as separate Classes of Loans and Borrowings for purposes of this Agreement, (b) any Commitment, refers to whether such Commitment is a Commitment of a particular Tranche; provided that any Commitments within a Tranche having different Maturity Dates, currency of denomination (except pursuant to a Class of revolving commitments allowing extensions of credit thereunder in multiple currencies), interest rates, repayments or other terms shall be regarded as separate Classes of Commitments for purposes of this Agreement and (c) any Lender, refers to whether such Lender is a Lender of a particular Tranche; provided that any Lender holding Loans or Commitments within a Tranche having different Maturity Dates, currency of denomination (except pursuant to a Class of revolving commitments allowing extensions of credit thereunder in multiple currencies), interest rates, repayments or other terms shall be regarded as a Lender with respect to separate Classes of Loans and/or Commitments (as applicable) for purposes of this Agreement.

“Closing Date” means the date of the first Credit Event.

“Co-Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets of a Loan Party covered by the Collateral Documents, but only so long as the Collateral Documents are then in effect, and any and all other assets of any Loan Party, now existing or hereafter acquired and wherever located, that may at any time be or become subject to a security interest or Lien in favor of Collateral Trustee, on behalf of itself and the Secured Parties (as defined in the Collateral Trust Agreement), to secure the Secured Obligations (as defined in the Collateral Trust Agreement); provided that Collateral shall exclude Excluded Assets.

“Collateral Documents” means, collectively, the US Security Agreement, the US Share Pledge Agreement, the Collateral Trust Agreement, each Irish Security Document, each Lux Security Document, each Canadian Security Document, each Bermuda Security Document, each Cyprus Security Document, the Dutch Security Agreement, each UK Security Document, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations (as defined in the Collateral Trust Agreement), and shall also include, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, intercreditor agreements, pledges and each of the other agreements, instruments or documents that creates, perfects or evidences, or purports to create, perfect or evidence a Lien in favor of the Collateral Trustee for the benefit of the Secured Parties (as defined in the Collateral Trust Agreement).

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the Closing Date, among the Collateral Trustee, the Administrative Agent, the Loan Parties and the 2017 Senior Secured Notes Trustee.

“Collateral Trustee” means Wilmington Trust Company in its capacity as collateral trustee for the Secured Parties (as defined in the Collateral Trust Agreement).

“Commitment” means, with respect to each Lender, the sum of such Lender’s Multicurrency Tranche Commitment, Dollar Tranche Commitment, Term Loan Commitment, Incremental Revolving Commitment, Other Refinancing Revolving Commitment and Incremental Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies Act” means the Companies Act 1963 of Ireland.

“Compliance Certificate” means a certificate of a Financial Officer of Parent required to be delivered with the Financials pursuant to Section 5.01(c).

“Computation Date” has the meaning assigned to such term in Section 2.04(c).

“Consolidated Current Assets” means, with respect to Parent and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Parent and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding (i) assets held for sale, (ii) permitted loans to third parties, (iii) Plan assets, (iv) deferred bank fees, and (v) derivative financial instruments).

“Consolidated Current Liabilities” means, with respect to Parent and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Parent and its Restricted Subsidiaries as current liabilities at such date of determination, other than (i) the current portion of any Indebtedness, (ii) the current portion of interest, (iii) accruals for current or deferred Taxes based on income or profits, (iv) accruals of any costs or expenses related to restructuring reserves, (v) the aggregate amount of outstanding Revolving Loans and Swingline Loans and LC Exposure and (vi) the current portion of pension liabilities.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a)    increased (without duplication) by the following, in each case (other than clauses (x) and (xiv)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)    total interest expense and, to the extent not reflected in such total interest expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Swap Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense”; plus

(ii)    provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income,” plus

(iii)    Consolidated Depreciation and Amortization Expense for such period; plus

(iv)    any non-recurring charges, costs, fees and expenses directly incurred or paid directly as a result of discontinued operations; plus

(v)    any cost, expense or other charge (including any legal fees and expenses) associated with or payment of any actual legal settlement, fine, judgment or order, including all settlement payments paid to Governmental Authorities in connection with any investigation of the United States Department of Health and Human Services, Office of Inspector General (OIG) or the United States Department of Justice and all payments paid (A) pursuant to the Impax Settlement Agreement, (B) to Governmental Authorities in connection with state drug price claims brought by Governmental Authorities and (C) in respect of mesh device claims, in each case as further described in Endo’s public filings with the SEC; plus

(vi)    Milestone Payments and Upfront Payments; plus

(vii)    minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(viii)    (i) the amount of board of director or similar fees and (ii) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(ix)    the amount of loss or discount on sale of any Receivables Assets to any Restricted Subsidiary or Receivables Entity in connection with a Permitted Receivables Facility; plus

(x)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xi)    any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interest); plus

(xii)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(xiii)    [reserved]; plus

(xiv)    the amount of “run-rate” cost savings, synergies and operating expense reductions related to restructurings, cost savings initiatives or other initiatives that are projected by Parent in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken within 12 months after the end of such period, calculated as though such cost savings, synergies and operating expense reductions had been realized on the first day of such period and net of the amount of actual benefits received during such period from such actions; provided that (A) any such pro forma adjustments in respect of such cost savings, synergies and operating expense reductions shall not exceed 15% of Consolidated EBITDA (prior to giving effect to such pro forma adjustment) for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered at such time, (B) such cost savings and synergies are reasonably expected and factually supportable in the good faith judgment of Parent and (C) no cost savings or synergies shall be added pursuant to this clause (xiv) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Closing Date) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments made pursuant to Section 1.04); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable; plus

(xv)    the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income during such period (including all reserves taken during such period on account of contingent cash payments that may be required in a future period) and

(b)    decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1)    any cash payments made during such period in respect of items described in clause (xv) above subsequent to the period in which the relevant non-cash expenses or losses were incurred;

(2)    any non-recurring income or gains directly as a result of discontinued operations;

(3)    any unrealized income or gains in respect of Swap Agreements; and

(4)    the amount of any loss attributable to non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.04.

“Consolidated First Lien Secured Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and purchase money Indebtedness, in each case secured by a first priority lien on any asset or property of

Parent or any other Loan Party; provided, Consolidated First Lien Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within two (2) Business Days and (2) Swap Obligations.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of Parent and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of Parent and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs and benefits under interest rate Swap Agreements to the extent such net costs and benefits are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivables Indebtedness of Parent and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1)    extraordinary, non-recurring or unusual gains, losses, fees, costs, charges or expenses (including relating to any strategic initiatives and accruals and reserves in connection with such gains, losses, charges or expenses); restructuring costs, charges, accruals or reserves; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs); business optimization expenses; operating expenses attributable to the implementation of cost-savings initiatives;

(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3)    Transaction Expenses;

(4)    any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5)    the net income for such period of any Person that is an Unrestricted Subsidiary and, solely for the purpose of determining the amount available for Restricted Payments under clause (a)(vii) of the definition of “Available Amount”, the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, in each case except to the extent of any dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or to the extent converted into cash or Permitted Investments) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6)    solely for the purpose of determining the amount available for Restricted Payments under clause (a)(vii) of the definition of “Available Amount”, the net income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Permitted Investments (or to the extent converted into cash or Permitted Investments), or the amount that could have been paid in cash or Permitted Investments without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8)    income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Swap Obligations or (c) other derivative instruments;

(9)    any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10)    (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11)    any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the 2017 Senior Secured Notes), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Existing Senior Notes, the 2017 Senior Secured Notes and other securities and this Agreement) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12)    accruals and reserves that are established or adjusted in connection with the Transactions, an Investment or an acquisition that are required to be established or adjusted as a result of the Transactions, such Investment or such acquisition, in each case in accordance with GAAP;

(13)    any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days);

(14)    any non-cash gain (loss) attributable to the mark to market movement in the valuation of Swap Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15)    any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Swap Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(16)    any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17)    any non-cash rent expense;

(18)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(19)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days).

For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.04.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of Parent and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than Borrowings under this Agreement or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets, all computed on a consolidated basis in accordance with GAAP.

“Consolidated Secured Debt” means, the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and purchase money Indebtedness, in each case secured by a lien on any asset or property of Parent or any other Loan Party; provided, Consolidated Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within two (2) Business Days and (2) Swap Obligations.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Parent and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and purchase money Indebtedness; provided, Consolidated Total Indebtedness will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within two (2) Business Days and (2) Swap Obligations.

“Consolidated Working Capital” means, at any time, Consolidated Current Assets (but excluding therefrom all cash and Permitted Investments) less Consolidated Current Liabilities at such time; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (y) the effects of purchase accounting or (z) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Agreements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” has the meaning assigned to such term in Section 3.15(a).

“Controlled Foreign Corporation” means any Subsidiary of the Lux Borrower or any Additional Borrower (i) which is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) substantially all of the assets of which are Equity Interests of Persons described in clause (i); provided that, for purposes of this Agreement, no Subsidiary of the Lux Borrower or any Additional Borrower which was not a Controlled Foreign Corporation on the Closing Date (or, if later, on the date Lux Borrower or such Additional Borrower first acquired (directly or indirectly) Equity Interests representing more than 50% of the voting power or value of such Person) shall constitute a Controlled Foreign Corporation at any time thereafter for purposes hereof.

“Convertible Debt Security” means debt securities, the terms of which provide for conversion into, or exchange for, Equity Interests (other than Disqualified Equity Interests) of Parent, cash in lieu thereof and/or a combination of such Equity Interests and cash in lieu thereof.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Revolving Commitments (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Other Refinancing Revolving Commitments, the unused portion of such Other Refinancing Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments, Incremental Revolving Commitments, Extended Revolving Commitments or Other Refinancing Revolving Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus reasonable upfront fees and original issue discount (“OID”) on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) such Indebtedness has a later maturity date than, and, except in the case of Other Refinancing Revolving Commitments, a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness in any material respect, than those applicable to the Loans or Commitments being refinanced (as determined in good faith by Parent), or, except with respect Indebtedness incurred pursuant to a Refinancing Amendment pursuant to clause (d) above, are otherwise current market terms (in each case except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness); (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained in accordance with Section 2.11(c)(2) and (v) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (ii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (ii) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clause (iii) in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Cyprus Security Documents” means the following Cyprus law governed agreements: (i) a Debenture, dated the Closing Date, between the Loan Party formed under the laws of Cyprus and the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement) and (ii) a share charge, dated as of the Closing Date, among the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement) and the Loan Party as of the Closing Date which directly holds Equity Interests (excluding Excluded Equity Interests and subject to the Agreed Security Principles) issued by a Restricted Subsidiary formed under the laws of Cyprus.

“Debt Fund Affiliate” means any Affiliated Lender that that is a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business and with respect to which none of the Borrowers or Parent or any Affiliate of the Borrowers or Parent makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such Affiliated Lender’s investment decisions.

“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Prepayment Amount” has the meaning assigned to such term in Section 2.11(f).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Parent or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement

(unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized signatory of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent (d) has become the subject of a Bankruptcy Event or (e) become the subject of a Bail-In Action.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Designated Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt, Permitted First Lien Indebtedness or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Discharge” means, with respect to any Indebtedness, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part.

“Disposition” means a sale, transfer, lease, disposition or Exclusive License.

“Disposition Consideration” means (a) for any Disposition (other than an Exclusive License), the aggregate fair market value of any assets sold, transferred, leased or otherwise disposed of and (b) for any Exclusive License, the aggregate cash payment paid to Parent or any Restricted Subsidiary on or prior to the consummation of the Exclusive License (and which, for the avoidance of doubt, shall not include any royalty, earnout, contingent payment or any other deferred payment that may be payable thereafter).

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or of Parent that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)    is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or of Parent that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)    is or may be redeemable (other than solely for Equity Interests in such Person or of Parent that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is or may be required to be repurchased by such Person or any of its Affiliates (other than, at the option of such Person, solely for Equity Interests in such Person or of Parent that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that occurs 91 days after the Latest Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require Parent to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) provide that Parent may not repurchase or redeem any such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision unless the Obligations are fully satisfied simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (c) prior to the date that is ninety-one (91) days after the Latest Maturity Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Parent or any Restricted Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of Parent (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollar Tranche Commitment” means, with respect to each Dollar Tranche Lender, the commitment, if any, of such Dollar Tranche Lender to make Dollar Tranche Revolving Loans and to acquire participations in Dollar Tranche Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Dollar Tranche Lender’s Dollar Tranche Commitment as of the Closing Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Dollar Tranche Lender shall have assumed its Dollar Tranche Commitment, as applicable. The aggregate principal amount of the Dollar Tranche Commitments on the Closing Date is $0.

“Dollar Tranche Credit Event” means a Dollar Tranche Revolving Borrowing of any Class, the issuance of a Dollar Tranche Letter of Credit, an LC Disbursement with respect to a Dollar Tranche Letter of Credit or any of the foregoing.

“Dollar Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Dollar Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Dollar Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Dollar Tranche LC Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche LC Exposure at such time.

“Dollar Tranche Lender” means a Lender with a Dollar Tranche Commitment or holding Dollar Tranche Revolving Loans.

“Dollar Tranche Letter of Credit” means any standby or trade letter of credit issued under the Dollar Tranche Commitments pursuant to this Agreement.

“Dollar Tranche Percentage” the percentage equal to a fraction the numerator of which is such Lender’s Dollar Tranche Commitment and the denominator of which is the aggregate Dollar Tranche Commitments of all Dollar Tranche Lenders (if the Dollar Tranche Commitments of any Class have terminated or expired, the Dollar Tranche Percentages shall be determined based upon the Dollar Tranche Commitments of such Class most recently in effect, giving effect to any assignments).

“Dollar Tranche Revolving Borrowing” means a Borrowing comprised of Dollar Tranche Revolving Loans of any Class.

“Dollar Tranche Revolving Credit Exposure” means, with respect to any Dollar Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such Dollar Tranche Lender’s Dollar Tranche Revolving Loans and its Dollar Tranche LC Exposure and its Swingline Exposure at such time.

“Dollar Tranche Revolving Loan” means a Loan made by a Dollar Tranche Lender pursuant to Section 2.01(b). Each Dollar Tranche Revolving Loan shall be a Eurocurrency Revolving Loan denominated in Dollars or an ABR Revolving Loan denominated in Dollars.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lender” means any Lender which is not a Foreign Lender.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on market (including related intellectual property), but not of Equity Interests in any Person or any operating business unit.

“Dutch Security Agreement” means a Netherlands law governed security agreement, dated the Closing Date, between the Loan Party formed under the laws of the Netherlands and the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement).

“ECP” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices, all recurring fees and other fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding (i) any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the Lenders thereunder and (ii) any customary consent fees paid generally to consenting Lenders; provided that differences in the Effective Yield of Loans denominated in Dollars from loans denominated in other currencies shall be calculated by the Administrative Agent in good faith but ignoring differences due to the currency differences or underlying base rates employed (so long as reasonably equivalent in nature) (but giving effect to any differences in interest rate margins, spreads or upfront fees or floors as otherwise required above).

“Eligible Transferee” has the meaning assigned to such term in Section 9.04(b)(i).

“Endo” means Endo Health Solutions Inc., a Delaware corporation.

“Enterprise Transformative Event” means any merger, acquisition, Investment, dissolution, liquidation, consolidation or Disposition, in any such case by Parent, any Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Parent, the Borrowers and the Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation or expansion of their combined operations following such consummation, as reasonably determined by Parent acting in good faith.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, or binding orders, decrees, judgments, injunctions, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment, including management or reclamation of natural resources, and the management, Release or threatened Release of any Hazardous Material or to occupational health and safety matters, as such occupational health and safety matters relate to exposure or handling of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Parent or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that “Equity Interests” shall not include Convertible Debt Securities or Permitted Convertible Debt Hedge Transactions.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan other than the PBGC premiums due but not delinquent under Section 4007 of ERISA; (e) a determination that any Plan is, or is expected to be considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the receipt by Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Parent or any of its ERISA Affiliates from any Multiemployer Plan; (h) the receipt by Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent or any ERISA Affiliate of any notice, concerning the imposition upon Parent or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (i) the receipt by Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (j) the occurrence of any event which would trigger the full or partial wind up of any occupational pension scheme (within the meaning of section 2 of the Irish Pension Act 1990 (as amended) (the “Pensions Act”)) sponsored by Parent or its Subsidiaries (an “Irish Pension Scheme”); (k) the failure by an Irish Pension Scheme to meet the minimum funding standard prescribed by Part IV of the Pensions Act; (l) where any funding proposal (within the meaning of section 49 of the Pensions Act) which has been put in place to address a deficit within an Irish Pension Scheme goes off track (within the meaning of the Irish Pensions Board’s prescribed guidance under section 49 of the Pensions Act); (m) where a prosecution for an offence is brought under section 3 of the Pensions Act against the sponsoring employer, trustees, administrator or other agent concerning an Irish Pension Scheme or where the Irish Pensions Board brings proceedings before the Irish High Court concerning an Irish Pension Scheme under Part IX of the Pensions Act; (n) where the Irish Pensions Board commences an investigation of or appoints an authorised officer over an Irish Pension Scheme in accordance with its powers under Part II of the Pensions Act; (o) where the Irish Pensions Ombudsman either makes a determination against or brings enforcement proceedings against the sponsoring employer, trustees, administrator or other agent concerning an Irish Pension Scheme; (p) where any arbitration proceedings or proceedings before the Irish High Court are initiated relating to a dispute between the sponsoring employer and the trustees and/or members of an Irish Pension Scheme; or (q) the occurrence of any Canadian Pension Event.

“Escrow Debt” means Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency (other than Canadian Dollars) and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency/CAD Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to Parent and each Lender.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, the remainder (if positive) of (a) the sum of, without duplication, (i) Consolidated Net Income for such period, (ii) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such period (other than any such decreases arising from Permitted Acquisitions or Dispositions of any person by Parent or any of its Restricted Subsidiaries), (iii) the amount of expenses for Taxes paid or accrued to the extent same reduced Consolidated Net Income for such period, (iv) any expense related to Swap Agreements which decreased Consolidated Net Income for such period, (v) non-cash charges, losses or expenses deducted in calculating Consolidated Net Income such period, (vi) cash charges or expenses reducing Consolidated Net Income during such period in respect of expenditures for which a deduction from Excess Cash Flow was made in a prior period and (vii) items not included in Excess Cash Flow in a previous period as items that were committed to be spent in a future period which are not actually spent during the subsequent period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property in cash made by Parent and its Restricted Subsidiaries not expensed during such period (except to the extent made with proceeds of long-term Indebtedness (other than any Indebtedness under any revolving credit facilities)), (ii) the aggregate amount of permanent principal repayments of Indebtedness of Parent and its Restricted Subsidiaries (including (x) the principal component of payments made on Capital Lease Obligations of Parent and its Restricted Subsidiaries during such period and (y) the aggregate principal amount of any mandatory prepayment of Term Loans pursuant to Section 2.11(c)(1), to the extent required due to the circumstances described in clauses (a) or (b) of the definition of “Prepayment Event” that resulted in an increase to Consolidated Net Income and not in excess of such increase), but excluding (A) all repayments and prepayments of Term Loans (other than payments required pursuant to Section 2.10 and mandatory prepayments described in clause (y) of the foregoing parenthetical), (B) all repayments and prepayments of Revolving Loans, Swingline Loans or loans under any Incremental Revolving Commitment or other revolving credit or similar facility unless such prepayments are accompanied by a corresponding permanent reduction of the related revolving or similar commitments and (C) any such repayments and prepayments to the extent made with proceeds of long-term Indebtedness (other than any Indebtedness under any revolving credit facilities), (iii) the increase, if any, in Consolidated Working Capital from the first day to the last day of such period (other than any such increase in Consolidated Working Capital arising from a Permitted Acquisition or

Disposition of any person by Parent and/or any of its Restricted Subsidiaries), (iv) to the extent included or not deducted in calculating Consolidated Net Income, the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and other Investments (including earn-out obligations, Milestone Payments, working capital or similar adjustments paid in connection therewith and in connection with acquisitions or Investments consummated prior to the Closing Date) permitted by Section 6.04 consummated (or committed or budgeted to be consummated in the next succeeding period) by Parent and its Restricted Subsidiaries (other than intercompany Investments among Parent and its Restricted Subsidiaries or Investments in cash or Permitted Investments) during such period or prior to the applicable Excess Cash Payment Date, except to the extent financed with long-term Indebtedness (other than any Indebtedness under any revolving credit facilities), (v) to the extent not expensed or not deducted in calculating Consolidated Net Income, the aggregate amount of any premium, make-whole or penalty payments actually paid, except to the extent financed with long-term Indebtedness (other than any Indebtedness under any revolving credit facilities) during such period that are required to be made in connection with any prepayment of Indebtedness, (vi) cash payments by Parent and its Restricted Subsidiaries during such period in respect of long-term liabilities of Parent and its Restricted Subsidiaries other than Indebtedness, except to the extent financed with long-term Indebtedness (other than any Indebtedness under any revolving credit facilities), (vii) cash expenditures for costs and expenses in connection with acquisitions or Dispositions and the issuance of Equity Interests or Indebtedness or amendments or modifications to any Indebtedness to the extent not deducted in arriving at such Consolidated Net Income (in each case, including any such transactions consummated prior to the Closing Date or transactions undertaken but not completed), except to the extent financed with long-term Indebtedness (other than any Indebtedness under any revolving credit facilities), (viii) the aggregate amount of expenditures actually made by Parent and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (ix) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any related amortization or expense in a future period shall be added back in the calculation of Excess Cash Flow in such future period), (x) reimbursable or insured expenses incurred during such fiscal year to the extent that reimbursement has not yet been received (in which case the respective reimbursement shall increase Excess Cash Flow in the period in which it is received), (xi) the aggregate amount of Taxes actually paid or payable by Parent and its Restricted Subsidiaries in cash during such period, (xii) to the extent not expensed or not deducted in calculating Consolidated Net Income, the aggregate amount of any permitted Restricted Payments actually made in cash during such period by Parent and by any Restricted Subsidiary to any Person other than Parent or the Restricted Subsidiaries, in each case, pursuant to Section 6.07, except to the extent financed with long term Indebtedness (other than any Indebtedness under any revolving credit facilities), (xiii) cash expenditures made in respect of Swap Agreements during such period, (xiv) the aggregate net amount of non-cash gains, non-cash income and non-cash credits included in calculating Consolidated Net Income during such period and cash losses, charges, expenses, costs and fees excluded by virtue of the definition of “Consolidated Net Income”, (xv) without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of Parent, (1) the aggregate consideration required to be paid in cash by Parent or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by Parent or any of its Restricted Subsidiaries (the

“Planned Expenditures”), in the case of each of the preceding clauses (1) and (2), relating to Permitted Acquisitions or other Investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property and any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of Parent following the end of such period (except to the extent financed with the proceeds of long-term Indebtedness (other than revolving credit facilities)); provided that to the extent that the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions or other Investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property or permitted scheduled payments of Indebtedness that were permitted by the terms of this Agreement to be incurred and paid during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters, (xvi) any fees, expenses or charges incurred during such period, in connection with any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, and (xvii) at the option of Parent, any amounts in respect of Capital Expenditures, Investments, Permitted Acquisitions, Indebtedness and Restricted Payments which could have been deducted if made in such period, but which are made after the end of such period and prior to the Excess Cash Payment Date (which amounts, if so deducted in accordance with this clause (xvii), shall not affect the calculation of Excess Cash Flow in any future period). Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for Parent and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Payment Date” means the date occurring five (5) Business Days after the date on which Parent’s annual audited financial statements are required to be delivered pursuant to Section 5.01(a) (commencing with the fiscal year of Parent ended December 31, 2018).

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, displayed by ICE Data Services as the “ask price” at approximately 11:00 a.m., Local Time, on such date for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with Parent, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Accounts” (i) any Deposit Account of a Loan Party that is used by such Loan Party solely as a payroll account for the employees of such Loan Party, (ii) Deposit Accounts consisting of withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Loan Party in the ordinary course of business to be paid to the Internal Revenue Service or state or local government agencies with respect to current or former employees of any of the Loan Parties, (iii) Deposit Accounts consisting of amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (iv) any Deposit Account the maximum daily balance of which does not exceed $1,000,000 individually, or in the aggregate, together with the maximum daily balance of all such other Deposit Accounts excluded pursuant to this clause (iv) at any time, $3,000,000 and (v) zero balance accounts so long as the balance in such account is zero at the end of each Business Day.

“Excluded Assets” means (a) motor vehicles, aircraft and other assets subject to certificates of title, (b) leasehold interests in real property (except leasehold interests of the kind described in Section (E)1(y) of the Agreed Security Principles), (c) any fee-owned real property with an appraised value of less than $20,000,000 (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters) or any fixtures affixed to any real property to the extent (A) such real property does not constitute Collateral and (B) a security interest in such fixtures may not be perfected by a UCC, PPSA or similar financing statement in the jurisdiction of organization of the applicable Loan Party, (d) any assets to the extent a security interest in such assets would result in material adverse Tax consequences as reasonably determined by Parent in consultation with the Administrative Agent; (e) any lease, license, contract, property right or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Parent or any of its Subsidiaries) or otherwise require consent thereunder (other than from Parent or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or PPSA, as applicable, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA, as applicable, notwithstanding such prohibition; (f) any Excluded Equity Interests, (g) any assets to the extent expressly excluded pursuant to the Agreed Security Principles, (h) any Margin Stock, (i) any applications for trademarks or service marks filed in the United States Patent and Trademark Office or any successor thereto (the “PTO”) on the basis of the applicant’s intent-to-use such trademark or service mark, prior to the filing of an amendment with the PTO under 15 U.S.C. §1051(c) that brings the application into conformity with 15 U.S.C. §1051(a) or the filing of a verified statement of use with the PTO under 15 U.S.C. §1051(d) that has been examined and accepted by the PTO, (j) any Excluded Accounts, (k) commercial tort claims that, in the reasonable determination of Parent, are not expected to result in a judgment in excess of $1,000,000, (l) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC, PPSA or similar financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a UCC, PPSA or similar financing statement)), (m) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the UCC or PPSA, as applicable), (n) assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by applicable law, rule or regulation, (y) would cause the destruction, invalidation or abandonment of such asset under applicable law, rule or regulation, or (z) requires any consent, approval, license or other authorization of any third party or Governmental Authority (excluding any prohibition or restriction that is ineffective under the UCC or PPSA, as applicable), (o) assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Lenders afforded thereby as reasonably determined between Parent and the Administrative Agent, (p) acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge (excluding any prohibition or restriction that is ineffective under the UCC or PPSA, as applicable) and (q) Permitted Receivables Facility Assets.

“Excluded Equity Interests” means (a) any portion of the issued and outstanding Equity Interests of a Pledge Subsidiary not required to be subject to a perfected lien in favor of the Administrative Agent in accordance with Section 5.09(b), (b) Equity Interests in non-wholly-owned Subsidiaries or in entities where a Loan Party holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational documents, or agreements with the other equity holders, of such entity, (c) Equity Interests in any Excluded Subsidiary (other than an Excluded Subsidiary that is a Guarantor and except to the extent a security interest therein can be perfected by filing a Uniform Commercial Code financing statement (or PPSA or similar filing statements)), (d) Equity Interests of (i) a Controlled Foreign Corporation in excess of 65% of the total combined voting power of all classes of Equity Interests of such Controlled Foreign Corporation entitled to vote, and (ii) solely with respect to the Collateral securing the US Borrowings, a Specified Controlled Foreign Corporation in excess of 65% of the total combined voting power of all classes of Equity Interests of such Specified Controlled Foreign Corporation entitled to vote, (e) any other Equity Interests (or any portion thereof) to the extent expressly excluded pursuant to the Agreed Security Principles, and (f) to the extent reasonably agreed to by the Administrative Agent, any Equity Interests or membership interests in an unlimited liability company.

“Excluded Subsidiary” means:

(a)    any Subsidiary that is not a wholly-owned Subsidiary of Parent,

(b)    any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law, accounting policies or by contractual obligation existing on the Closing Date (or, with respect to any Subsidiary acquired by Parent or a Restricted Subsidiary after the Closing Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty, or if such Guaranty would require governmental (including regulatory) or third party consent, approval, license or authorization (except to the extent that such consent, approval, license or authorization has been obtained),

(c)    any Receivables Entity,

(d)    any special purpose vehicle (or similar entity),

(e)    any Captive Insurance Subsidiary,

(f)    any not for profit Subsidiary,

(g)    any Immaterial Subsidiary,

(h)    any Unrestricted Subsidiary,

(i)    any Restricted Subsidiary acquired with Indebtedness assumed pursuant to Section 6.01(f) to the extent such Restricted Subsidiary would be prohibited from providing a Guaranty or consent would be required (that has not been obtained), pursuant to the terms of such Indebtedness,

(j)    any Subsidiary with respect to which the Guaranty would result in material adverse Tax consequences as reasonably determined by Parent, and

(k)    any other Subsidiary with respect to which the Administrative Agent and Parent reasonably agree that the burden or cost of providing the Guaranty shall outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal. For purposes of this definition, “Swap Obligation” means, with respect to any Guarantor, any obligation of Parent or any Restricted Subsidiary to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Excluded Taxes” means, with respect to any payments made to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income, franchise or branch profits taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which it carries on a trade or business or is or is deemed to be a resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Parent or a Borrower under Section 2.19(b)), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a), (c) any Taxes attributable to such Person’s failure to comply with Section 2.17(e) or Section 2.17(f) and (d) any United States federal withholding tax that is imposed pursuant to FATCA.

“Exclusive License” means any license with a term greater than five (5) years and made on an exclusive basis. “Exclusively License” shall have the correlative meaning.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 28, 2014, as amended by Amendment No. 1 to Credit Agreement, dated as of June 12, 2015, Incremental Amendment, dated as of September 25, 2015 and Amendment No. 2 to Credit Agreement, dated as of January 31, 2107, by and among Irish Holdco, Endo Management Limited, a company duly incorporated under the laws of the Republic of Ireland (Registered Number 538432), Endo Luxembourg Holding Company S.à r.l, a company incorporated under the laws of the Duchy of Luxembourg, and the Borrowers, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent, collateral agent, issuing bank and swingline lender.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Existing Senior Notes” means 2011 Senior Notes, the 2013 Senior Notes, the 2014 Senior Notes and the 2015 Senior Notes.

“Extended Commitments” means the Extended Term Loan Commitment and the Extended Revolving Commitment.

“Extended Loans” means the Extended Term Loans and the Extended Revolving Loans.

“Extended Revolving Commitment” shall have the meaning given to such term in Section 2.23(a)(ii).

“Extended Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrowers pursuant to Section 2.23.

“Extended Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.23, to make Extended Term Loans to a Borrower.

“Extended Term Loans” shall have the meaning given to such term in Section 2.23(a).

“Extending Revolving Lender” shall have the meaning given to such term in Section 2.23(a)(ii).

“Extending Term Lender” shall have the meaning given to such term in Section 2.23(a).

“Extension” shall have the meaning given to such term in Section 2.23(a).

“Extension Amendment” means any amendment entered into pursuant to Section 2.23(c).

“Extension Offer” shall have the meaning given to such term in Section 2.23(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the greater of (i) 0.00% or (ii) the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means, collectively, (a) that certain amended and restated engagement letter, dated as of April 25, 2017, by and among Parent, JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., (b) that certain amended and restated agency fee letter, dated as of April 25, 2017, by and among Parent and the Administrative Agent and (c) those certain fee letters, dated as of April 25, 2017, by and among Parent and the financial institutions party thereto.

“Financial Covenant” means the covenant in Section 6.11.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Parent.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of Parent and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Financing SPV” means a limited purpose vehicle (whether or not a Restricted Subsidiary) created in connection with an issuance of any securities that are convertible into or exchangeable for, or with reference to, the Equity Interests of Parent.

“First Lien Net Leverage Ratio” means the ratio of (a) Consolidated First Lien Secured Debt minus the aggregate amount of cash and Permitted Investments of Parent and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of Parent and its Restricted Subsidiaries or (y) are restricted or secured in favor of the Indebtedness incurred under this Agreement or other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Agreement to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for such Reference Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.04.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 and the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Multicurrency Tranche Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which either Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Parties” means Parent and each Foreign Subsidiary that is a Subsidiary Guarantor.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the federal and state governments of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, agency, tribunal, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(f).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by Parent in good faith.

“Guarantor” means Parent and the Subsidiary Guarantors.

“Guaranty” means the Subsidiary Guaranty and the Guarantee set forth in Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of similar nature regulated pursuant to any Environmental Law.

“Headquarters Transaction” means the Build to Suit Lease Agreement dated as of October 28, 2011 among the RT/TC Atwater LP, as landlord, Endo Pharmaceuticals Inc., as tenant, and Endo, as guarantor, in respect of Endo’s headquarters located at 1400 Atwater Drive, Malvern, Pennsylvania 19355.

“Holding Company” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Immaterial Asset Sale” means any Disposition of property or series of related Dispositions of in respect of which the fair market value of such property and the Disposition Consideration payable to Parent or any of its Restricted Subsidiaries is equal to or less than $5,000,000.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Impax Settlement Agreement” means the June 2010 Settlement and License Agreement between Endo Pharmaceuticals Inc. and Impax Laboratories, Inc., as in effect on the Closing Date.

“Incremental Amendment” means an Incremental Amendment among the applicable Borrowers, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders entered into pursuant to Section 2.20.

“Incremental Amount” means, at any time, an amount not to exceed (a) $1,000,000,000 plus (b) if the First Lien Net Leverage Ratio, at the time of incurrence of such Incremental Amount (subject to 1.04) and after giving effect thereto on a pro forma basis in accordance with Section 1.04, is less than or equal to 2.50 to 1.00 (assuming for purposes of such calculation that any Incremental Revolving Commitments being incurred at the time of such calculation are fully drawn and without netting cash proceeds of any Incremental Loans or Incremental Equivalent Debt), an unlimited amount; provided that, if the First Lien Net Leverage Ratio set forth in clause (b) is satisfied on such date on a pro forma basis, any such Indebtedness may, at the sole discretion of the applicable Borrower, be incurred under clause (b) regardless of whether there is capacity to incur such Indebtedness under clause (a).

“Incremental Commitments” means the Incremental Term Loan Commitment and the Incremental Revolving Commitment.

“Incremental Equivalent Debt” is defined in Section 6.01(w).

“Incremental Loans” means the Incremental Term Loans and the Incremental Revolving Loans.

“Incremental Revolving Commitment” means any increase to an existing Class of Revolving Commitments provided pursuant to Section 2.20.

“Incremental Revolving Lender” means a Lender with a Revolving Commitment or an outstanding Revolving Loan as a result of an Incremental Revolving Commitment.

“Incremental Revolving Loans” means additional Revolving Loans made by one or more Lenders to the Borrowers pursuant to Section 2.20.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Term Loans to the applicable Borrower.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the applicable Borrower, pursuant to Section 2.20. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Amendment, Other Term Loans.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) accounts payable not more than 60 days overdue incurred in the ordinary course of business, (ii) deferred compensation and (iii) any purchase price adjustment, royalty, earnout, contingent payment or deferred payment of a similar nature incurred in connection with an acquisition), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in Parent’s good faith estimate), (i) all Guarantees by such Person of Indebtedness of others, (j) all Attributable Receivables Indebtedness of such Person and (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests; provided that, Indebtedness shall not include Escrow Debt. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes imposed on or with respect to any payments made by or on account of any obligation of the Borrowers hereunder other than (i) Excluded Taxes and (ii) Other Taxes.

“Information Memorandum” means any confidential information memorandum or lender presentation relating to Parent and its Subsidiaries and the loans and commitments hereunder.

“Initial Term Lender” means, as of any date of determination, each Lender that holds Initial Term Loan Commitments or Initial Term Loans.

“Initial Term Loan Commitments” means, with respect to each Initial Term Lender, the commitment, if any, of such Initial Term Lender to make Initial Term Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Initial Term Lender’s Initial Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such

Initial Term Lender shall have assumed its Initial Term Loan Commitment, as applicable. The aggregate principal amount of the Initial Term Loan Commitments on the Closing Date is $3,415.0 million.

“Initial Term Loans” means (i) the term loans made by the Initial Term Lenders to the Lux Borrower on the Closing Date pursuant to Section 2.01(a) and (ii) any Incremental Term Loans (which do not constitute Other Term Loans) made from time to time pursuant to Section 2.20. Each Initial Term Loan shall be a Eurocurrency Loan denominated in Dollars or an ABR Loan denominated in Dollars.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any such Person, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, examinership or other similar case or proceeding or private or judicial foreclosure with respect to any such Person or with respect to all or any material portion of its assets, (c) any liquidation, dissolution, reorganization or winding up of any such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of all or any material part of the assets and liabilities of any such Person. In addition, in respect of the Lux Borrower or any Luxembourg Guarantor, “Insolvency or Liquidation Proceeding” shall also mean a Luxembourg Insolvency Event.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Canadian Prime Rate Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any Eurocurrency Loan or any CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the latest Maturity Date with respect to any Revolving Commitments.

“Interest Period” means with respect to any Eurocurrency Borrowing or any Borrowing of CDOR Loans, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if acceptable to all Lenders, twelve months thereafter), as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing or any Borrowing of CDOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing or any Borrowing of CDOR Loans that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent Entity” means any direct or indirect parent company of the Lux Borrower that is a Restricted Subsidiary of Parent.

“Investment” has the meaning assigned to such term in Section 6.04.

“Irish Debenture” means that certain Irish law debenture (including any and all supplements thereto), dated as of the Closing Date, among Parent and each Subsidiary Guarantor incorporated under the laws of the Republic of Ireland party thereto and the Collateral Trustee, for the benefit of the Collateral Trustee and the other Secured Parties (as defined in the Collateral Trust Agreement).

“Irish Holdco” means Endo Designated Activity Company, a company duly incorporated under the laws of the Republic of Ireland (Registered Number 534651).

“Irish Pension Scheme” has the meaning assigned to such term in the definition of “ERISA Event”.

“Irish Security Documents” means the Irish Debenture and any other pledge or security agreement governed by the laws of the Republic of Ireland entered into by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person.

“Issuing Bank” means (a) solely with respect to standby Letters of Credit, JPMorgan Chase Bank, N.A. and (b) each other Lender designated by the Borrowers as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i), in each case so long as such Person shall remain an Issuing Bank hereunder; provided that, solely with respect to the Existing Letters of Credit, each issuer thereof shall be deemed to be an Issuing Bank (and each reference in this Agreement to the “Issuing Bank” solely when made in respect of the Existing Letters of Credit, shall be deemed to refer to each issuer thereof). All references contained in this Agreement and the other Loan Documents to the “Issuing Bank” shall be deemed to apply equally to each of the institutions referred to in the foregoing sentence of this definition in their respective capacities as issuers of any and all Letters of Credit issued by each such institution. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” or “¥” means the lawful currency of Japan.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Other Refinancing Term Commitment, any Other Refinancing Revolving Commitment, any Other Term Loan, any Extended Term Loan, any Extended Commitment, any Incremental Term Loan or any Incremental Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time and the LC Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche LC Exposure at such time.

“Lead Arrangers” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and RBC Capital Markets.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20, Section 2.25 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any Multicurrency Tranche Letter of Credit or Dollar Tranche Letter of Credit.

“LIBO Rate” means, for any Interest Period (a) with respect to any Term Loan that is a Eurocurrency Borrowing, the greater of (i) 0.75% and (ii) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period, as the rate for deposits in the relevant Agreed Currency in the London interbank market with a maturity comparable to such Interest Period (the “Eurocurrency Base Rate”) and (b) with respect to any other Eurocurrency Borrowing, the greater of (i) 0.00% and (ii) the Eurocurrency Base Rate. In the event that the Eurocurrency Base Rate is not available at such time for any reason, then the “Eurocurrency Base Rate” shall be determined by reference to such other publicly available service displaying interest rates applicable to deposits in such Agreed Currency in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which deposits in such Agreed Currency in reasonable market size and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, statutory lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transactions” means (i) any Permitted Acquisition or other investment permitted hereunder by Parent or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(f) of this Agreement, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, any Incremental Amendment, Extension Amendment or Refinancing Amendment and any intercreditor agreements and subordination agreements, and all written notices and certificates executed and/or delivered to the Administrative Agent pursuant to this Agreement. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, Parent, the Borrowers and the other Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that (x) such local time shall mean London, England time, unless otherwise notified by the Administrative Agent.

“Lux Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Lux Finco II” means Endo Luxembourg Finance Company II S.à r.l., a société à responsabilité limitée (private limited liability company) organized under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Companies Register under number B182794.

“Lux Receivables Pledge Agreements” means the Receivables Pledge Agreements, dated as of the Closing Date, among the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement) and the Loan Parties formed under the laws of the Duchy of Luxembourg.

“Lux Security Documents” means the following Luxembourg law governed agreements: (i) Lux Receivables Pledge Agreements, dated the Closing Date, between the Loan Parties formed under the laws of the Duchy of Luxembourg and the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement) and (ii) the Lux Share Pledge Agreements.

“Lux Share Pledge Agreements” means the Share Pledge Agreements, dated as of the Closing Date, among the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement) and the Loan Parties as of the Closing Date which directly hold Equity Interests (excluding Excluded Equity Interests and subject to the Agreed Security Principles) issued by the Lux Borrower or a Luxembourg Guarantor.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg).

“Luxembourg Guarantor” means any Guarantor incorporated and existing under the Duchy of Luxembourg, or whose registered office or place of effective management is located in Luxembourg.

“Luxembourg Insolvency Event” means, in relation to each of the Lux Borrower and each Luxembourg Guarantor or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, judicial or voluntary liquidation (liquidation judiciaire ou volontaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Majority in Interest” means, at any time (i) in the case of any Class of Revolving Lenders, Lenders having Revolving Credit Exposures with respect to such Class of Revolving Loans and unused Revolving Commitments with respect to such Class of Revolving Loans representing more than 50% of the sum of the aggregate Revolving Credit Exposures with respect to such Class of Revolving Loans and the unused aggregate Revolving Commitments with respect to such Class of Revolving Loans at such time and (ii) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that the unused Commitments of, and the portion of the Revolving Credit Exposure or Term Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest; provided, further, that, to the same extent specified in Section 9.04(h) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Majority in Interest unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders. In making the above calculations, the Dollar Amounts (as determined in good faith by the Administrative Agent) of all amounts denominated in currencies other than Dollars shall be utilized. If the context indicates that the “Majority in Interest” is to be determined for a relevant Class or Tranche, then only the respective Class or Tranche shall be included as otherwise provided above in determining the applicable Majority in Interest.

“Mandatory Convertible Preferred Stock” means an equity security mandatorily convertible or exchangeable into Equity Interests of Parent.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and its Restricted Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that Parent or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Restricted Subsidiary (i) which, as of the most recent fiscal quarter of Parent, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of Parent’s Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Parent’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA of Parent and its Restricted Subsidiaries for any such period or ten percent (10%) of Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the end of any such fiscal quarter, Parent (or, in the event Parent has failed to do so within forty-five (45) days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries. For purposes of determining whether any entity is a “Material Subsidiary,” (i) all intercompany balances and activity between the entity being tested and its subsidiaries, on the one hand, and Parent and its subsidiaries, on the other hand, shall be excluded and (ii) any assets held by the entity being tested that would be classified as “restricted” on a consolidated balance sheet of such entity with its subsidiaries and which are intended to fund payments related to mesh device related claims shall be excluded. Notwithstanding anything to the contrary contained herein, each of the Borrowers, the Co-Borrower and the Notes Issuers shall be deemed at all times to be Material Subsidiaries.

“Maturity Date” means (i) (a) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.23, the date occurring seven years after the Closing Date; provided that (1) if the 7.25% senior notes due January 15, 2022 and the 5.75% senior notes due

January 15, 2022 are not each refinanced (and the maturity date of such refinanced notes is no earlier than 91 days after the date that is seven years after the Closing Date) or repaid in full prior to the date that is 91 days prior to the stated maturity date thereof, the Initial Term Loans shall mature on such date, (2) if the 5.375% senior notes due January 15, 2023 are not refinanced (and the maturity date of such refinanced notes is no earlier than 91 days after the date that is seven years after the Closing Date) or repaid in full prior to the date that is 91 days prior to the stated maturity date thereof, the Initial Term Loans shall mature on such date and (3) if the 6.00% senior notes due July 15, 2023 are not refinanced (and the maturity date of such refinanced notes is no earlier than 91 days after the date that is seven years after the Closing Date) or repaid in full prior to the date that is 91 days prior to the stated maturity date thereof, the Initial Term Loans shall mature on such date and (b) with respect to the Revolving Commitments of the Revolving Lenders that have not been extended pursuant to Section 2.23, the date occurring five years after the Closing Date; provided that if the 7.25% senior notes due January 15, 2022 and the 5.75% senior notes due January 15, 2022 are not each refinanced (and the maturity date of such refinanced notes is no earlier than 91 days after the date that is five years after the Closing Date) or repaid in full prior to the date that is 91 days prior to the stated maturity date thereof, such Revolving Commitments shall mature on such date and (ii) with respect to any other tranche of Term Loans or Revolving Commitments (including any Extended Term Loans, Other Term Loans, Other Refinancing Term Commitments, Extended Revolving Commitments, Incremental Revolving Commitments and Other Refinancing Revolving Commitments), the maturity dates specified therefor in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Milestone Payments” means payments made under contractual arrangements existing during the period of twelve months ending on the Closing Date or contractual arrangements arising thereafter, in each case in connection with any Permitted Acquisition to sellers (or licensors) of the assets or Equity Interests acquired (or licensed) therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Minimum Extension Condition” shall have the meaning given to such term in Section 2.23(b).

“Minimum Tranche Amount” shall have the meaning given to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Trustee, for the benefit of the Collateral Trustee and the Secured Parties (as defined in the Collateral Trust Agreement), on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, title insurance, flood certifications and flood insurance, opinions of counsel, surveys, appraisals and environmental reports and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multicurrency Tranche Commitment” means, with respect to each Multicurrency Tranche Lender, the commitment, if any, of such Multicurrency Tranche Lender to make Multicurrency Tranche Revolving Loans and to acquire participations in Multicurrency Tranche Letters of Credit hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Multicurrency Tranche Lender’s Multicurrency Tranche Commitment as of the Closing Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Multicurrency Tranche Lender shall have assumed its Multicurrency Tranche Commitment, as applicable. The aggregate principal Dollar Amount of the Multicurrency Tranche Commitments on the Closing Date is $1,000,000,000.

“Multicurrency Tranche Credit Event” means a Multicurrency Tranche Revolving Borrowing of any Class, the issuance of a Multicurrency Tranche Letter of Credit, an LC Disbursement with respect to a Multicurrency Tranche Letter of Credit or any of the foregoing.

“Multicurrency Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Multicurrency Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Multicurrency Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Multicurrency Tranche LC Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time.

“Multicurrency Tranche Lender” means a Lender with a Multicurrency Tranche Commitment or holding Multicurrency Tranche Revolving Loans.

“Multicurrency Tranche Letter of Credit” means any standby or trade letter of credit issued under the Multicurrency Tranche Commitments pursuant to this Agreement.

“Multicurrency Tranche Percentage” the percentage equal to a fraction the numerator of which is such Lender’s Multicurrency Tranche Commitment and the denominator of which is the aggregate Multicurrency Tranche Commitments of all Multicurrency Tranche Lenders (if the Multicurrency Tranche Commitments of any Class have terminated or expired, the Multicurrency Tranche Percentages shall be determined based upon the Multicurrency Tranche Commitments of such Class most recently in effect, giving effect to any assignments).

“Multicurrency Tranche Revolving Borrowing” means a Borrowing comprised of Multicurrency Tranche Revolving Loans of any Class.

“Multicurrency Tranche Revolving Credit Exposure” means, with respect to any Multicurrency Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Loans and its Multicurrency Tranche LC Exposure at such time.

“Multicurrency Tranche Revolving Loan” means a Loan made by a Multicurrency Tranche Lender pursuant to Section 2.01(c). Each Multicurrency Tranche Revolving Loan shall be a Eurocurrency Loan denominated in an Agreed Currency (subject to the limitation set forth in Section 2.01(c)(iv)) or an ABR Loan denominated in Dollars.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that on the date on which such reserve is no longer required to be maintained, the remaining amount of such reserve shall then be deemed to be Net Proceeds.

“Non-Recourse Indebtedness” means Indebtedness:

(1)    as to which neither Parent nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of the Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-USD Multicurrency Tranche Revolving Credit Exposure” means, with respect to any Multicurrency Tranche Lender at any time, such Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Credit Exposure with respect to Multicurrency Tranche Revolving Loans and Multicurrency Tranche Letters of Credit, in each case denominated in Agreed Currencies other than Dollars.

“Non-USD Multicurrency Tranche Sublimit” means $500,000,000.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund and any Canadian Pension Plan) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States of America by Parent or any one or more of its Subsidiaries primarily for the benefit of employees of Parent or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notes Issuers” means Irish Holdco, Endo Finance LLC and Endo Finco Inc.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of Parent, the Borrowers and the other Loan Parties to any of the Lenders, the Administrative Agent, the Collateral Trustee, the Issuing Bank or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Applicable Indebtedness” means Indebtedness permitted hereunder that is secured on a pari passu basis with the Obligations.

“Other Applicable Net Proceeds” means Net Proceeds or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Refinancing Commitments” means the Other Refinancing Revolving Commitments and the Other Refinancing Term Commitments.

“Other Refinancing Loans” means the Other Refinancing Revolving Loans and the Other Refinancing Term Loans.

“Other Refinancing Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or Extended Revolving Commitments that result from a Refinancing Amendment.

“Other Refinancing Revolving Loans” means the Revolving Loans made pursuant to any Other Refinancing Revolving Commitment.

“Other Refinancing Term Commitments” means one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than Luxembourg registration duties (droits d’enregistrement) payable due to a registration, submission or filing by the Administrative Agent, a Lender or an Issuing Bank of any Loan Document, except if such registration, submission or filing is required to maintain, establish, enforce or preserve the rights of the Administrative Agent, a Lender or Issuing Bank under such Loan Document.

“Other Term Loans” has the meaning set forth in Section 2.20(a).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” has the meaning set forth in the Preamble.

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition by Parent or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of), any Person, or any Exclusive License of rights to a drug or other product line, in a single transaction or a series of related transactions if (a) (i) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person (including each subsidiary of such Person to the extent such subsidiary was owned by such Person immediately prior to the purchase or acquisition), upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary or (ii) in the case of any purchase, license or other acquisition of other assets, such assets will be owned and/or licensed by Parent or a Restricted Subsidiary; and (b) at the time of and immediately after giving effect (including pro forma effect) to any such purchase, license or other acquisition (subject to 1.04), no Event of Default shall have occurred and be continuing.

“Permitted Acquisition Consideration” means the sum of the cash purchase price for any Permitted Acquisition payable at or prior to the closing date of such Permitted Acquisition (and which, for the avoidance of doubt, shall not include any purchase price adjustment, royalty, earnout, contingent payment or any other deferred payment of a similar nature) plus the aggregate principal amount of Indebtedness assumed on such date in connection with such Permitted Acquisition.

“Permitted Bond Hedge” means any Swap Agreement that (i) is settled (after payment of any premium or any prepayment thereunder) through the delivery of cash and/or Equity Interests (other than Disqualified Equity Interests) of Parent or (ii) initially is settled (after payment of any premium or any prepayment thereunder) through the delivery of cash and/or Equity Interests of any entity acquired in an acquisition permitted hereunder and in each case is entered into in connection with any Convertible Debt Securities or securities that became Convertible Debt Securities as a result of such acquisition, one of the purposes of which is, together with any Permitted Warrant entered into concurrently therewith, to provide for an effectively higher conversion premium.

“Permitted Convertible Debt Hedge Transaction” means (i) any Permitted Bond Hedge and any Permitted Warrant or (ii) any capped call or similar transaction having substantially the same economic effect as the foregoing.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes that are not yet due or payable or are being contested in compliance with Section 5.04 and Liens for unpaid utility charges;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations;

(d)    deposits and other liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01 or securing appeal or surety bonds related to such judgments;

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Parent or any Restricted Subsidiary;

(g)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness;

(h)    Liens arising by virtue of UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Parent and the Restricted Subsidiaries in the ordinary course of business;

(i)    Canadian Statutory Liens in respect of any amount which may be overdue but the validity of which is being contested in good faith and in respect of which adequate reserves have been established in accordance with GAAP;

(j)    Liens or rights of distress reserved in or exercisable under any lease for rent not at the time overdue or for compliance with the terms of such lease not at the time in default;

(k)    any obligations or duties affecting any Land due to any public utility or to any municipality or government, or to any statutory or public authority, with respect to any lease, franchise, grant, license or permit in good standing and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on Land under government permits, leases or other grants in good standing; which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held; and

(l)    the reservations, limitations, provisions and conditions, if any, expressed in any original grant from Her Majesty in Right of Canada or any province thereof of any real property located in Canada, provided they do not reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person.

“Permitted Exchange” means an exchange of real property of Parent or any Restricted Subsidiary which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Code.

“Permitted First Lien Indebtedness” means Indebtedness secured on a pari passu first lien basis with the Secured Obligations that is incurred after the Closing Date by Parent or any of its Restricted Subsidiaries (and may in any case be co-borrowed or co-issued by any Borrower on a joint and several basis); provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto (subject to Section 1.04), no Event of Default shall exist or result therefrom, (ii) such Indebtedness shall not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the then outstanding Class of Term Loans with the Latest Maturity Date that are secured on a pari passu basis with the Secured Obligations, (iii) such Indebtedness is not guaranteed by Parent or any Restricted Subsidiary other than the Loan Parties, (iv) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness (subject to Section 1.04), the First Lien Net Leverage Ratio on a pro forma basis shall not be greater than 2.50 to 1.00, (v) the holders of such Indebtedness or their Designated Representative shall have entered into an Approved Intercreditor Agreement, (vi) if such Indebtedness consists of term loans, then the applicable Borrower shall comply with the “most favored nation” pricing provision in the proviso in Section 2.20(c)(vi) as if such Indebtedness were Other Term Loans incurred under Section 2.20 (to the extent then applicable) and (vii) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (ii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (ii) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, nothing in this definition shall prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions. Permitted First Lien Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Indebtedness” means Indebtedness (including Subordinated Indebtedness) that is incurred after the Closing Date by Parent or any Restricted Subsidiary (and may in any case be co-borrowed or co-issued by any Borrower on a joint and several basis); provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto (subject to Section 1.04), no Event of Default shall exist or result therefrom, (ii) such Indebtedness shall not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the then outstanding Class of Term Loans with the Latest Maturity Date, (iii) such Indebtedness is not guaranteed by Parent or any Restricted Subsidiary other than the Loan Parties, (iv) the aggregate principal amount of Indebtedness permitted to be issued or incurred under this definition during such time as the Total Net Leverage Ratio would exceed 6.50 to 1.00 (whether prior to or after giving effect (including pro forma effect) thereto and subject to Section 1.04), shall be limited to the greater of (x) together with the aggregate amount of all Indebtedness incurred pursuant to Section 6.01(t), $500,000,000 and (y) 10% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered at such time (it being understood and agreed that, for the avoidance of doubt, Indebtedness incurred during such time when the Total Net Leverage Ratio is no greater than 6.50 to 1.00 (whether prior to or after giving effect (including pro forma effect subject to Section 1.04) thereto) shall be excluded from the limitation in this clause (iv)), (v) if such Indebtedness is to be secured, (A) the Secured Net Leverage Ratio shall not be greater than 3.50 to 1.00 (whether prior to or after giving effect (including pro forma effect) thereto and subject to Section 1.04) and (B) the holders of such Indebtedness or their Designated Representative shall have entered into an Approved Intercreditor Agreement and (vi) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (ii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (ii) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, nothing in this definition shall prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions; provided that the aggregate principal amount of Permitted Indebtedness incurred by Restricted Subsidiaries which are not Loan Parties, together with the aggregate principal amount of Indebtedness under Section 6.01(q) incurred in each case by such Restricted Subsidiaries, shall not exceed $100,000,000 at any time outstanding. Permitted Indebtedness will include any Registered Equivalent Notes issued in exchange therefor. For the avoidance of doubt, any provision requiring an offer to purchase such Indebtedness as a result of a change of control, delisting, or asset sale or any provision permitting holders to convert such Indebtedness shall be deemed not to violate clause (ii).

“Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of P-2 (or higher) according to Moody’s or A-2 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)    in the case of Parent or any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of Parent or such Foreign Subsidiary for cash management purposes;

(g)    investments in auction rate securities to the extent held by Parent or any Restricted Subsidiary on the Closing Date; and

(h)    any other cash equivalent investments permitted by Parent’s investment policy as such policy is in effect and as disclosed to the Administrative Agent prior to the Closing Date and as such policy may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness incurred after the Closing Date by Parent or any Loan Party (and may in any case be co-borrowed or co-issued by any Borrower on a joint and several basis) in the form of one or more series of junior lien notes or junior lien loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a junior-priority basis with the Obligations and is not secured by any property or assets of Parent, Parent or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default, in each case subject to and after giving effect to such offers and rights under this Agreement) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by Parent or any of its Subsidiaries other than the Loan Parties, (vi) a Designated Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an Approved Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred after the Closing Date, then Parent, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Designated Representative for such Indebtedness shall have executed and delivered an Approved Intercreditor Agreement and (vii) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (iii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (iii) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clauses (ii) and (iii) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness incurred after the Closing Date by Parent or any Loan Party in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Parent or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default, in each case subject to and after giving effect to such offers and rights under this Agreement) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by Parent or any of its Subsidiaries other than the Loan Parties, (vi) a Designated Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an Approved Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred after the Closing Date, then Parent, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Designated Representative for such Indebtedness shall have executed and delivered an Approved Intercreditor Agreement and (vii) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (iii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (iii) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clauses (ii) and (iii) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Receivables Facility” means any Receivables Facility (1) that meets the following conditions: (a) the Receivables Seller will have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to such Receivables Seller and (b) the sale, transfer, contribution or pledge of Receivables Assets to the applicable Person or Receivables Entity is made at fair market value (as reasonably determined in good faith by Parent) or (2) constituting a receivables financing facility.

“Permitted Receivables Facility Assets” means any Receivables Assets sold, transferred, contributed or pledged in connection with a Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), other Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the maturity date applicable to the Indebtedness being Refinanced (it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change of control, delisting, asset sale or similar provision or any provision permitting holders to convert such Indebtedness shall not violate the foregoing restriction), (c) if the Indebtedness (including any Guarantee thereof) being Refinanced is by its terms subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness (including any Guarantee thereof) shall be subordinated in right of payment to the Secured Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole (as determined in good faith by the board of directors of Parent), (d) such Permitted Refinancing Indebtedness contains mandatory redemption (or similar provisions), if any, covenants, if any, and events of default, if any, and is benefited by guarantees, if any, which are customary for Indebtedness of such type (reasonably determined in good faith by the board of directors of Parent), (e) no Permitted Refinancing Indebtedness shall have direct obligors or contingent obligors that were not the direct obligors or contingent obligors (or that would not have been required to become direct obligors or contingent obligors) in respect of the Indebtedness being Refinanced, (f) if the Indebtedness being Refinanced is secured, such Permitted Refinancing Indebtedness may be secured on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation (including any intercreditor agreement or collateral trust agreement) governing the Indebtedness being Refinanced (reasonably determined in good faith by Parent), (g) if the Indebtedness being refinanced was subject to an Approved Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to Approved Intercreditor Agreement and (h) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (b) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (b) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clause (d) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred after the Closing Date by Parent or any Loan Party (and may in any case be co-borrowed or co-issued by any Borrower on a joint and several basis) in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of Parent or any Subsidiary, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization prior to the Latest Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default, in each case subject to and after giving effect to such offers and rights under this Agreement) (iv) such Indebtedness is not guaranteed by Parent or any of its Subsidiaries other than the Loan Parties and (v) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (iii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (iii) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clauses (ii) and (iii) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Warrant” means (i) one or more call options settled through the delivery of cash and/or Parent’s Equity Interests (not constituting Disqualified Equity Interests) or (ii) one or more call options initially settled through the delivery of cash and/or the Equity Interests of any entity acquired in an acquisition permitted hereunder, in each case, sold concurrently with the entry into one or more Permitted Bond Hedges and having an initial strike or exercise price (howsoever defined) that is greater than the strike or exercise price (howsoever defined) of such Permitted Bond Hedge.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in the final paragraph of Section 5.01.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and each Foreign Subsidiary organized under the laws of Canada (or any province, territory or subdivision thereof)

and (ii) subject to the Agreed Security Principles, each Foreign Subsidiary (other than any Foreign Subsidiary organized under the laws of Canada (or any province, territory or subdivision thereof)).

“Pounds Sterling” means the lawful currency of the United Kingdom.

“PPSA” means, as applicable, the Personal Property Security Act (Ontario) or the equivalent legislation in any other province or territory of Canada, including the Civil Code of Quebec.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Event” means:

(a)    any Asset Sale described in Sections 6.03(a)(xix), 6.03(a)(xx) or 6.03(xxiii) (other than the Net Proceeds which, together with the aggregate amount of Net Proceeds received from all such sales, transfers or other dispositions occurring in the same fiscal year of Parent, do not exceed $100,000,000); or

(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Parent or any Restricted Subsidiary with a fair market value immediately prior to such event greater than $100,000,000; or

(c)    the incurrence by Parent or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 (excluding Credit Agreement Refinancing Indebtedness required to be applied towards the prepayment of any Obligations pursuant to Section 2.11(c)(2)) or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Process Agent” has the meaning assigned to such term in Section 9.09(e).

“Public Lender” has the meaning assigned to such term in in the final paragraph of Section 5.01.

“Purchase Offer” has the meaning assigned to such term in Section 2.24(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this definition, “Swap Obligation” has the meaning set forth in the definition of Excluded Swap Obligation.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day on which it is market practice in the London interbank market for the Administrative Agent to give quotations for deposits in the Agreed Currency of such Eurocurrency Borrowing for delivery on the first day of such Interest Period.

“Receivables” means accounts receivable, royalty or other revenue streams, including contract rights, lockbox accounts, records with respect to such accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Assets” means Receivables, the proceeds thereof and other revenue streams and other rights to payment customarily sold, transferred, contributed or pledged together with such Receivables in connection with a Receivables Facility.

“Receivables Entity” means in connection with a Receivables Facility, any special purpose vehicle formed for the purpose of entering into a Receivables Facility and performing its duties and obligations (and exercising its rights) under the related Permitted Receivables Facility Documents, and that is not used for any other purpose or to engage in any other business or activity. For the avoidance of doubt, there may be more than one “Receivables Entity” with respect to any single Receivables Facility.

“Receivables Facility” means a public or private transfer, sale, financing or pledge of Receivables Assets by which any Receivables Entity directly or indirectly securitizes a pool of specified Receivables Assets or pledges such specified Receivables Assets in a secured financing.

“Receivables Facility Indebtedness” means (i) Indebtedness of any Receivables Entity that is incurred pursuant to an off- or on-balance sheet Receivables Facility and (ii) Indebtedness consisting of advances (which may be distributions or dividends) made to any Receivables Entity based upon securities issued by a Receivables Entity under a Receivables Facility.

“Receivables Sellers” means Parent and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Reference Period” in effect at any time means the most recent period of four consecutive fiscal quarters of Parent ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.04, financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 5.01(a) or (b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b), the Reference Period in effect shall be the period of four consecutive full fiscal quarters of Parent ended prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” means the following refinancing transactions (a) all Indebtedness of Parent and its Subsidiaries under the Existing Credit Agreement (other than any Existing Letters of Credit that are (or are deemed to be) Letters of Credit issued hereunder) shall have been repaid in full, together with all accrued but unpaid interest, fees and other amounts owing thereon, (b) all commitments, security interests and guaranties in connection with the Indebtedness to be refinanced pursuant to clause (a) above shall have been terminated and released, all to the reasonable satisfaction of the Administrative Agent and (c) the payment of all fees and expenses related to the foregoing transactions.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) Parent and the Borrowers, (b) the Administrative Agent, (c) the Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) and (d) each Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.25.

“Refinancing Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender (and that is not Parent or any of its Subsidiaries or Affiliates) and that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.25; provided that each Refinancing Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and the Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent and the Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) under Section 9.04(b)(i) for an assignment of Loans or Commitments to such Refinancing Lender.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Indemnified Person” of an indemnified person means (a) any controlling person or controlled affiliate of such indemnified person, (b) the respective directors, officers, or employees of such indemnified person or any of its controlling persons or controlled affiliates and (c) the respective agents of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Agreement and the Loans.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Repricing Event” means (a) the prepayment or refinancing of any of the Term Loans with the incurrence by any Loan Party of any Indebtedness incurred for the primary purpose (as reasonably determined by Parent) of lowering the Effective Yield of the applicable Term Loans or (b) any effective reduction in the Effective Yield of any Term Loans (e.g., by way of amendment or waiver); provided that in no event shall any prepayment or repayment of Term Loans in connection with a (i) Change in Control or (ii) an Enterprise Transformative Event constitute a Repricing Event.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that the unused Term Loan Commitment and unused Revolving Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders. For all purposes of determining the Required Lenders hereunder, if any relevant Credit Exposures or unused Commitments are denominated in currencies other than Dollars, the respective Dollar Amounts (as determined in good faith by the Administrative Agent) thereof shall be utilized.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, an executive vice president, senior vice president, manager, director, duly appointed attorney-in-fact or a Financial Officer. Unless otherwise specified, a Responsible Officer refers to a Responsible Officer of Parent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Parent or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Parent or any Restricted Subsidiary. For the avoidance of doubt, any interest payments with respect to Convertible Debt Securities shall not constitute Restricted Payments.

“Restricted Subsidiary” means any Subsidiary of Parent other than an Unrestricted Subsidiary.

“Revolving Commitment” means a Dollar Tranche Commitment or a Multicurrency Tranche Commitment, as the context may require, and “Revolving Commitments” means, collectively, the Dollar Tranche Commitments and the Multicurrency Tranche Commitments.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Multicurrency Tranche Revolving Loans and Dollar Tranche Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means the Revolving Commitments from time to time and the extensions of credit made thereunder.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means any Multicurrency Tranche Revolving Loan or Dollar Tranche Revolving Loan, as the context may require, and “Revolving Loans” means, collectively, the Dollar Tranche Revolving Loans and the Multicurrency Tranche Revolving Loans.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any person owned in the aggregate 50% or more or controlled by any such person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Bank” means a bank that is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Scheduled Principal Repayment Dates” means the last day of each March, June, September and December and the applicable Maturity Date.

“SEC” means the United States Securities and Exchange Commission.

“Secured Net Leverage Ratio” means the ratio of (a) Consolidated Secured Debt minus the aggregate amount of cash and Permitted Investment of Parent and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of Parent and its Restricted Subsidiaries or (y) are restricted or secured in favor of the Indebtedness incurred under this Agreement or other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Agreement to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for such Reference Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.04.

“Secured Obligations” means all Obligations, together with (i) all Swap Obligations owing to any Person that is the Administrative Agent, a Lead Arranger, a Lender or an Affiliate of any of the foregoing or was the Administrative Agent, a Lead Arranger, a Lender or an Affiliate of any of the foregoing at the time the applicable Swap Agreement was entered into (excluding, in case of any Guarantor that is not an ECP, any Excluded Swap Obligations) and (ii) Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Collateral Trustee, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of Parent and each Restricted Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) with respect to any Swap Agreement, each Person that is the Administrative Agent, a Lead Arranger, a Lender or an Affiliate of any of the foregoing or was the Administrative Agent, a Lead Arranger, a Lender or an Affiliate of any of the foregoing at the time such Swap Agreement was entered into with such Person by Parent or any Restricted Subsidiary, (iv) each Lender and Affiliate of such Lender in respect of Banking Services Agreements entered into with such Person by Parent or any Restricted Subsidiary, (v) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (vi) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time and any successor statute.

“Series” means, with respect to the Existing Senior Notes, each of (i) the 2011 Senior Notes (ii) the 2013 Senior Notes, (iii) the 2014 Senior Notes, and (iv) the 2015 Senior Notes.

“SPC” has the meaning assigned to such term in Section 9.04(f).

“Specified Controlled Foreign Corporation” means any Subsidiary of the Lux Borrower or any Additional Borrower (i) which is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) substantially all of the assets of which are Equity Interests of Persons described in clause (i).

“Specified Transaction” means:

(1)    solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an issuance of Equity Interests, to Parent, in each case, in connection with an acquisition or Investment,

(2)    any designation of operations or assets of Parent or a Restricted Subsidiary as discontinued operations (as defined under GAAP),

(3)    any Investment that results in a Person becoming a Restricted Subsidiary,

(4)    any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement,

(5)    any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person,

(6)    any Asset Sale (without regard to any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of Parent or (b) of a business, business unit, line of business or division of Parent or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise,

(7)    any operational changes identified by Parent that have been made by the Borrower or any Restricted Subsidiary during the Reference Period,

(8)    any borrowing of Incremental Loans or Incremental Equivalent Debt (or establishment of Incremental Commitments), or

(9)    or any Restricted Payment or other transaction that by the terms of this Agreement requires a financial ratio to be calculated on a pro forma basis.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of Parent or any Restricted Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of Parent (unless a contrary intention appears herein).

“Subsidiary Guarantor” means each wholly-owned Material Subsidiary (or any other Restricted Subsidiary designated by Parent as a Subsidiary Guarantor) that is party to the Subsidiary Guaranty from time to time. Notwithstanding anything herein or in any other Loan Document to the contrary, no Receivables Entity or Excluded Subsidiary shall be required to be a Subsidiary Guarantor.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Closing Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, including any modification thereto or any separate Guarantee executed and delivered by any Foreign Loan Party in accordance with Section 5.09 and the Agreed Security Principles.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of Parent or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements with the Administrative Agent, a Lead Arranger, a Lender or an Affiliate of any of the foregoing or a Person that was the Administrative Agent, a Lead Arranger, a Lender or an Affiliate of any of the foregoing at the time such Swap Agreement was entered into, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Dollar Tranche Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means Citigroup Capital Markets Inc. in its capacity as syndication agent.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means any Term Lender, any Incremental Term Lender and any Extending Term Lender.

“Term Loan Commitments” means the Initial Term Loan Commitments and any Incremental Term Loan Commitments.

“Term Loans” means the Initial Term Loans, any Incremental Term Loan (including any Other Term Loan), any Other Refinancing Term Loans of the applicable Class or any Extended Term Loan.

“TEU” means a security (or combination of securities) that is composed of a prepaid stock purchase contract relating to the Equity Interest of Parent and an amortizing note.

“Total Net Leverage Ratio” means the ratio of (i) Consolidated Total Indebtedness minus the aggregate amount of cash and Permitted Investments of Parent and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of Parent and its Restricted Subsidiaries or (y) are restricted or secured in favor of the Indebtedness incurred under this Agreement or other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Agreement to (ii) Consolidated EBITDA of Parent and its Restricted Subsidiaries for such Reference Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.04.

“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) Multicurrency Tranche Commitments, Multicurrency Tranche Revolving Loans and Multicurrency Tranche Letters of Credit, (b) Dollar Tranche Commitments, Dollar Tranche Revolving Loans, Dollar Tranche Letters of Credit and Swingline Loans and (c) Term Loan Commitments and Term Loans.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, (b) the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (c) the execution, delivery and performance by the applicable Loan Parties of the 2017 Senior Secured Notes Indenture and the issuance of 2017 Senior Secured Notes pursuant thereto, (d) the granting of Liens pursuant to the Collateral Documents, (e) the Refinancing, (f) any other transactions related to or entered into in connection with any of the foregoing and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by Parent, any Borrower or any other Restricted Subsidiary in connection with the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to Loans or Borrowings in a single currency and whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate or the CDOR Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Security Documents” means the following English-law governed documents: (i) a Debenture, dated the Closing Date, between the Loan Parties formed under the laws of the United Kingdom and the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement) and (ii) a share charge, dated as of the Closing Date, among the Collateral Trustee on behalf of the Secured Parties (as defined in the Collateral Trust Agreement) and any Loan Party as of the Closing Date which directly hold Equity Interests (excluding Excluded Equity Interests and subject to the Agreed Security Principles) issued by any Restricted Subsidiary (other than any Excluded Equity Interests) incorporated in England and Wales.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means (a) each Subsidiary on the Closing Date which is noted on Schedule 3.01 hereof, (b) after the Closing Date, any additional Subsidiaries of Parent designated by the board of directors of Parent as an “Unrestricted Subsidiary” pursuant to Section 5.10, and (c) any Subsidiary of any of the foregoing.

“Upfront Payments” means any upfront or similar payments made during the period of twelve months ending on the Closing Date or arising thereafter in connection with any drug or pharmaceutical product research and development or collaboration arrangements or the closing of any Drug Acquisition.

“US Borrower” means any Borrower (other than the Co-Borrower) that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Borrowings” means any Borrowing of a US Borrower.

“US Share Pledge Agreement” means that certain Share Pledge Agreement (including any and all supplements thereto), dated as of the Closing Date, initially between Parent, the Lux Borrower and each Foreign Subsidiary that is a Subsidiary Guarantor and the Collateral Trustee, for the benefit of the Collateral Trustee and the other Secured Parties (as defined in the Collateral Trust Agreement), and any other pledge or security agreement entered into after the Closing Date by any other Loan Party that is a Foreign Subsidiary (as required by this Agreement or any other Loan Document) with the Collateral Trustee.

“US Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Closing Date, initially between the Lux Borrower and each Domestic Subsidiary that is a Subsidiary Guarantor and the Collateral Trustee, for the benefit of the Collateral Trustee and the other Secured Parties (as defined in the Collateral Trust Agreement), and any other pledge or security agreement entered into after the Closing Date by any other Loan Party that is a Domestic Subsidiary (as required by this Agreement or any other Loan Document) with the Collateral Trustee.

“USA Patriot Act” has the meaning assigned to such term in Section 9.14.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“2011 Senior Notes” means, collectively, (i) the $3,720,000 7.25% senior notes due January 15, 2022 and (ii) any Registered Equivalent Notes in respect of any of the foregoing, in each case issued pursuant to the 2011 Senior Notes Indenture.

“2011 Senior Notes Indentures” means each of the Indentures dated as of June 8, 2011, among Endo, the Subsidiaries of Endo party thereto as guarantors and Wells Fargo Bank, National Association, as trustee, under which the 2011 Senior Notes are outstanding.

“2013 Senior Notes” means the 5.75% senior notes due January 15, 2022 issued pursuant to the 2013 Senior Notes Indenture.

“2013 Senior Notes Indenture” means the Indenture dated as of December 19, 2013 by Endo Finance LLC and Wells Fargo Bank, National Association, as trustee.

“2013 Senior Notes Issuer” means Endo Finance LLC, a limited liability company organized under the laws of Delaware.

“2014 Senior Notes” means, collectively, (i) the $481,894,000 7% senior notes due July 15, 2019, (ii) the $396,280,000 7.25% senior notes due January 15, 2022, (iii) the $392,963,000 7% senior notes due December 15, 2020 and (iv) the $750,000,000 5.375% senior notes due 2023, in each case issued pursuant to the applicable 2014 Senior Notes Indentures.

“2014 Senior Notes Indentures” means the indenture dated as of June 30, 2014 by and among Endo Finance LLC, Endo Finco Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

“2015 Senior Notes” means, collectively, (i) the $1,200,000,000 6% senior notes due 2025 and (ii) the $1,635,000,000 6% senior notes due 2023, in each case issued pursuant to the applicable 2015 Senior Notes Indenture.

“2015 Senior Notes Indenture” means the (i) the indenture dated as of January 27, 2015 by and among Irish Holdco, Endo Finance LLC, Endo Finco Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee and (ii) the indenture dated as of July 9, 2015 by and among Irish Holdco, Endo Finance LLC, Endo Finco Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

“2017 Senior Secured Notes” means the 5.875% senior secured notes due October 15, 2024 issued pursuant to the 2017 Senior Secured Notes Indenture.

“2017 Senior Secured Notes Indenture” means the Indenture dated as of April 27, 2017 among Irish Holdco, Endo Finance LLC, Endo Finco Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “2017 Senior Secured Notes Trustee”).

Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Dollar Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Dollar Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Dollar Tranche Eurocurrency Revolving Borrowing”).

Section 1.03    Terms Generally. (i) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any references in this Agreement or any other Loan Document to “Permitted Encumbrances” is not intended to subordinate or postpone, and shall not be interpreted as subordination or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Encumbrance.

(ii)    For purposes of determining compliance with any Section of Article VI, in the event that any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment or affiliate transaction meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of any one of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses of such Section as determined by the applicable Borrower in its sole discretion at such time. For purposes of determining compliance with the incurrence of any Credit Agreement Refinancing Indebtedness, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, Permitted Refinancing Indebtedness and Permitted Unsecured Refinancing Debt that restricts the amount of such Indebtedness relative to the amount of Refinanced Debt, the Borrowers may incur an incremental principal amount of such Credit Agreement Refinancing Indebtedness, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, Permitted Refinancing Indebtedness or Permitted Unsecured Refinancing Debt to the extent that the excess portion of such Credit Agreement Refinancing Indebtedness, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, Permitted Refinancing Indebtedness or Permitted Unsecured Refinancing Debt would otherwise be permitted to be incurred in accordance with this Agreement. For purposes of determining compliance with the incurrence of any Indebtedness under Revolving Commitments in reliance on compliance with any ratio, if on the date such Revolving Commitments are established, the applicable ratio is satisfied after giving pro forma effect to the incurrence of the entire committed amount of then proposed Indebtedness thereunder, then such committed amount under such Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with any ratio.

(iii)    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under a restrictive covenant (including Section 2.20) that does not require compliance with a financial ratio or test (including, without limitation, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test or any Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement in the same restrictive covenant (including Section 2.20) that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

Section 1.04    Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time after the Closing Date, Parent may elect (by written notice to the Administrative Agent) to change its financial reporting (both hereunder and for its audited financial statements generally) from GAAP to

International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union (“IFRS”)) , as in effect from time to time, in which case all references herein to GAAP (except for historical financial statements theretofore prepared in accordance with GAAP) shall instead be deemed references to the IFRS and the related accounting standards as shown in the first set of audited financial statements prepared in accordance therewith and delivered pursuant to this Agreement; provided that, if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring as a result of the adoption of IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Administrative Agent or the Required Lenders request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as otherwise required above (and without regard to this sentence) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

(b)    Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.04; provided that notwithstanding anything to the contrary in clauses (c), (d), (e) or (f) of this Section 1.04, when calculating the Total Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate,” (ii) the Applicable Excess Cash Flow Percentage for the purposes of the mandatory prepayment required by clause (3) of Section 2.11(c) and (iii) the Financial Covenant (other than for the purpose of determining pro forma compliance therewith), the events described in this Section 1.04 that occurred subsequent to the end of the applicable Reference Period shall not be given pro forma effect; provided however that voluntary prepayments made pursuant to Section 2.11(a) during any fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.11(c) for any prior fiscal year) shall be given pro forma effect after such fiscal year-end and prior to the time any mandatory prepayment pursuant to Section 2.11(c) is due for purposes of calculating the Total Net Leverage Ratio for purposes of determining the Applicable Excess Cash Flow Percentage for such mandatory prepayment, if any. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, (1) the reference to “Reference Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Reference Period for which Financials of Parent have been (or are required to be) delivered (it being understood that for purposes of determining pro forma compliance with the Financial Covenant, if no Reference Period with an applicable level cited in the Financial Covenant has passed, the applicable level shall be the level for the first Reference Period cited in the Financial Covenant with an indicated level and (2) such calculation shall not net the cash proceeds of any Indebtedness being incurred at the time of such calculation.

(c)    For purposes of calculating any financial ratio or test (or Consolidated EBITDA or Consolidated Total Assets), Specified Transactions (and, subject to clause (e) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Reference Period or (b) subsequent to such Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Reference Period (or, in the case of Total Assets, on the last day of the applicable Reference Period). If since the beginning of any applicable Reference Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Parent or any Restricted Subsidiary since the beginning of such Reference Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then such financial ratio or test (or Consolidated EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.04.

(d)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of Parent and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by Parent in good faith to result from or relating to any Specified Transaction (including the Transactions and, for the avoidance of doubt, acquisitions occurring prior to the Closing Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Parent) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), whether prior to or following the Closing Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Reference Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are reasonably identifiable and factually supportable in the good faith judgment of Parent, (b) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twelve (12) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction), any such pro forma adjustments in respect of cost savings, synergies and operating expense reductions shall not exceed 15% of Consolidated EBITDA (prior to giving effect to such pro forma adjustments) for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered at such time and (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(e)    In the event that Parent or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced) included in the calculations of any financial ratio or test, (i) during the applicable Reference Period or (ii) subsequent to the end of the applicable Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness to the extent required, as if the same had occurred on the last day of the applicable Reference Period.

(f)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Parent or applicable Restricted Subsidiary may designate.

(g)    Any determination of Consolidated Total Assets shall be made by reference to the last day of the Reference Period most recently ended for which Financials of Parent have been delivered on or prior to the relevant date of determination.

(h)    Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable ratio, Consolidated Net Income or Consolidated EBITDA in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment or the making of a Restricted Payment, (b) determining compliance with any provision of this Agreement which requires that no Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representation or warranties set forth herein or (d) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment or the making of a Restricted Payment, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of Parent (Parent’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b), (c) and (d) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness, and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Reference Period ending prior to the LCT Test Date for which Financials have been (or are required to be) delivered, Parent could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 7.01(a), or, solely with respect to any Borrower, Section 7.01(h) shall be continuing on the date such Limited Condition Transaction is consummated. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions, unless, other than if an Event of Default pursuant to Section 7.01(a), or, solely with respect to any Borrower, Section 7.01(h), shall be continuing on such date, Parent elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction or related Specified Transactions is consummated. If Parent has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder (other than actual compliance with the Financial Covenant) on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the date Parent makes an election pursuant to clause (ii) of the immediately preceding sentence, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Equity Interests, and the use of proceeds thereof) had been consummated on the LCT Test Date.

Section 1.05    Status of Obligations and Secured Obligations. In the event that Parent or any other Loan Party shall at any time issue or have outstanding any other Subordinated Indebtedness, Parent shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Section 1.06    Special Luxembourg Provisions. Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to the Lux Borrower or any Luxembourg Guarantor, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a Person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés) and (h) a director includes an administrateur or a gérant.

Section 1.07    Criminal Code (Canada). If any provision of this Agreement would oblige any Canadian Domiciled Loan Party to make any payment of interest or other amount payable to any Lender or Issuing Bank in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender or Issuing Bank of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Lender or Issuing Bank of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)    first, by reducing the amount or rate of interest; and

(b)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Section 1.08    Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”; (b) “real property” or “real estate” shall include “immovable property”; (c) “tangible property” shall include “corporeal property”; (d) “intangible property” shall include “incorporeal property”; (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause; (f) all references to filing, perfection, priority, remedies, registering or recording under the Code or a Personal Property Security Act shall include publication under the Civil Code of Quebec; (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec, lien or security interest as against third parties; (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”; (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities; (j) an “agent” shall include a “mandatary”, except where the Administrative Agent is concerned; (k) “construction liens” shall include “legal hypothecs”; (l) “joint and several” shall include “solidary”; (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; and (t) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux presentes confirment que c’est leur volonte que cette convention et les autres documents de credit soient rediges en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent etre rediges en langue anglaise seulement.

Section 1.09    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Extended Loans or Other Refinancing Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

ARTICLE II

THE CREDITS

Section 2.01    Commitments and Loans. Subject to the terms and conditions set forth herein:

(a)    each Initial Term Lender agrees, severally and not jointly, to make an Initial Term Loan to the Lux Borrower on the Closing Date in a principal amount not to exceed its Initial Term Loan Commitment listed on Schedule 2.01(a);

(b)    each Dollar Tranche Lender agrees to make Dollar Tranche Revolving Loans to the Lux Borrower or, subject to Section 9.18(a), any other Borrower, in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Dollar Tranche Revolving Credit Exposure exceeding such Lender’s Dollar Tranche Commitment, (ii) the sum of the total Dollar Tranche Revolving Credit Exposures exceeding the aggregate Dollar Tranche Commitments or (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; and

(c)    each Multicurrency Tranche Lender agrees to make Multicurrency Tranche Revolving Loans to the Lux Borrower or, subject to Section 9.18(a), any other Borrower, in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Multicurrency Tranche Revolving Credit Exposure exceeding such Lender’s Multicurrency Tranche Commitment, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate Multicurrency Tranche Commitments, (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments or (iv) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the Non-USD Multicurrency Tranche Revolving Credit Exposures exceeding the Non-USD Multicurrency Tranche Sublimit.

Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Dollar Tranche Revolving Loans and Multicurrency Tranche Revolving Loans. The full amount of each Class of Term Loan Commitments must be drawn in a single drawing on the closing date thereof and amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Each Lender may, at its option, make any Loan available to the applicable Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan (in which case such branch or Affiliate shall be treated as the “Lender” with respect to such Loan for all purposes of this Agreement); provided that (x) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and (y) if the respective branch or Affiliate is a Foreign Lender, the same shall be capable of making the representation contained in the last sentence of Section 2.17(j) on the date it first becomes such a “Lender”.

Section 2.02    Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made under a single Tranche and shall be made by the Lenders of such Class under such Tranche ratably in accordance with their respective Commitments in respect of the applicable Class and in respect of the applicable Tranche. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b)    Subject to Section 2.14, each Dollar Tranche Revolving Borrowing, each Multicurrency Tranche Revolving Borrowing (other than a Borrowing of Canadian Dollar Revolving Loans) and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the respective Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Each Canadian Dollar Revolving Loan shall be incurred and maintained as, and/or converted into one or more Borrowings of CDOR Loans, in each case on the terms and conditions provided for herein.

(d)    At the commencement of each Interest Period for any Borrowing of Eurocurrency Revolving Loans and each Borrowing of CDOR Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or CAD $500,000) (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency other than Japanese Yen and ¥50,000,000 in the case of Japanese Yen) and not less than $2,000,000 (or CAD $2,000,000) (or, if such Borrowing is denominated in a Foreign Currency, 2,000,000 units of such currency other than Japanese Yen and ¥200,000,000 in the case of Japanese Yen). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Dollar Tranche Commitments of the relevant Class or the aggregate Multicurrency Tranche Commitments of the relevant Class, as the case may be, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class and under more than one Tranche may be outstanding at the same time; provided that (x) there shall not at any time be more than a total of eight (8) Eurocurrency Revolving Borrowings outstanding and (y) there shall not at any time be more than a total of 8 Borrowings of CDOR Loans outstanding.

(e)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date of such Class.

Section 2.03    Requests for Borrowings. To request a Borrowing, a Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 10:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower) not later than three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Borrowing of CDOR Loans), in each case before the date of the proposed Borrowing (or, with respect to Borrowings to be made on the Closing Date, such shorter time as the Administrative Agent may agree in its sole discretion) or (b) by telephone in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)    the aggregate amount of the requested Borrowing;

(b)    the date of such Borrowing, which shall be a Business Day;

(c)    the Class of such Borrowing and whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a Borrowing of CDOR Loans and, if such Borrowing is a Revolving Borrowing, whether such Borrowing is to be a Dollar Tranche Revolving Borrowing or Multicurrency Tranche Revolving Borrowing;

(d)    in the case of a Eurocurrency Borrowing, the Agreed Currency (which shall comply with the limitation set forth in Section 2.01(c)(iv)) and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e)    the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, (x) in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing and (y) in the case of a Borrowing denominated in Canadian Dollars, the requested Borrowing shall be a Borrowing of CDOR Loans. If no Interest Period is specified with respect to any requested Eurocurrency

Borrowing or a Borrowing of CDOR Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a)    each Multicurrency Tranche Revolving Borrowing and each Borrowing of CDOR Loans utilizing Revolving Commitments, in each case as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any such Borrowing as a Multicurrency Tranche Revolving Borrowing or a Borrowing of CDOR Loans (as the case may be),

(b)    the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c)    all outstanding Revolving Credit Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

Section 2.05    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 (as such amount may be increased from time to time, but not above $75,000,000, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and the Swingline Lender), (ii) the Dollar Amount of the total Dollar Tranche Revolving Credit Exposures exceeding the aggregate Dollar Tranche Commitments or (iii) the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)    To request a Swingline Loan, a Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Dollar Tranche Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Dollar Tranche Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Dollar Tranche Lender, specifying in such notice such Lender’s Dollar Tranche Percentage of such Swingline Loan or Loans. Each Dollar Tranche Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Dollar Tranche Lender’s Dollar Tranche Percentage (after giving effect to the reallocation provisions of paragraph (d) below) of such Swingline Loan or Loans. Each Dollar Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph in an amount equal to its Dollar Tranche Percentage thereof is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Dollar Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Dollar Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Dollar Tranche Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Dollar Tranche Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Dollar Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(d)    Reallocations and Extensions. If the Maturity Date shall have occurred in respect of any Class of Revolving Commitments at a time when another Tranche or Tranches of any other Class of Revolving Commitments is or are in effect with a longer

Maturity Date, then on the earliest occurring Maturity Date all then-outstanding Swingline Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such earliest Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.06(k)), there shall exist sufficient unutilized Revolving Commitments of any other Class or Classes or Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to such Revolving Commitments of such other Class or Classes or Extended Revolving Commitments which will remain in effect after the occurrence of such earliest Maturity Date, then there shall be an automatic adjustment on such date of the risk participations of each Revolving Lender holding Revolving Commitments of such other Class or Classes or that is an Extending Revolving Lender and such outstanding Swingline Loans shall be deemed to have been incurred solely pursuant to the relevant Revolving Commitments of such other Class or Classes or Extended Revolving Commitments and such Swingline Loans shall not be so required to be repaid in full on such earliest Maturity Date.

Section 2.06    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Multicurrency Tranche Letters of Credit denominated in Agreed Currencies and Dollar Tranche Letters of Credit denominated in Dollars, in each case for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. Any letters of credit issued (or deemed to be issued) by any Lender party hereto on the Closing Date pursuant to the Existing Credit Agreement and outstanding as of the Closing Date (the “Existing Letters of Credit”, each of which is described on Schedule 2.06 hereto) shall be deemed to be “Letters of Credit” (constituting (x) Dollar Tranche Letters of Credit, if denominated in Dollars and (y) Multicurrency Tranche Letters of Credit, if denominated in any Agreed Currency) issued on the Closing Date for all purposes of the Loan Documents. Parent shall provide the Administrative Agent and each Issuing Bank with written notice of each Existing Letter of Credit no later than three Business Days prior to the Closing Date (or such shorter time as the Administrative Agent may agree in its sole discretion), with such notice specifying the face amount, number, expiry date, account party and beneficiary of each such Existing Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by such Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but not less than five (5) Business Days prior to, the requested date of issuance, amendment, renewal or extension) a notice in the form of Exhibit D requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.06), the amount of such Letter of Credit, the Agreed Currency applicable thereto (subject to compliance with the limitation set forth in Section 2.01(c)(iv)), whether such Letter of Credit is a Multicurrency Tranche Letter of Credit or a Dollar Tranche Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. A Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form and related documents in connection with any request for a Letter of Credit and in connection with any request for a Letter of Credit to be amended, renewed, modified or extended. A Letter of Credit shall be issued, amended, renewed or extended only (A) if (and upon issuance, amendment, renewal or extension of each Letter of Credit each Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $50,000,000 (as such amount may be increased from time to time, but not above $75,000,000, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and each Issuing Bank (other than an Issuing Bank solely with respect to Existing Letters of Credit)), (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Multicurrency Tranche Revolving Credit Exposures shall not exceed the aggregate Multicurrency Tranche Commitments, (iii) the sum of the Dollar Tranche Revolving Credit Exposure shall not exceed the aggregate Dollar Tranche Commitments and (iv) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments and (B) in accordance with the Issuing Bank’s usual and customary practices from time to time.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date with respect to the Revolving Commitments pursuant to which issued (or if any Extended Revolving Commitments, Incremental Revolving Commitments or Other Refinancing Revolving Commitments are outstanding, the last Maturity Date applicable thereto (so long as the aggregate amount of such Letters of Credit are not in excess of such commitments)); provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the respective Borrower and the Issuing Bank pursuant to which the expiration date of such Letter of Credit (an “Auto Renewal Letter of Credit”) shall automatically be extended for consecutive periods of up to twelve (12) months (but not to a date later than the date set forth in clause (ii) above) (it being understood and agreed that no Existing Letter of Credit will be so renewed unless the respective issuer has agreed to the renewal of such Existing Letter of Credit prior to the Closing Date); provided that any such Auto Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the respective Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto Renewal

Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than such Maturity Date.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or any Revolving Lender in respect of the Tranche under which such Letter of Credit is issued (each such Revolving Lender, an “Applicable Lender”), the Issuing Bank hereby grants to each Applicable Lender, and each Applicable Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Applicable Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Applicable Lender’s Applicable Percentage (after giving effect to the reallocation provisions of paragraph (k) below) of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the respective Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the respective Borrower, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if a Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by a Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that a Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Applicable Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Lender shall pay to the

Administrative Agent its Applicable Percentage (after giving effect to the reallocation provisions of paragraph (k) below) of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Applicable Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Applicable Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by an Applicable Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligations to reimburse such LC Disbursement. If the Borrowers’ reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Multicurrency Tranche Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrowers shall, at their option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Multicurrency Tranche Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)    Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the respective Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the respective Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the respective Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse the Issuing Bank and the Applicable Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Lender pursuant to paragraph (e) of this Section 2.06 to reimburse the Issuing Bank shall be for the account of such Applicable Lender to the extent of such payment.

(i)    Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrowers are not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the either Borrower described in clause (h) or (i) of Section 7.01. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrowers. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as and to the extent that, after giving effect to such return, the aggregate Revolving Credit Exposures would not exceed the aggregate Revolving Commitments and no Default shall have occurred and be continuing.

(k)    Reallocations and Extensions. If the Maturity Date in respect of any Class of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if Extended Revolving Commitments or one or more other Tranches of Revolving Commitments of any other Class or Classes in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.06(e)) under (and ratably participated in by Revolving Lenders pursuant to) Extended Revolving Commitments or the Revolving Commitments of such other Class or Classes in respect of such non-terminating Extended Revolving Commitments or Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments or Revolving Commitments of such other Class or Classes thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the respective Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.06(j). Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given Class of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.

(l)    Issuing Bank Agreements. Each Issuing Bank (other than the Administrative Agent or its affiliates) agrees that, unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrowers fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request, as to the Letters of Credit issued by such Issuing Bank.

Section 2.07    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency/CAD Payment Office for such currency and at such Eurocurrency/CAD Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the respective Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the applicable Borrower maintained with the Administrative Agent in New York City or Chicago and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the applicable Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of a Borrower, the interest rate applicable to the relevant Class of ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08    Interest Elections. (a) Each Borrowing initially shall be of the Type, and under the applicable Tranche, specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or a Borrowing of CDOR Loans, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, subject to clause (e) below, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a Borrowing of CDOR Loans, may elect Interest Periods therefor, all as provided in this Section 2.08. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued. Notwithstanding any other provision of this Section 2.08, the applicable Borrower shall not be permitted to change the Tranche or Class of any Borrowing.

(b)    To make an election pursuant to this Section 2.08, the applicable Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any contrary provision herein, this Section 2.08 shall not be construed to permit the Borrowers to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or CDOR Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or the Tranche pursuant to which such Borrowing was made.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a Borrowing of CDOR Loans and if such Borrowing is a Revolving Borrowing, whether the resulting Borrowing is to be a Dollar Tranche Borrowing or a Multicurrency Tranche Revolving Borrowing; and

(iv)    if the resulting Borrowing is a Eurocurrency Borrowing or a Borrowing of CDOR Loans, the Interest Period and Agreed Currency (which shall comply with the limitation set forth in Section 2.01(c)(iv)) to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a Borrowing of CDOR Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or a Borrowing of CDOR Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a Borrowing denominated in Canadian Dollars, such Borrowing shall be converted into a Canadian Prime Rate Borrowing and (iii) in the case of a Borrowing denominated in a Foreign Currency (other than Canadian Dollars) in respect of which such Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing or a Borrowing of CDOR Loans and (ii) unless repaid, (A) each Eurocurrency Borrowing shall be converted to an ABR Borrowing (and any such Eurocurrency Borrowing denominated in a Foreign Currency shall be redenominated in Dollars, based on the Dollar Amounts thereof, at the time of such conversion) at the end of the Interest Period applicable thereto and (B) each Borrowing of CDOR Loans shall be converted at the end of the Interest Period applicable thereto to a Canadian Prime Rate Borrowing.

Section 2.09    Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Revolving Commitment of each Revolving Lender shall automatically and permanently terminate on the relevant Maturity Date and (ii) the Initial Term Loan Commitments (other than any Initial Term Loan Commitments that constitute Incremental Term Loan Commitments) of each Initial Term Lender shall automatically and permanently terminate on the Closing Date (after giving effect to the incurrence of such Term Loans on such date).

(b)    The Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of such Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrowers shall not terminate or reduce any Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.11, the Dollar Amount of the sum of the total Revolving Credit Exposures in respect of such Class would exceed the aggregate Revolving Commitments of such Class.

(c)    The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section 2.09 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.09 shall be irrevocable;

provided that a notice of termination of the Commitments of any Class delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by each applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

Section 2.10    Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date in the currency of such Loan, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Latest Maturity Date with respect to any Revolving Commitments and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Dollar Tranche Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b)    Beginning September 30, 2017, the Lux Borrower shall repay principal of outstanding Initial Term Loans on each Scheduled Principal Repayment Date described below in the aggregate principal amount described opposite such Scheduled Principal Repayment Date (as adjusted from time to time pursuant to Sections 2.11(a), 2.11(d)(i), 2.20, 2.24, 2.25, 9.04(g) and 9.04(k)):

Scheduled Principal Repayment Dates	Amount
Each Scheduled Principal Repayment Date	0.25% of the aggregate principal amount of Initial Term Loans incurred on the Closing Date

Maturity Date	All remaining outstanding principal of Initial Term Loans

To the extent not previously repaid, all unpaid Initial Term Loans shall be paid in full in Dollars by the relevant Borrower on the applicable Maturity Date. To the extent specified in the applicable Extension Offer, amortization payments with respect to Extended Term Loans for periods prior to the then current Maturity Date for any applicable Term Loans may be reduced (but not increased) and amortization payments required with respect to Extended Term Loans for periods after such applicable Maturity Date shall be as specified in the applicable Extension Offer.

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Tranche under which it was made, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the respective Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11    Prepayment of Loans. (a) The respective Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as set forth in Section 2.12(d)) but subject to break funding payments required by Section 2.16, subject to prior notice in accordance with the provisions of this Section 2.11(a); The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing or any Borrowing of CDOR Loans, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the applicable Tranche prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more events specified therein, in which case such notice may be revoked by each applicable Borrower by notice to the Administrative Agent on or prior to the specified effective date if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, each voluntary prepayment of a Term Loan Borrowing shall be applied as directed by the Borrowers and each mandatory prepayment of a Term Loan Borrowing shall be applied as directed by the Borrowers (subject to Section 2.11(d)). Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)    If at any time, (i) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Multicurrency Tranche Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds 105% of the aggregate Multicurrency Tranche Commitments, (ii) the sum of the aggregate principal Dollar Amount of all Non-USD Multicurrency Tranche Revolving Credit Exposure (calculated as of the most recent Computation Date) exceeds 105% of the aggregate Non-USD Multicurrency Tranche Sublimit or (iii) for any other reason, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures of any Class (so calculated) exceeds the aggregate Commitments of such Class, the Borrowers shall in each case immediately repay the applicable Borrowings or Cash Collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) of each Class to be less than or equal to the aggregate Commitments of such Class (or, in the case of preceding clause (ii), cause the aggregate principal Dollar Amount of all Non-USD Multicurrency Tranche Revolving Credit Exposure to be less than or equal to the Non-USD Multicurrency Tranche Sublimit).

(c)    (1) In the event and on each occasion that any Net Proceeds are received by or on behalf of Parent or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrowers shall, within five (5) Business Days after such Net Proceeds are received, prepay (x) the Obligations and (y) Other Applicable Indebtedness (to the extent and if required by the terms of the documentation governing such Other Applicable Indebtedness), in each case, as set forth in Section 2.11(d)(i) below in an aggregate amount equal to 100% (with a step down to 50% (such step down, the “Asset Sale Step Down”) based upon the achievement of a Total Net Leverage Ratio of less than or equal to 4.00:1.00) of such Net Proceeds; provided that no prepayment shall be required pursuant to this clause (c) in connection with the receipt by or on behalf of Parent or any of its Restricted Subsidiaries of Net Proceeds of less than $5,000,000 in respect of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Parent or any Restricted Subsidiary; provided, further, that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if Parent shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that Parent or its relevant Restricted Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to consummate a Permitted Acquisition or to otherwise acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of Parent and/or its Restricted Subsidiaries, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360 day period (or committed to be applied by the end of the 360 day period and applied within 180 days after the end of such 360 day period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied, (2) in the event and on each occasion that any Borrower incurs, issues or obtains any Credit Agreement Refinancing Indebtedness (other than solely by means of extending or renewing then existing Credit Agreement Refinancing Indebtedness without resulting in any Net Proceeds), the Borrowers shall, on the date on which such Credit Agreement Refinancing Indebtedness is incurred, issued or obtained, prepay the applicable Refinanced Debt as set forth in Section 2.11(d)(ii) below in an aggregate amount equal to 100% of the Net Proceeds of such Credit Agreement Refinancing Indebtedness and (3) on each Excess Cash Payment Date the Borrowers shall prepay the Obligations as set forth in Section 2.11(d)(i) below in an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the applicable fiscal year (but only if such amount exceeds $25,000,000 in the aggregate); provided that repayments of principal of Loans made as a voluntary prepayment pursuant to Section 2.11(a) (other than with the proceeds of long-term Indebtedness) (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Revolving Commitments in an amount equal to such prepayment) during the applicable fiscal year shall reduce on a dollar-for-dollar basis the amount of such mandatory repayment otherwise required on the applicable Excess Cash Payment Date pursuant to this clause (3).

(d)    Subject to Sections 2.11(e) and 2.11(f) below and except as set forth in the applicable Incremental Amendment, Extension Amendment and Refinancing Amendment, (i) all such amounts pursuant to Sections 2.11(c)(1) and 2.11(c)(3) shall be applied to each Class of Term Loans on a pro rata basis and to the scheduled payments of each such Class as directed by Parent (and absent such direction, in direct order of maturity); provided that, if at the time that prepayment would be required pursuant to Sections 2.11(c)(1) and 2.11(c)(3), Parent or any Restricted Subsidiary is required to prepay or offer to redeem or repurchase any Other Applicable Indebtedness pursuant to the terms of the documentation governing such Other Applicable Indebtedness with such amounts, then Parent or such Restricted Subsidiary may apply such amounts on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and such Other Applicable Indebtedness at such time) to prepay the Term Loans and prepay, redeem or repurchase such Other Applicable Indebtedness; provided, further, that (A) any prepayment, redemption or repurchase of such Other Applicable Indebtedness shall be at par (or less than par), (B) the portion of such prepayment amount allocated to such Other Applicable Indebtedness shall not exceed the amount required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof, (C) the amount of prepayment of the Term Loans that would otherwise have been required pursuant to this clause (d) shall be reduced accordingly and (D) to the extent the holders of such Other Applicable Indebtedness decline to have such Indebtedness prepaid, redeemed or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof and (ii) all such amounts pursuant to Section 2.11(c)(2) shall be applied to prepay an aggregate principal amount of the applicable Refinanced Debt equal to the Net Proceeds of the applicable Credit Agreement Refinancing Indebtedness (and to the extent the applicable Refinanced Debt is not repaid in full, such Net Proceeds shall reduce the remaining scheduled principal repayments of such Refinanced Debt on a pro rata basis).

(e)    Notwithstanding any other provisions of this Section 2.11 to the contrary, with respect to any prepayment required pursuant to Section 2.11(c)(1), if at the time of such prepayment, the Restricted Subsidiary receiving the Net Proceeds is prohibited, restricted or delayed by applicable local law from repatriating such Net Proceeds to Parent or the Borrowers, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c)(1) but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to Parent or the Borrowers, and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(d) to the extent provided therein or (ii) cannot repatriate such funds to Parent or the Borrowers without (in the good faith determination of Parent) the repatriation of such Net Proceeds (or a portion thereof) that would otherwise be required to be applied pursuant to Section 2.11(c)(1) resulting in material adverse tax consequences, the Net Proceeds (or portion thereof) so affected may be retained by the applicable Restricted Subsidiary (Parent and the Borrowers hereby agreeing to cause the applicable Restricted Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of Parent and the Borrowers that are reasonably required to eliminate such tax effects) until such time as such material adverse costs would not apply to the repatriation thereof, at which time the mandatory prepayments otherwise required by Section 2.11(c)(1) with respect to such Net Proceeds shall be made.

(f)    The Borrowers shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(c)(1) or 2.11(c)(3) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage of each relevant Tranche of the Term Loans). Any Term Lender (a “Declining Term Lender,” and any Term Lender which is not a Declining Term Lender, an “Accepting Term Lender”) may elect, by delivering written notice to the Administrative Agent and the applicable Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.11(c)(1) or 2.11(c)(3) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. In the event that the Declined Prepayment Amount related to a prepayment under Section 2.11(c)(1) is greater than $0, the Administrative Agent will promptly notify each Accepting Term Lender of the amount of such Declined Prepayment Amount and of any such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s Applicable Percentage in respect of the and Term Loans (excluding the Applicable Percentage of Declining Term Lenders), as applicable). In the event that the Declined Prepayment Amount related to a prepayment under Section 2.11(c)(3) is greater than $0, the Administrative Agent will promptly notify each Accepting Term Lender of the amount of such Declined Prepayment Amount and of any such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s Applicable Percentage in respect of the Term Loans (excluding the Applicable Percentage of Declining Term Lenders), as applicable). Any such Accepting Term Lender may elect, by delivering, no later than 5:00 p.m. (New York time) one (1) Business Day after the date of such Accepting Term Lender’s receipt of notice from the Administrative Agent regarding such additional prepayment, a written notice, that such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount not be applied to repay such Accepting Term Lender’s Term Loans, in which case the portion of such Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Borrowers. For the avoidance of doubt, the Borrowers may, at their option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.11(a) above.

Section 2.12    Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which the last of the Revolving Commitments (or Extended Revolving Commitments) of such Revolving Lender terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the last of the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date; provided that any commitment fees accruing after the date on which such Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which the last of such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate per annum separately agreed upon by the Borrowers and the Issuing Bank (including, for the avoidance of doubt, with respect to any Existing Letters of Credit) on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the last of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the last of the Revolving Commitments terminate and any such fees accruing after the date on which the such Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)    If any Repricing Event occurs prior to the date occurring twelve months after the Closing Date, the Borrowers agree to pay to the Administrative Agent, for the ratable account of each Lender with Term Loans that are subject to such Repricing Event (including any Lender which is replaced pursuant to Section 9.02(e) as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the Term Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event.

(e)    All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Revolving Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13    Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each Borrowing of Canadian Prime Rate Loans shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    The Loans comprising each CDOR Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans (or the Canadian Prime Rate, in the case of Canadian Prime Rate Loans) as provided in paragraph (a) of this Section 2.13.

(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan of any Class (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or CDOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, as well as all Canadian Dollar denominated Loans, shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling, interest shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, CDOR Rate, Canadian Prime Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)    Notwithstanding anything to the contrary set forth herein, the Borrowers shall not be permitted to request a CDOR Loan at any time a Default has occurred and is continuing (and upon such event, any outstanding CDOR Loans shall be converted into Canadian Prime Rate Loans on the maturity thereof).

Section 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or a CDOR Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or CDOR Rate, as applicable, for such Interest Period; or

(b)    the Administrative Agent is advised by a Majority in Interest of the Lenders of any Class that the Adjusted LIBO Rate, the LIBO Rate or CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such

Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period:

then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective) provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.15    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes and (C) Excluded Taxes (including any change in the rate of Excluded Taxes)) with respect to this Agreement, or any Loan made by it or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to the Administrative Agent, such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to this Section 2.15 unless such Lender certifies in its reasonable good faith determination that it is imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities as a matter of general practice and policy pursuant to a certificate delivered to the applicable Borrower.

Section 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or CDOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or CDOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the actual loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.16 for any amounts under this Section 2.16 incurred more than 180 days prior to the date that such Lender notifies the Borrower of such amount and of such Lender’s intention to claim compensation therefor.

Section 2.17    Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers or Guarantors, as the case may be, hereunder shall be made free and clear of and without deduction for any Taxes except as required by applicable law; provided that if any Borrower, Guarantor or the Administrative Agent, as the case may be, shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower or Guarantor, as the case may be, shall make such deductions and (iii) the applicable Borrower or Guarantor, as the case may be, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    In addition, each Borrower or Guarantor, as the case may be, shall pay any Other Taxes imposed on or incurred by the Administrative Agent, a Lender or the Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c)    Each Borrower or Guarantor, as the case may be, shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower or Guarantor, as the case may be, hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and calculation of such payment or liability delivered to the applicable Borrower or Guarantor, as the case may be, by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or Guarantor, as the case may be, to a Governmental Authority, such Borrower or Guarantor, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder shall deliver to the Borrowers or Guarantors and the Administrative Agent, at the time or times reasonably requested by the Borrowers or Guarantors or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or Guarantors or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or Guarantors or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or Guarantors or the Administrative Agent as will enable the Borrowers or Guarantors or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements or reasonably requested by such Borrower, at such Borrower’s expense, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate. Upon the reasonable request of any Domestic Subsidiary, any Lender that would be entitled to an exemption from or reduction of withholding tax under the law of the United States with respect to payments made by such Domestic Subsidiary under any lending arrangement related to this Agreement, shall deliver to such Domestic Subsidiary, at the expense of such Domestic Subsidiary, such properly completed and executed documentation (including, for the avoidance of doubt, U.S. Internal Revenue Service Forms W-8BEN and W-9 or any successor forms) as would permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)    Each Lender and Administrative Agent that is a United States Person, as defined in section 7701(a)(30) of the Code (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by the Co-Borrower, to the Co-Borrower and the Administrative Agent (as applicable), a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.

(g)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or Guarantor, as the case may be, or with respect to which any Borrower or Guarantor, as the case may be, have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Borrower or Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or Guarantor under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Borrower or Guarantor, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower, any Guarantor or any other Person.

(h)    Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Borrower or Guarantor, as the case may be, have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of each Borrower and Guarantor to do so) and each Borrower and Guarantor, as the case may be, for any Excluded Taxes, in each case attributable to such Lender that are paid or payable by the Administrative Agent or any Borrower or Guarantor, as the case may be, in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(h) shall be paid within ten (10) days after the Administrative Agent or a Borrower or Guarantor (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or such Borrower or Guarantor (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(i)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers or Guarantors and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by a Borrower or Guarantor the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or Guarantor or the Administrative Agent as may be necessary for the Borrowers or Guarantors and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(j)    EACH FOREIGN LENDER LISTED ON SCHEDULE 2.01 REPRESENTS AND WARRANTS THAT, AS OF THE CLOSING DATE, ASSUMING COMPLIANCE WITH PROCEDURAL FORMALITIES, AMOUNTS PAYABLE TO SUCH FOREIGN LENDER BY A DOMESTIC SUBSIDIARY PURSUANT TO THIS AGREEMENT WOULD BE EXEMPT FROM U.S. FEDERAL WITHHOLDING TAX. EACH FOREIGN LENDER WHICH BECOMES A LENDER AFTER THE CLOSING DATE HEREBY REPRESENTS AND WARRANTS THAT, ON THE DATE SUCH FOREIGN LENDER FIRST BECAME A LENDER HEREUNDER, ASSUMING COMPLIANCE WITH PROCEDURAL FORMALITIES, AMOUNTS PAYABLE TO SUCH FOREIGN LENDER BY A DOMESTIC SUBSIDIARY PURSUANT TO THIS AGREEMENT WOULD BE EXEMPT FROM U. S. FEDERAL WITHHOLDING TAX OR WOULD BE SO EXEMPT BUT FOR ONE OR MORE CHANGES IN LAW WHICH HAVE OCCURRED AFTER THE CLOSING DATE.

(k)    Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18    Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency/CAD Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 S. Dearborn, Chicago, IL 60603, (Telecopy No. (312-732-4754)) or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency/CAD Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section 2.18, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the respective Borrower is not able to make payment to the Administrative Agent for the account of the applicable Lenders in such Original Currency, then all payments to be made by the respective Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the respective Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b)    Subject to the provisions of the Collateral Trust Agreement and applicable law, any proceeds of Collateral received by the Administrative Agent (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied, subject to Sections 2.24, 9.04(g) and 9.04(k), on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Borrowers) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11), (ii) after an Event of Default (other than an Event of Default described in Sections 7.01(h) or (i)) has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct or (iii) after the acceleration of all or part of the Obligations pursuant to Section 7.01 (or the occurrence of an Event of Default described in Sections 7.01(h) or (i)), such proceeds shall be applied ratably in the following order: first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and any Issuing Bank from the Borrowers, second, to pay any fees or expense reimbursements then due to the Lenders (in their capacities as such) from the Borrowers, third, to pay interest (including post-petition interest, whether or not an allowed claim in any Insolvency or Liquidation Proceeding) then due and payable on the Loans ratably, fourth, (w) to repay principal on the Loans and unreimbursed LC Disbursements, (x) to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, (y) to pay amounts owing with respect to Banking Services Obligations and (z) to pay amounts owing with respect to Swap Obligations to the Secured Parties in proportion to the amounts described in this clause fourth held by such Secured Parties; provided that amounts which would otherwise be applied to cash collateralize outstanding Letters of Credit shall, unless all Revolving Loans and Swingline Loans have been paid in full, instead be utilized to repay such outstandings, and fifth, to pay any other Secured Obligation due to any Secured Party by the Borrowers in proportion to the amounts described in this clause fifth held by such Secured Party on the date of distribution. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the respective Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan or CDOR Loan of a Class, except (a) on the expiration date of the Interest Period or maturity date (as applicable) applicable to any such Eurocurrency Loan or CDOR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans (as applicable) of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such received proceeds and payments to any portion of the Secured Obligations.

(c)    At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums due and payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder pursuant to Section 2.02.

(d)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, any Incremental Amendment, Extension Amendment or Refinancing Amendment or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than, except as provided in Sections 2.24, 9.04(g) or 9.04(k), to Parent or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) and (iii) nothing in this Section 2.18(d) shall be construed to limit the applicability of Section 2.18(b) in the circumstances where Section 2.18(b) is applicable in accordance with its terms. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrower in the amount of such participation.

(e)    Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f)    Subject to Section 2.22, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section 2.18 until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section 2.18; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or if any Lender delivers a notice pursuant to Section 2.26, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would (i) eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.15, or (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or if any Lender delivers a notice pursuant to Section 2.26, or (iii) any Lender becomes a Defaulting Lender, then the respective Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the respective Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or each applicable Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20    Incremental Credit Extensions. (a) Any Borrower, may, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) from time to time after the Closing Date, request Incremental Term Loan Commitments and/or Incremental Revolving Commitments, as applicable, in each case denominated in Dollars and in an aggregate amount not to exceed (when aggregated with any Incremental Equivalent Debt) the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which, in each case, may include any existing Lender, but shall be required to be Persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Term Loans and/or Incremental Revolving Commitments, as the case may be, in their own discretion. Each notice provided pursuant to this Section 2.20 shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments being requested (which shall be in minimum increments of $10,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Commitments are requested to become effective, (iii) in the case of Incremental Revolving Commitments, whether such Incremental Revolving Commitments are to constitute an increase to the Dollar Tranche Commitments or Multicurrency Tranche Commitments; provided that, where multiple Classes of Revolving Commitments exist with different Maturity Dates, any Incremental Revolving Commitments shall constitute and increase to the Class of Revolving Commitments with the Latest Maturity Date and (iv) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are commitments to make term loans with the same interest rates, amortization, maturity and other terms as the Initial Term Loans made on the Closing Date or commitments to make term loans with interest rates and/or amortization and/or maturity and/or other terms different from the Initial Term Loans (“Other Term Loans”).

(b)    [reserved].

(c)    The applicable Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such customary other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Amendment providing for Incremental Term Loans shall specify the terms of the applicable Incremental Term Loans; provided that (i) except as to pricing, amortization, mandatory prepayments and final maturity date (which shall, subject to clause (ii), (iii), (iv) and (vi) of this proviso, be determined by such Borrower and the Incremental Term Lenders in their sole discretion), the Other Term Loans shall have (x) the same terms as the Initial

Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term Loan shall be no earlier than the Latest Maturity Date with respect to then-existing Term Loans, (iii) such Class of Other Term Loans shall be denominated in Dollars or Canadian Dollars, (iv) the Weighted Average Life to Maturity of any Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans with the Latest Maturity Date, (v) the prepayment provisions of any Other Term Loans shall not be more favorable than the prepayment provisions applicable to the Term Loans that will remain outstanding after giving effect to the incurrence of such Other Term Loans and use of proceeds thereof and (vi) the Effective Yield of any Other Term Loans may exceed the Effective Yield then applicable to the Initial Term Loans; provided that the Effective Yield for the Initial Term Loans shall be increased to the extent necessary (without any further action by any party or any amendment hereto) so that the Effective Yield for such Initial Term Loans is not less than the Effective Yield of any such Other Term Loans minus 0.50%. The Incremental Term Loans shall rank pari passu or junior in right of payment and of security with the Term Loans and shall not be (x) secured by any property or assets of Parent or any Restricted Subsidiary other than the Collateral or (y) guaranteed by Parent or any of its Restricted Subsidiaries other than the Guarantors; provided that, if such Other Term Loans rank junior in right of security with the Term Loans, such Other Term Loans will be established as a separate Tranche from the Term Loans. In the case of any junior lien Incremental Term Loans, such Indebtedness shall be subject to the terms of an Approved Intercreditor Agreement.

(d)    The Borrowers and each Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other customary documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Commitment of such Incremental Revolving Lender. Any Incremental Revolving Commitment established hereunder shall have terms identical to (and shall form part of) such Class of Revolving Commitments with the Latest Maturity Date existing on the Closing Date, it being understood that the Borrowers and the Administrative Agent may make (without the consent of or notice to any other party) any amendment to reflect such increase in the Revolving Commitments.

(e)    Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Commitment shall become effective under this Section 2.20 unless, subject to Section 1.04, at the time that any such Incremental Term Loan or Incremental Revolving Commitment is made (and after giving effect thereto), (A) no Event of Default shall exist or would exist after giving effect thereto (including on a pro forma basis) and (B) the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct); provided that, in the event that the tranche of Incremental Term Loans is used to finance an acquisition or other Investment permitted by this Agreement and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (B) shall be limited to customary “specified representations” and those representations included in the agreement related to such acquisition or other Investment that are material to the interests of the Lenders and only to the extent that Parent or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld, delayed or conditioned) and furnished to the other parties hereto. Each Incremental Amendment shall be delivered to the Administrative Agent, together with such documents (including local law confirmations as to Collateral) and legal opinions substantially consistent with those delivered on the Closing Date (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion) as to such matters as are reasonably requested by the Administrative Agent.

(f)    The Incremental Amendment may, without the consent of the Administrative Agent, the Collateral Trustee or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.20, including those required by the Incremental Term Loan Lenders or Incremental Revolving Lenders, as applicable (and not adverse to any existing Lender after giving effect to the Incremental Loans made pursuant to such amendment). The Borrowers will use the proceeds of the Incremental Term Loans and Incremental Revolving Loans for their general corporate purposes (including loans and other Investments in Parent and its Subsidiaries as permitted herein). Incremental Term Loans and Incremental Revolving Commitments may be made by any existing Lender (but no existing Lender will have any obligation to make or provide any portion of any Incremental Term Loan or Incremental Revolving Commitments) or by any other bank or other financial institution; provided that any bank or financial institution (including any new or existing Lenders) providing Incremental Revolving Commitments shall be reasonably satisfactory to the Administrative Agent, each Issuing Bank and the Borrowers. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments, unless it so agrees.

(g)    This Section 2.20 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

Section 2.21    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

Section 2.22    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)    the unused Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby under Section 9.02;

(c)    if any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i)    so long as no Default has occurred and is continuing: all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Dollar Tranche Lenders in accordance with their respective Dollar Tranche Percentages (after giving effect to the reallocation provisions of Sections 2.05(d) and 2.06(k)) but only to the extent (A) the sum of all non-Defaulting Lenders’ Dollar Tranche Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure does not exceed the total of all non-Defaulting Dollar Tranche Lenders’ Dollar Tranche Commitments and (B) each non-Defaulting Lender’s Dollar Tranche Revolving Credit Exposure in respect of any Class does not exceed such non-Defaulting Lender’s Dollar Tranche Commitment in respect of such Class; and all or any part of the Dollar Tranche LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Dollar Tranche Lenders in accordance with their respective Dollar Tranche Percentages (after giving effect to the reallocation provisions of Sections 2.05(d) and 2.06(k)) but only to the extent (C) the sum of all non-Defaulting Lenders’ Dollar Tranche Revolving Credit Exposures plus such Defaulting Lender’s Dollar Tranche LC Exposure does not exceed the total of all non-Defaulting Dollar Tranche Lenders’ Dollar Tranche Commitments and (D) each non-Defaulting Lender’s Dollar Tranche Revolving Credit

Exposure in respect of any Class does not exceed such non-Defaulting Lender’s Dollar Tranche Commitment in respect of such Class; and all or any part of the Multicurrency Tranche LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Multicurrency Tranche Lenders in accordance with their respective Multicurrency Tranche Percentages but only to the extent (E) the sum of all non-Defaulting Lenders’ Multicurrency Tranche Revolving Credit Exposures plus such Defaulting Lender’s Multicurrency Tranche LC Exposure does not exceed the total of all non-Defaulting Multicurrency Tranche Lenders’ Multicurrency Tranche Commitments and (F) each non-Defaulting Lender’s Multicurrency Tranche Revolving Credit Exposure in respect of any Class does not exceed such non-Defaulting Lender’s Multicurrency Tranche Commitment in respect of such Class;

(ii)    if the reallocations described in clause (i) above cannot, or can only partially, be effected, the respective Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the respective Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period (and to the extent) such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (ii) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages (after giving effect to the reallocation provisions of Sections 2.05(d) and 2.06(k)); and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Holding Company of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Dollar Tranche Revolving Loans of any Class (other than Swingline Loans) and/or Multicurrency Tranche Revolving Loans of any Class of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, subject to Section 9.19, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23    Extensions of Loans and Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrower(s) to all Term Lenders of Term Loans with a like Maturity Date, all Incremental Term Lenders of Incremental Term Loans with a like Maturity Date, all Lenders of Other Term Loans with a like Maturity Date, all Lenders of Other Refinancing Term Loans with a like Maturity Date, all Incremental Revolving Lenders of Incremental Revolving Commitments with a like Maturity Date, all Revolving Lenders with Revolving Commitments with a like Maturity Date or all Lenders with Other Refinancing Revolving Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or the aggregate amount of the Commitments with the same Maturity Date, as the case may be, and using Dollar Amounts in the case of any amounts denominated in an Agreed Currency other than Dollars) and on the same terms to each such Lender, the Borrowers may from time to time offer to extend the Maturity Date for any such Term Loans, Incremental Term Loans, Other Term Loans, Other Refinancing Term Loans, Revolving Commitments, Incremental Revolving Commitments and/or Other Refinancing Revolving Commitments and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Loans)

(each, an “Extension”, and each group of Loans or Commitments, as applicable, in each case of a given Tranche as so extended, as well as the original Loans and Commitments of the original respective Tranche (in each case not so extended), shall (for the avoidance of doubt) be part of a single Tranche; and any Extended Term Loans, extended Incremental Term Loans or extended Other Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i)    no Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extension;

(ii)    except as to interest rates, fees and final maturity (which shall, subject to the requirements of this Section 2.23, be determined by Borrowers and set forth in the relevant Extension Offer), the Revolving Commitment, the Incremental Revolving Commitment or Other Refinancing Revolving Commitment of any Revolving Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment, Incremental Revolving Commitment or Other Refinancing Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments of the same Class, the Incremental Revolving Commitments or Other Refinancing Revolving Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.05(d) and 2.06(k) to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a Maturity Date when there exist Extended Revolving Commitments with a longer Maturity Date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and Incremental Revolving Commitments in accordance with their pro rata share of the aggregate Revolving Commitments and Incremental Revolving Commitments (and except as provided in Sections 2.05(d) and 2.06(k), without giving effect to changes thereto on an earlier Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments of such Class and any related Incremental Revolving Commitments or Extended Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Maturity Date for the non-extending Revolving Commitments of the same Class, or any related Incremental Revolving Commitments or Extended Revolving Commitments) and (y) at no time shall there be Revolving Commitments, Extended Revolving Commitments, Incremental Revolving Commitments and/or Other Refinancing Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different Maturity Dates;

(iii)    [reserved];

(iv)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall,

subject to the succeeding clauses (v), (vi) and (vii), be determined by the applicable Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer;

(v)    the final maturity date for any Extended Term Loans shall be no earlier than the then Latest Maturity Date for Term Loans, respectively, hereunder and the amortization schedules applicable to Extended Term Loans pursuant to Section 2.10(b) for periods prior to the applicable Maturity Date may not be increased;

(vi)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vii)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(viii)    if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof), Revolving Commitments, Incremental Revolving Commitments or Other Refinancing Revolving Commitments, as the case may be, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans, Revolving Commitments, Incremental Revolving Commitments or Other Refinancing Revolving Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the applicable Term Loans, Revolving Loans, Incremental Revolving Loans or Other Refinancing Loans, as the case may be, of the applicable Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer;

(ix)    all documentation in respect of such Extension shall be consistent with the foregoing,

(x)    the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrowers shall deliver to the Administrative Agent one or more legal opinions reasonably satisfactory to the Administrative Agent and a certificate of an authorized officer of each Loan Party dated the applicable date of the Extension and executed by an authorized officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Extension and (y) the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section 4.02 to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by a Financial Officer of Parent;

(xi)    any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers; and

(xii)    the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(b)    With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.23, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (A) the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrowers’ sole discretion and may be waived by Borrowers) of Term Loans, Other Refinancing Term Loans or Revolving Commitments, Incremental Revolving Commitments or Other Refinancing Revolving Commitments (as applicable) of any or all applicable Tranches and Classes be tendered and (B) no Tranche of Extended Loans shall be in an amount (taking the Dollar Amount of any amounts denominated in Agreed Currencies other than Dollars) of less than $100,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. Subject to compliance with the terms of this Section 2.23, the Administrative Agent, the Issuing Bank and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.11 and 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23.

(c)    No consent of any Lender, the Issuing Bank or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans of any Class, Other Refinancing Term Loans, Revolving Commitments of any Class, Incremental Revolving Commitments and/or Other Refinancing Revolving Commitments (or a portion thereof); provided that the consent of the Issuing Bank shall be required to effect an Extension of Revolving Commitments. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by all or a portion of the Collateral on a pari passu or junior lien basis with all other applicable Obligations under this Agreement and the other Loan Documents; provided that, if such Extended Term Loans or Extended Revolving Commitments rank junior in right of security with any other Obligations, such Extended Term Loans or Extended Revolving Commitments will be subject to the terms of an Approved Intercreditor Agreement. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new Tranches or sub-tranches in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Tranches or subtranches, in each case on terms consistent with this Section 2.23. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)    In connection with any Extension, the Borrowers shall provide the Administrative Agent at least ten (10) days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

(e)    Notwithstanding anything to the contrary contained herein, no Lender shall be required to accept an Extension Offer.

Section 2.24    Loan Repurchases. (a) (1) So long as no Event of Default has occurred and is continuing, the applicable Borrower may purchase its outstanding Term Loans on a pro rata basis through open market purchases (subject to 9.04(k)) and (2) subject to the terms and conditions set forth or referred to below, the applicable Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase its Term Loans of one or more Classes (as determined by the applicable Borrower) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by Parent and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)    each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.24 and the Auction Procedures;

(ii)    no Event of Default shall have occurred and be continuing on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer;

(iii)    the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that the applicable Borrower offers to purchase in any such Purchase Offer shall be no less than U.S. $25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv)    the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Borrowers shall automatically be cancelled and retired by the Borrowers on the settlement date of the relevant purchase (and may not be resold), and in no event shall the Borrowers be entitled to any vote hereunder in connection with such Term Loans;

(v)    no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(vi)    any Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis; and

(vii)    no purchase of any Term Loans shall be made from the proceeds of any Revolving Loan or Swingline Loan.

(b)    The applicable Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If the applicable Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the applicable Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the applicable Borrower shall have no liability to any Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the applicable Borrower pursuant to this Section 2.24, (x) the applicable Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the applicable Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.

(c)    The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.24; provided that, notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.16, 2.18 and 9.04 will not apply to the purchases of Term Loans made pursuant to and in accordance with the provisions of this Section 2.24. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.03 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d)    This Section 2.24 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

Section 2.25    Refinancing Amendment. At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans or Commitments of such Borrowers then outstanding under this Agreement (which for purposes of this Section 2.25 will be deemed to include any then outstanding Other Refinancing Loans, Other Refinancing Commitments, Incremental Loans, Incremental Commitments, Extended Loans or Extended Commitments), in the form of Other Refinancing Loans or Other Refinancing Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder; provided that, if such Credit Agreement Refinancing Indebtedness ranks junior in right of security with any other Loans or Commitments hereunder, such Credit Agreement Refinancing Indebtedness will be subject to the terms of an Approved Intercreditor Agreement, (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof; (iii) will have a maturity date no earlier than, and will have a Weighted Average Life to Maturity equal to or greater than, the Loans or Commitments being refinanced and (iv) will have terms and conditions that are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Credit Agreement Refinancing Indebtedness than those applicable to the Loans or Commitments being refinanced; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the applicable Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Any Other Refinancing Loans or Other Refinancing Commitments, as applicable, may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements generally consistent with those delivered on the Closing Date pursuant to Sections 4.01(b) and (f) (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Credit Agreement Refinancing Indebtedness incurred under this Section 2.25 shall be in an aggregate principal amount that is not less than $100,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Refinancing Loans and/or Other Refinancing Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.25. This Section 2.25 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

Section 2.26    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate or the CDOR Rate, or to determine or charge interest rates based upon the LIBO Rate or the CDOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market or Canadian Dollars in the interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans or CDOR Loans (as applicable) or to convert ABR Loans to Eurocurrency Loans or CDOR Loans to Canadian Prime Rate Loans (as applicable) shall be suspended, (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate of which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate for ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate and (iii) if such notice asserts the illegality of such Lender making or maintaining Canadian Prime Rate Loans the interest rate of which is determined by reference to clause (ii) of the definition of Canadian Prime Rate, the interest rate for Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (ii) of such definition, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert (A) all Eurocurrency Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loan and/or (B) all CDOR Loans of such Lender to Canadian Prime Rate Loans (the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (ii) of the definition of Canadian Prime Rate), on the maturity date therefor, if such Lender may lawfully continue to maintain such CDOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such CDOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to (A) enter into this Agreement on the Closing Date and (B) make each Loan or other extension of credit to be made hereunder on each applicable Credit Event, each of Parent and the Borrowers represents and warrants to the Administrative Agent and Lenders that, on the Closing Date and on the date of each other Credit Event, that each of the following statements are true and correct in all material respects:

Section 3.01    Organization; Powers; Subsidiaries. Each of Parent and its Material Subsidiaries is duly organized, incorporated (in the case of Parent and each Material Subsidiary incorporated under the laws of the Republic of Ireland) and validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary (other than Subsidiaries in respect of which Parent and its Subsidiaries own less than 50% of the Equity Interests thereof) as of the Closing Date, noting whether such Subsidiary is a Material Subsidiary, whether such Subsidiary is a Guarantor, whether such Subsidiary is an Unrestricted Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Parent and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Material Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests owned by Parent or any Material Subsidiary are owned, beneficially and of record, by Parent or such Material Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents and Liens permitted by Section 6.02. As of the Closing Date, there are no outstanding commitments or other obligations of any Material Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Material Subsidiary.

Section 3.02    Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by shareholders, members or equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings or registrations necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any applicable law or regulation (except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) or the charter, by-laws or other constitutional or organizational documents of Parent or any of its Material Subsidiaries or any order of any Governmental Authority, (c) will not violate in any material respect or result in a default under any indenture, material agreement or other material instrument binding upon Parent or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Parent or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Parent or any of its Material Subsidiaries, other than Liens created under the Loan Documents and under the 2017 Senior Secured Notes Indenture.

Section 3.04    Financial Condition; No Material Adverse Change. (a) Parent has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2016, reported on by PricewaterhouseCoopers LLP. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)    Since December 31, 2016, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of Parent and its Subsidiaries, taken as a whole.

Section 3.05    Properties. (a) Each of Parent and its Material Subsidiaries has good title to, or (to the knowledge of Parent and the Borrowers) valid leasehold interests in, all its real and personal property (excluding intellectual property, which is considered in Section 3.05(b)) material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)    Each of Parent and its Restricted Subsidiaries owns, or is licensed (or otherwise has the rights) to use, all trademarks, tradenames, copyrights, patents and other intellectual property used in or necessary to its business, and the use thereof by Parent and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements (or ownership or license issues) that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06    Litigation, Environmental and Labor Matters. (a) Except as set forth in Schedule 3.06 hereto, Parent’s Annual Report on Form 10-K for the year ended December 31, 2016, Parent’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 31, 2016 and Parent’s 8-K filings on April 11, 2017, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent, threatened against or affecting Parent or any of its Restricted Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)    Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

(c)    There are no strikes, lockouts or slowdowns against Parent or any of its Restricted Subsidiaries pending or, to their knowledge, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of Parent and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All material payments due from Parent or any of its Restricted Subsidiaries, or for which any claim may be made against Parent or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of Parent or such Restricted Subsidiary except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which Parent or any of its Material Subsidiaries is bound.

Section 3.07    Compliance with Laws and Agreements. Except as set forth in Schedule 3.07 hereto, each of Parent and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08    Investment Company Status. Neither Parent nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09    Taxes. Each of Parent and its Restricted Subsidiaries has timely filed or caused to be filed all federal Tax returns and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Endo LLC is treated for United States federal income tax purposes as disregarded as separate from a Person that is not a “United States person” within the meaning of Section 7701(a)(30).

Section 3.10    Benefit Plans.

(a)    No ERISA Event has occurred or is reasonably expected to occur that, in each case, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b)    Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a Material Adverse Effect. Neither Parent nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, except as would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there are no Canadian Pension Plans.

Section 3.11    Disclosure. As of the Closing Date, all written or formally presented information, including any Information Memorandum, other than any projections and information of a general economic or general industry nature, furnished by or on behalf of, Parent or any Subsidiary to the Administrative Agent, any of its Affiliates or any Lender pursuant to or in connection with this Agreement or any other Loan Document, taken as a whole together with all other written information so delivered on or prior to the Closing Date, together with all information contained in regular or periodic reports filed by or on behalf of Parent or the Borrowers with the SEC or any similar Governmental Authority on or prior to such date is complete and correct in all material respects and does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projected financial information, Parent and each Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished (it being understood by the Administrative Agent and the Lenders that any such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Parent or its Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

Section 3.12    Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 3.13    Security Interest in Collateral. To the extent the US Security Agreement and the Canadian Security Documents have been executed and delivered by the parties thereto and are then in effect, such Loan Document will create in favor of the Collateral Trustee, for the benefit of the Secured Parties (as defined in the Collateral Trust Agreement), a valid and enforceable security interest in the Collateral covered thereby and (i) when the Collateral constituting certificated securities (as defined in the UCC or the Securities Transfer Act, 2006

(Ontario), as applicable or other equivalent legislation) is delivered to the Collateral Trustee, together with instruments of transfer duly endorsed in blank, the Liens under such Loan Document will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under such Loan Document will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing UCC or PPSA, as applicable, financing statements, prior and superior to the rights of any other Person, except, in each case, for (x) Liens permitted by Section 6.02 and Liens securing the obligations under the 2017 Senior Secured Notes and (y) any requirement under Luxembourg law, including the foreign lex rei sitae, referred to under Luxembourg international private law, with respect to any Collateral which (1) under Luxembourg law, would be located or deemed located in Luxembourg or (2) would be granted by a Loan Party formed under the laws of the Duchy of Luxembourg. As to any Collateral, the representations and the warranties with respect thereto contained in the relevant Collateral Documents shall be true and correct.

Section 3.14    Solvency. As of the Closing Date, (a) the fair value of the assets of Parent and its Subsidiaries on a consolidated basis will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Parent and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Parent and its Subsidiaries on a consolidated basis will not have incurred any debts and liabilities, subordinated, contingent or otherwise, that they do not believe that they will be able to pay as such debts and liabilities become absolute and matured; and (d) Parent and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.15    USA Patriot Act; Sanctions; Anti-Corruption. (a) Neither Parent nor any of its Restricted Subsidiaries or, to the knowledge of Parent, any of its Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Sanctioned Person, and Parent, its Restricted Subsidiaries and, to the knowledge of Parent, such Controlled Affiliates are in compliance in all material respects with all applicable orders, rules and regulations of OFAC.

(b)    Neither Parent nor any of its Restricted Subsidiaries or, to the knowledge of Parent, any of its Controlled Affiliates: (i) is targeted by Sanctions currently in force or (ii) is a Sanctioned Person.

(c)    Parent and its Restricted Subsidiaries and, to the knowledge of Parent and its Restricted Subsidiaries and with respect to the business of Parent and its Restricted Subsidiaries, their respective officers, directors and employees are in compliance with Anti-Corruption Laws in all material respects.

Section 3.16     Section 3.16[Reserved].

Section 3.17    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 3.18    Luxembourg Regulatory Matters. The Lux Borrower and each Luxembourg Guarantor is in compliance with all requirements of the Luxembourg legislation and regulations on the domiciliation of companies, and in particular with the Luxembourg Act dated May 31, 1999 on the domiciliation of companies, as amended from time to time, except where failure to comply with any such requirement could not reasonably be expected to result in a Material Adverse Effect. Neither Lux Borrower nor any Luxembourg Guarantor has filed a request with any competent court seeking that the Lux Borrower or such Luxembourg Guarantor, as applicable, be declared subject to bankruptcy (faillite), general settlement or composition with creditors (concordat préventif de faillite) controlled management (gestion contrôlèe), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 12 and 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (and which include foreign court decisions as to faillite, concordat or analogous procedures according to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings as amended). The head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 1346/2000 of May 29, 2000 on insolvency proceedings as amended) the center of main interests (centre des intérets principaux) of each of the Lux Borrower and the Luxembourg Guarantors in Luxembourg is located at the place of its registered office (siège statutaire) in Luxembourg. In addition, the Lux Borrower and the Luxembourg Guarantors are in compliance with any reporting requirements applicable to it pursuant to the Central Bank of Luxembourg regulation 2011/8 or Regulation (EU) N°648/2012 of the European Parliament and of the Council dated 4 July 2012 on OTC derivatives, central counterparties and trade repositories, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

CONDITIONS

Section 4.01    Closing Date. The obligations of the Lenders to extend Loans in respect of the Commitments on the date of the first Credit Event hereunder are subject to the satisfaction (or waiver) of the following conditions precedent:

(a)    Execution. The Administrative Agent shall have received (i) this Agreement, executed and delivered by one or more duly authorized officers, managers, directors or duly appointed attorneys-in-fact of Parent, the Lux Borrower and the Co-Borrower, (ii) the Subsidiary Guaranty, executed and delivered by each Subsidiary required to become a Subsidiary Guarantor, (iii) the US Security Agreement and the US Share Pledge Agreement, executed and delivered by one or more duly authorized officers, managers, directors or duly appointed attorneys-in-fact of the Lux Borrower and each applicable Loan Party, (iv) the Irish Debenture, executed and delivered as a deed by a duly authorized attorney of Parent and each Subsidiary Guarantor which is incorporated under the laws of the

Republic of Ireland, (v) each Lux Security Document, executed and delivered by one or more duly authorized officers, managers or directors of the Lux Borrower, each Luxembourg Guarantor and each other applicable Loan Party, (vi) the Canadian Security Documents, executed and delivered by a duly authorized officer of the applicable Canadian Domiciled Loan Parties party thereto and each other applicable Loan Party, (vii) each Bermuda Security Document, executed and delivered by a duly authorized officer, manager or director of each Loan Party organized under the laws of Bermuda and each other applicable Loan Party, (viii) the Dutch Security Agreement, executed and delivered by a duly authorized officer, manager or director of the Loan Party organized under the laws of the Netherlands, (ix) each Cyprus Security Document, executed and delivered by a duly authorized officer, manager or director of the Loan Party organized under the laws of Cyprus and each other applicable Loan Party and (x) each UK Security Document, executed and delivered by a duly authorized officer, manager or director of each Loan Party organized under the laws of England and Wales, but excluding, in each case of the above (other than clause (i)) any obligation identified on Schedule 5.12).

(b)    Organizational Documents and Necessary Consents. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party as of the Closing Date, certified (to the extent available and customary in any non-U.S. jurisdiction, provided that no such certification shall be required to the extent the applicable Loan Party is formed or incorporated in Canada or a province or territory thereof) as of a recent date by the Secretary of State of the state of its organization (or similar Governmental Authority in any foreign jurisdiction with respect to any such Loan Party organized outside the United States of America) or, in the case of any such Loan Party incorporated in Luxembourg, by a notary public, and (to the extent available and customary in a non-U.S. jurisdiction) a certificate as to the good standing of each such Loan Party as of a recent date, from such Secretary of State (or similar Governmental Authority in any foreign jurisdiction (to the extent available in that foreign jurisdiction) with respect to any Loan Party organized outside the United States of America (including, in the case of any Irish Loan Party, a certificate of status from the Irish Companies Registration Office)); (ii) a certificate of the secretary or assistant secretary (to the extent customary in a non-U.S. jurisdiction) of each Loan Party as of the Closing Date (or, of a manager or director, if applicable and customary, in the case of any Foreign Loan Party) dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or similar governing documentation) of such Loan Party as in effect on the Closing Date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, (in the case of each Borrower) the borrowings hereunder, (in the case of each such Loan Party) the granting of the Liens contemplated to be granted by it under the Collateral Documents and (in the case of each Guarantor) the Guaranteeing of the Secured Obligations as contemplated by this Agreement or the Subsidiary Guaranty, as applicable, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) if applicable, that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above or where a certificate of good standing is not applicable in its jurisdiction of incorporation that attach a true, up to date and correct copy of the certificate or articles of incorporation or other formation documents of each Loan Party duly certified as being true, up to date and correct and (D) unless delivery is not customary in the jurisdiction of any Foreign Loan Party, as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary (or manager or director, if applicable) executing the certificate pursuant to (ii) above.

(c)    USA Patriot Act. Each Person which shall become a Loan Party on the Closing Date shall have provided the documentation and other information to the Lenders (to the extent requested by the Lenders at least ten Business Days prior to the Closing Date) that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations and anti-money laundering rules and regulations, including the USA Patriot Act.

(d)    Guarantees; Collateral. (i) The Guaranty with respect to Parent and each Subsidiary Guarantor (and any confirmation thereof) shall have been executed and be in full force and effect, and (ii) all documents and instruments required to perfect the Collateral Trustee’s security interest in (A) all of the issued and outstanding Equity Interests of each Subsidiary Guarantor and (B) subject to the Agreed Security Principles (in the case of any Foreign Subsidiary, other than any Foreign Subsidiary organized under the laws of Canada or any province or territory thereof), substantially all of the assets of each Subsidiary Guarantor (in each case, to the extent included in the Collateral) shall have been executed and delivered and, if applicable, be in proper form for filing (excluding, in any event, any obligations identified on Schedule 5.12 and Mortgages).

(e)    Guarantees; Collateral (Additional Requirements for Luxembourg Entities).

(i)    The Administrative Agent shall have received, in respect of the Lux Borrower and each Luxembourg Guarantor, a manager’s certificate dated as of the Closing Date and signed by a manager of the Lux Borrower or the Luxembourg Guarantor, as applicable, certifying the following items: (i) an electronic certified excerpt of the Luxembourg Companies Register dated on the Closing Date or at the earliest one Business Day before the Closing Date and (ii) a certified true certificate of non-registration of judgments (certificat de non-inscription d’une décision judiciaire) dated on the Closing Date or at the earliest one Business Day before the Closing Date, issued by the Luxembourg Companies Register.

(ii)    The Administrative Agent shall have received the updated shareholders registers of each of the Lux Borrower and each Luxembourg Guarantor reflecting the registration of the pledges under the executed Lux Share Pledge Agreements.

(f)    Opinions of Counsel. Except as otherwise set forth on Schedule 5.09(h), the Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, (ii) A&L Goodbody, Irish counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, (iii) (a) Elvinger, Hoss & Prussen, Luxembourg counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent and (b) NautaDutilh Avocats Luxembourg, Luxembourg counsel for the Administrative Agent and the Lenders, (iv) Torys LLP, Ontario counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, (v) Lavery de Billy LLP, Quebec counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, (vi) Appleby (Bermuda) Limited, Bermuda counsel for the Loan Parties, (vii) Elias Neocleous & Co LLC, Cyprus counsel for the Administrative Agent and the Lenders, (viii) NautaDutilh N.V., Netherlands counsel for the Administrative Agent and the Lenders and (ix) Latham & Watkins, United Kingdom counsel for the Administrative Agent and the Lenders.

(g)    Solvency Certificate. The Administrative Agent shall have received a certificate of Parent, signed by an authorized signatory of Parent, in substantially the form attached hereto as Exhibit E.

(h)    Process Agent. The Administrative Agent shall have received a copy of a letter appointing CT Corporation System as Process Agent pursuant to Section 9.09(e) in form and substance satisfactory to the Administrative Agent.

(i)    Fees. To the extent invoiced at least two Business Days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Fee Letter or as otherwise agreed by the parties thereto, payable to each Lead Arranger, each Agent and the Lenders, shall have been paid to the extent due.

(j)    Refinancing. The Refinancing shall have been consummated, or shall be consummated, substantially concurrently with the initial funding of the Term Loans hereunder.

Each Borrowing, and each issuance, amendment, renewal or extension of a Letter of Credit, in each case on the Closing Date shall be deemed to constitute a representation and warranty by Parent and the Borrowers on such date as to the satisfaction of the matters specified above in this Section 4.01 (except that no representation shall be deemed made as to whether any item is required to be acceptable or satisfactory to the Administrative Agent is acceptable or satisfactory to it).

Section 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    Subject to Sections 1.04 and 2.20(e), the representations and warranties of Parent and the Borrowers set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects, other than to the extent qualified by materiality or “Material Adverse Effect”, in which case such representation and warranty shall be true and correct on and as of such earlier date.

(b)    Subject to Sections 1.04 and 2.20(e), at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Parent and the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been Cash Collateralized and all LC Disbursements shall have been reimbursed, Parent and each Borrower covenants and agrees with the Lenders that:

Section 5.01    Financial Statements and Other Information. Parent will furnish to the Administrative Agent, on behalf of each Lender:

(a)    within ninety (90) days after the end of each fiscal year of Parent, (i) an audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for Parent and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (if any), with such audited balance sheet and related consolidated financial statements reported on by PricewaterhouseCoopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except to the extent solely due to the scheduled occurrence of a Maturity Date within one year from the date of such audit or the potential inability to satisfy the Financial Covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for

Parent and its consolidated Restricted Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year certified by one of Parent’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent, (i) a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for Parent and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and (ii) a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for Parent and its consolidated Restricted Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, in each case all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries (or Parent and its consolidated Restricted Subsidiaries, as applicable) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above (other than with respect to the financial statements delivered for the fiscal quarter ending June 30, 2017), a certificate of a Financial Officer of Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) if the Financial Covenant is required to be tested pursuant to Section 6.11, setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant (including compliance on a consolidated basis without giving effect to the Unrestricted Subsidiaries) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    [reserved];

(e)    concurrently with the delivery of the certificate of a Financial Officer of Parent under clause (c) above, an updated version of Exhibit B to the US Security Agreement and the Canadian Security Agreement (provided that if there have been no changes to any such exhibits since the previous updating required thereby, Parent shall indicate that there has been “no change” to the applicable exhibit(s));

(f)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g)    as soon as available, but in any event not more than ninety (90) days after the end of each fiscal year of Parent, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of Parent for each month of the fiscal year following such fiscal year in form reasonably satisfactory to the Administrative Agent (without giving effect to any Unrestricted Subsidiaries);

(h)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Parent to its respective shareholders generally, as the case may be; and

(i)    promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as may be reasonably requested by the Administrative Agent or by any Lender through the Administrative Agent.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(h) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, Parent shall deliver, promptly after such restated financial statements become available, revised compliance certificates required by clause (c) of this Section 5.01 with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of Parent.

Parent and each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Parent and the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent, the Borrowers or their respective Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent and each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent and each Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent, Parent, each Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 5.02    Notices of Material Events. Parent and each Borrower will, upon knowledge thereof by a Responsible Officer, furnish to the Administrative Agent prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Subsidiary or Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)    (i) any contribution required to be made with respect to a Non-U.S. Plan has not been timely made; (ii) Parent or any Restricted Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; or (iii) Parent or any Restricted Subsidiary may incur any material liability pursuant to any Non-U.S. Plan, in each case, to the extent that such event could reasonably be expected to result in a Material Adverse Effect; and

(e)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (b) of this Section 5.02 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other periodic reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.02 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Section 5.03    Existence; Conduct of Business. Parent will, and will cause its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that (i) the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) neither Parent nor its Material Subsidiaries shall be required to preserve any right, license, permit, privilege, franchise, patent, copyright, trademark, trade name or other intellectual property rights if Parent or such Material Subsidiary shall determine, in its reasonable judgment, that the preservation thereof is no longer desirable in the conduct of business of Parent or such Material Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Parent, such Material Subsidiary or the Lenders.

Section 5.04    Payment of Obligations. Parent will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Parent or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Endo LLC shall retain its status for United States federal income tax purposes as disregarded as separate from a Person that is not a “United States person” within the meaning of Section 7701(a)(30).

Section 5.05    Maintenance of Properties; Insurance. Parent will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable carriers (i) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. Parent will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Parent shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Collateral Trustee as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event Parent or any of its Material Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

Section 5.06    Books and Records; Inspection Rights. Parent will, and will cause each of the Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and applicable law are made of all material financial dealings and transactions in relation to its business and activities. Parent will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent), at reasonable times upon reasonable prior notice (but not more than once annually if no Event of Default shall exist), to visit and inspect its properties, to examine and make extracts from its books and records, including examination of its environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Parent acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to Parent and its Material Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, none of Parent or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement (not entered into in contemplation hereof) or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.07    Compliance with Laws and Material Contractual Obligations. Parent will, and will cause each of its Restricted Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08    Use of Proceeds. (a) The Lux Borrower shall use the proceeds of the Initial Term Loans funded on the Closing Date solely to consummate the Refinancing, to pay the Transaction Expenses and for general corporate purposes.

(b)    The proceeds of the Revolving Loans will be used for working capital, capital expenditures and general corporate purposes (including Permitted Acquisitions) of Parent and its Subsidiaries.

(c)    No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, (iii) in violation of the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.), the USA PATRIOT Act or the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended), (iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Canada or in a European member state or (v) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09    Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances. (a) As promptly as possible but in any event within forty-five (45) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Material Subsidiary or any Subsidiary qualifies independently as, or is designated by Parent as a Material Subsidiary (or as a Subsidiary Guarantor), Parent shall provide the Administrative Agent with written notice thereof and shall (subject to the Agreed Security Principles, in the case of any Foreign Subsidiary (other than any Foreign Subsidiary organized under the laws of Canada or any province, territory or subdivision thereof)) cause each such Material Subsidiary to deliver to the Administrative Agent a supplement to the Subsidiary Guaranty and the US Security Agreement and/or each other applicable Collateral Document (in each case in the form contemplated thereby and modified as required in order to comply with local laws in accordance with the Agreed Security Principles, if applicable) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, the Subsidiary Guaranty, the US Security Agreement and/or other applicable Collateral Document, as applicable, to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent and its counsel.

(b)    Subject to the Agreed Security Principles (where applicable) and Section 5.09(f), Parent will cause, and will cause each other Loan Party to cause, all of its owned property (whether real, personal, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to perfected Liens in favor of the Collateral Trustee for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents on a first priority basis, subject to no other Liens other than Liens permitted by Section 6.02. Without limiting the generality of the foregoing, and subject to the Agreed Security Principles (where applicable) and Section 5.09(f), Parent (i) will cause the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Borrowers or any other Loan Party (other than Excluded Assets) to be subject at all times to a first priority, perfected Lien in favor of the Collateral Trustee to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request and (ii) will, and will cause each other Loan Party to, deliver Mortgages and Mortgage Instruments with respect to real property (excluding Excluded Assets) owned by the Borrowers or such Loan Party to the extent, and within such time period as is, reasonably required by the Administrative Agent.

(c)    Without limiting the foregoing, but subject to the Agreed Security Principles (except in the case of any Loan Party organized under the laws of the United States or Canada (or any States, provinces, territories or subdivisions thereof)) and Section 5.09(f), Parent will, and will cause each other Loan Party to, execute and deliver, or cause to be executed and delivered, to the Collateral Trustee such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrowers; provided that, in connection with any real property subject to this Section 5.09(c), the Borrowers will comply with the National Flood Insurance Reform Act of 1994 and related legislation and regulations.

(d)    Subject to the Agreed Security Principles (except in the case of any Loan Party organized under the laws of the United States or Canada (or any States, provinces, territories or subdivisions thereof) and Section 5.09(f), other than with respect to such Loan Parties as expressly provided in the final proviso to the definition of Agreed Security Principles), if any assets (including any real property or improvements thereto or any interest therein) are acquired by a Loan Party (other than Excluded Assets and assets constituting Collateral that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), Parent will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, Parent will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section 5.09, all at the expense of Parent.

(e)    Concurrently with the designation of any Subsidiary as a guarantor under any other Material Indebtedness of the Borrowers after the Closing Date, the Borrowers shall cause each such Subsidiary to deliver to the Administrative Agent a duly executed copy of the Subsidiary Guaranty (or supplement thereto) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty in the case of a Foreign Subsidiary, modified as required in order to comply with local laws in accordance with the Agreed Security Principles (other than any Foreign Subsidiary organized under the laws of Canada (or any provinces or territories thereof)), and such Subsidiary Guaranty (or supplement thereto) shall be accompanied by appropriate officer’s certificates, resolutions, organizational documents and legal opinions of counsel as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(f)    (i) Notwithstanding anything in this Agreement to the contrary, in no event shall any Mortgage be required to be executed and delivered with respect to any real property constituting Collateral, unless and until the Administrative Agent has so requested (and the conditions set forth in this Section 5.09(f) and in Section 5.09(c) have been met). The Administrative Agent shall not deliver such request with respect to any such real property located in the United States and its territories until (x) a date that is at least 45 Business Days after the Administrative Agent has delivered to the Lenders (A) written notice of its intention to request delivery and execution of the applicable Mortgage and (B) (1) a completed standard “life of loan” flood hazard determination form and such other documents as any Lender may reasonably request to complete its flood insurance due diligence with respect to the applicable real property; (2) if the improvements to the applicable real property are determined to have special flood hazards by the Federal Emergency Management Agency, a notification to the applicable Loan Party (“Loan Party Notice”) and (if applicable) notification to the applicable Loan Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community where such real property is located does not participate in the NFIP; (3) documentation evidencing the applicable Loan Party’s receipt of the Loan Party Notice; and (4) if the Loan Party Notice is required to be given and, to the extent flood insurance is required by any applicable requirement of law or any Lender’s written regulatory or compliance procedures and flood insurance is available in the community in which such real property is located, evidence of a flood insurance policy in compliance with the Flood Insurance Laws (including without limitation, in an amount required under the Flood Insurance Laws) and (y) all Lenders shall have consented to the making of such request; provided that a Lender shall be deemed to have so consented unless such Lender objects to the execution and delivery of such Mortgage in writing to the Administrative Agent no later than 45 Business Days after delivery of the documentation and written notice described in clauses (x)(A) and (B) above.

(ii)    Within 120 days of the satisfaction of the conditions set forth in clause (i) above (which may be extended in the Administrative Agent’s sole discretion) with respect to a parcel of real property constituting Collateral located in the United States owned by any Domestic Subsidiary that is a Loan Party, Parent shall procure the execution and delivery of, and deliver to the Administrative Agent, Mortgages and Mortgage Instruments related thereto reasonably required by the Administrative Agent.

(g)    Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party shall have any obligation to (i) perfect through control agreements or “control” with respect to any assets (other than in respect of promissory notes in excess of $10,000,000 and certificated Equity Interests constituting Collateral that are required to be pledged pursuant to the Collateral Documents), (ii) perfect any security interest or lien in any intellectual property included in the Collateral in any jurisdiction other than in the United States or Canada, (iii) enter into any Guarantees governed by the laws of any non-U.S. jurisdiction, (iv) obtain any landlord waivers, estoppels or collateral access letters, and (v) perfect a security interest in any letter of credit rights (other than by the filing of a UCC, PPSA or similar financing statement).

(h)    Parent will, and will cause each other Loan Party to, take each of the actions set forth on Schedule 5.09(h) within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent in its sole discretion exercised reasonably).

Section 5.10    Designation of Subsidiaries. Parent may, at any time from and after the Closing Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation (including giving effect on a pro forma basis subject to Section 1.04), the Total Net Leverage Ratio shall be no greater than 6.50 to 1.00 and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary pursuant to this Section 5.10. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s (or any of its Restricted Subsidiaries’) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary. Notwithstanding the foregoing, no Borrower nor any parent company of any Borrower shall be permitted to be an Unrestricted Subsidiary.

Section 5.11    Ratings. Until the Term Loans are paid in full and terminated in accordance with this Agreement, Parent shall use commercially reasonable efforts to cause (x) S&P and Moody’s to issue, and maintain, ratings for the Term Loans, (y) Moody’s to issue, and maintain, a corporate family rating (or the equivalent thereof) of Parent and (z) S&P to issue, and maintain, a corporate credit rating (or the equivalent thereof) of Parent (it being understood, in each case, that such obligation shall not require Parent to maintain a specific rating).

Section 5.12    Post-Closing Obligations. As soon as practicable but in any event within the time periods set forth on Schedule 5.12 (or such later date that the Administrative Agent in its reasonable discretion may permit), Parent shall take or cause its Restricted Subsidiaries to take the actions set forth on Schedule 5.12. Notwithstanding anything in this Agreement or in the other Loan Documents to the contrary, to the extent any representation and warranty in any Loan Document would not be true because the actions set forth on Schedule 5.12 were not taken on the Closing Date, the respective representation and warranty shall not be required to be true and correct in all material respects until the time the respective action is taken (or was required to be taken) in accordance with Schedule 5.12.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or been Cash Collateralized and all LC Disbursements shall have been reimbursed, Parent and each Borrower covenants and agrees with the Lenders that:

Section 6.01    Indebtedness. Parent and each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)    the Secured Obligations;

(b)    Indebtedness existing on the Closing Date and, with respect to any item of Indebtedness in an aggregate outstanding principal amount in excess of $5.0 million, set forth in Schedule 6.01 and any refinancing, extensions, renewals or replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Indebtedness);

(c)    Indebtedness (i) under the Existing Senior Notes and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(d)    Indebtedness of Parent to any Restricted Subsidiary and of any Restricted Subsidiary to Parent or any other Restricted Subsidiary; provided that (x) Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.04(d) and (y) any Indebtedness owing by any Loan Party to a Restricted Subsidiary which is not a Loan Party shall be unsecured and subordinated in right of payment to the Secured Obligations on a basis, and pursuant to an agreement, reasonably satisfactory to the Administrative Agent;

(e)    Guarantees by Parent or any Restricted Subsidiary of Indebtedness or other obligations of Parent or any Restricted Subsidiary; provided that the aggregate amount of Indebtedness and other payment obligations (other than in respect of any overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or in connection with any automated clearing house transfer of funds) of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitations set forth in Section 6.04(d);

(f)    Indebtedness (1) of Parent or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness incurred under this clause (f) shall not exceed, on a pro forma basis in accordance with Section 1.04, immediately after giving effect to the issuance or incurrence of such Indebtedness the greater of (x) $125,000,000 and (y) 10% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered or (2) constituting Permitted Refinancing Indebtedness in respect of Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to this clause (f);

(g)    Indebtedness of Parent or any Restricted Subsidiary as an account party in respect of trade letters of credit;

(h)    Indebtedness owed in respect of any Banking Services and any other netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(i)    Indebtedness under bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by Parent or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(j)    Swap Agreements permitted under Section 6.05;

(k)    Indebtedness of Restricted Subsidiaries that are not Loan Parties, and guarantees thereof by other such Restricted Subsidiaries, in respect of local lines of credit, letters of credit, bank guarantees and similar extensions of credit; provided that the aggregate principal amount of such Indebtedness shall not exceed, on a pro forma basis in accordance with Section 1.04, immediately after giving effect to the issuance or incurrence of such Indebtedness the greater of (x) $100,000,000 and (y) 10% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered;

(l)    Guarantees of Indebtedness of directors, officers, employees, agents and advisors of Parent, or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes; provided that the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of loans and advances then outstanding under Section 6.04(u), shall not at any time exceed $20,000,000;

(m)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of Parent or any of its Restricted Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions or permitted Dispositions;

(n)    Indebtedness representing installment insurance premiums owing in the ordinary course of business;

(o)    Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of Parent and its Restricted Subsidiaries incurred in the ordinary course of business or existing on the Closing Date;

(p)    unsecured Indebtedness arising out of judgments not constituting an Event of Default;

(q)    unsecured Indebtedness of Parent or any of its Restricted Subsidiaries incurred in connection with a Permitted Acquisition, so long as (i) subject to Section 1.04, no Event of Default shall have occurred and be continuing or would exist immediately after giving effect (including giving effect on a pro forma basis) to such incurrence, (ii) such Indebtedness is not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date and (iii) immediately prior to and after giving effect thereto (including on a pro forma basis subject to Section 1.04) the Total Net Leverage Ratio shall be no greater than 6.50 to 1.00; provided that the aggregate principal amount of Indebtedness incurred under this clause (q) by Restricted Subsidiaries which are not Loan Parties, together with the aggregate principal amount of Permitted Indebtedness incurred by such Restricted Subsidiaries, shall not exceed $100,000,000 at any time outstanding;

(r)    Indebtedness (x) of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date (except by way of designation of an Unrestricted Subsidiary as a Restricted Subsidiary), or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in a Permitted Acquisition; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired, and (B) immediately prior to and after giving effect (including giving effect on a pro forma basis subject to Section 1.04), to the assumption of such Indebtedness or making of such Guarantee, as the case may be, the Total Net Leverage Ratio shall be no greater than 6.50 to 1.00 or (y) constituting Permitted Refinancing Indebtedness in respect of Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to this clause (r);

(s)    Permitted Indebtedness and Permitted First Lien Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(t)    other Indebtedness of Parent and its Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed the greater of (x) $250,000,000 and (y) 13.5% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered;

(u)    Indebtedness incurred in connection with the Headquarters Transaction in an aggregate outstanding principal amount not in excess of $90,000,000;

(v)    (i) Permitted Pari Passu Secured Refinancing Debt, (ii) Permitted Junior Secured Refinancing Debt and (iii) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing Indebtedness in respect thereof;

(w)    Indebtedness (x) of the Lux Borrower or any other Loan Party in respect of (1) one or more series of senior unsecured notes or senior secured notes that will be secured by all or a portion of the Collateral on a pari passu or junior basis with the Secured Obligations, and/or (2) one or more series of term loans that will be unsecured or secured by all or a portion of the Collateral on a pari passu or junior basis with the Secured Obligations, in each case that are issued or made in lieu of Incremental Revolving Loans and/or Incremental Term Loans; provided that (A) such Indebtedness is not scheduled to mature prior to the Latest Maturity Date, (B) the aggregate principal amount of all such Indebtedness issued or incurred pursuant to this sub-clause (x) shall not, when aggregated with all Incremental Revolving Loans and Incremental Term Loans, exceed the Incremental Amount, (C) such Indebtedness shall not be subject to any Guarantee by Parent or any Restricted Subsidiary other than a Loan Party, (D) in the case of any such Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Parent or any of its Restricted Subsidiaries other than any asset constituting Collateral, (E) on a pro forma basis, subject to Section 1.04, at the time of the incurrence of such Indebtedness

(to the extent incurred under clause (b) of the definition of “Incremental Amount”) and after giving effect thereto (i) if such Indebtedness is secured on a junior basis with the Secured Obligations, the Secured Net Leverage Ratio shall be no greater than 3.50 to 1.00, (ii) if such Indebtedness is secured on a pari passu basis with the Secured Obligations, the First Lien Net Leverage Ratio shall be no greater than 2.50 to 1.00 and (iii) if such Indebtedness is unsecured, the Total Net Leverage Ratio shall be no greater than 6.50 to 1.00, (F) if such Indebtedness is secured, the security agreements relating to such Indebtedness shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (G) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect (including giving effect on a pro forma basis) to such incurrence (subject to Section 1.04), (H) if such Indebtedness is secured, such Indebtedness shall be subject to an Approved Intercreditor Agreement, (I) if such Indebtedness consists of term loans secured on a pari passu basis with the Secured Obligations hereunder, then the applicable Borrower shall comply with the “most favored nation” pricing provision in the proviso in Section 2.20(c)(vi) as if such Indebtedness were Other Term Loans incurred pursuant to Section 2.20 (to the extent then applicable), (J) the terms and conditions of such Indebtedness (excluding pricing, fees, prepayment or redemption premiums and terms) are (in the reasonable judgment of Parent), when taken as a whole, (1) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Obligations when taken as a whole (other than covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) or (2) otherwise on current market terms for such type of Indebtedness and (K) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (A) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (A) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clause (J) in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions; and (y) Permitted Refinancing Indebtedness in respect of Indebtedness previously incurred pursuant to, and then outstanding pursuant to, this clause (w) (with any Indebtedness outstanding pursuant to this clause (w) from time to time being herein called the “Incremental Equivalent Debt”);

(x)    Indebtedness of Parent or any Restricted Subsidiary incurred pursuant to Permitted Receivables Facilities, provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $600,000,000 at any time outstanding;

(y)    Indebtedness in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by Parent from the issuance or sale of Equity Interests (other than Disqualified Equity Interests) to the extent the relevant Net Proceeds was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(z)    customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(aa)    Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued;

(bb)    the incurrence of Indebtedness by Parent or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to Parent, any Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice;

(cc)    Indebtedness of Parent or any Restricted Subsidiary to the extent that 100% of such Indebtedness is supported by any Letter of Credit; and

(dd)    the 2017 Senior Secured Notes and any Permitted Refinancing Indebtedness in respect thereof.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 6.01:

(1)    in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (dd) above, Parent, in its sole discretion, may divide and classify and may subsequently redivide and reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness (or a portion thereof) in such of the above clauses (a) through (dd) under Section 6.01 as determined by Parent at such time;

provided that all Indebtedness (x) incurred or established hereunder on the Closing Date and (y) represented by the 2017 Senior Secured Notes and related Guarantees on the Closing Date will, at all times, be treated as incurred on the Closing Date under Sections 6.01(a) and (dd), respectively, and may not be reclassified;

(2)    Parent is entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) through (dd), subject to the proviso to the preceding clause (1);

(3)    the principal amount of Indebtedness outstanding under any clause of this Section 6.01 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; and

(4)    guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 6.01.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of Parent dated such date prepared in accordance with GAAP.

Section 6.02    Liens. Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Liens created pursuant to any Loan Document;

(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of Parent or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of Parent or any Restricted Subsidiary other than improvements thereon or proceeds from the disposition of such asset and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any refinancings, extensions, renewals or replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(d)    any Lien existing on any property or asset prior to the acquisition thereof by Parent or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Parent or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any refinancing, extensions, renewals or replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(e)    Liens on fixed or capital assets acquired, constructed or improved by Parent or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are initially incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of Parent or any Restricted Subsidiary other than improvements thereon or proceeds from the disposition of such property or assets except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates;

(f)    in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)    any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(h)    any interest or title of a lessor under any lease or sublease entered into by Parent or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ liens under leases;

(i)    any interest or title of a licensor under any license or sublicense entered into by Parent or any Restricted Subsidiary as a licensee or sublicensee (A) existing on the Closing Date or (B) in the ordinary course of its business;

(j)    licenses, sublicenses, leases or subleases granted to other Persons permitted under Section 6.03 or otherwise existing on or prior to the date of this Agreement;

(k)    Liens on earnest money deposits of cash or cash equivalents made in connection with any Permitted Acquisition or other Investment permitted pursuant to Section 6.04;

(l)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with Parent or any Restricted Subsidiaries in the ordinary course of business;

(m)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of Parent or such Restricted Subsidiary;

(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o)    Liens on the assets and equity interests of Foreign Subsidiaries that are not Loan Parties provided that such Liens shall secure only Indebtedness or other obligations of such Foreign Subsidiaries permitted hereunder;

(p)    Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.01(n);

(q)    Dispositions and other sales of assets permitted under Section 6.03;

(r)    Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by Parent or its Restricted Subsidiaries to a seller after the consummation of a Permitted Acquisition;

(s)    Liens on the real property (including any improvements thereto and fixtures thereon) leased by Parent and/or the Restricted Subsidiaries pursuant to, and securing Indebtedness incurred in connection with, the Headquarters Transaction;

(t)    Liens on all or a portion of the Collateral securing Permitted Indebtedness; provided that (i) such Liens are junior to the Liens securing the Secured Obligations, (ii) such Indebtedness shall not be secured by any Lien on any asset of Parent or any of its Restricted Subsidiaries other than any asset constituting Collateral, (iii) the security agreements relating to such Indebtedness shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (iv) such Indebtedness shall be subject to an Approved Intercreditor Agreement; and Liens securing Permitted Refinancing Indebtedness in respect of the foregoing, in accordance with the definition of Permitted Refinancing Indebtedness contained herein;

(u)    Liens securing Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt and Indebtedness incurred under Section 6.01(w), and any Permitted Refinancing Indebtedness in respect thereof;

(v)    Liens securing Permitted First Lien Indebtedness; provided that (i) such Indebtedness may be secured by all or a portion of the Collateral on a pari passu basis (except as otherwise provided in the Collateral Trust Agreement) with the Secured

Obligations, (ii) such Indebtedness shall not be secured by any Lien on any asset of Parent or any of its Restricted Subsidiaries other than any asset constituting Collateral, (iii) the security agreements relating to such Indebtedness shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (iv) such Indebtedness shall be subject to an Approved Intercreditor Agreement; and Liens securing Permitted Refinancing Indebtedness in respect of the foregoing, in accordance with the definition of Permitted Refinancing Indebtedness contained herein;

(w)    Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by Parent or any of its Restricted Subsidiaries with respect to settlements related to any litigation disclosed in public filings;

(x)    Liens on Permitted Receivables Facility Assets of Parent and its Restricted Subsidiaries arising under Permitted Receivables Facilities;

(y)    Liens on assets of Parent and its Restricted Subsidiaries not otherwise permitted above; provided that the aggregate amount of obligations subject to any such Liens shall not immediately after giving effect to the incurrence of such obligations exceed the greater of (x) $50,000,000 and (y) 10% of Consolidated Net Tangible Assets at the end of the most recent fiscal quarter of Parent for which Financials have been delivered (or, prior to the first delivery of any such financial statements, calculated based on the financial statements of Parent filed with the SEC);

(z)    Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to Parent or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01;

(aa)    Liens on equipment or vehicles of Parent or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(bb)    receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(cc)    Liens on the proceeds of Escrow Debt and any interest thereof, securing the applicable Escrow Debt; and

(dd)    Liens securing Indebtedness permitted under 6.01(dd) (subject to an Approved Intercreditor Agreement).

For purposes of determining compliance with this Section 6.02, (A) a Lien need not be incurred solely by reference to one category described in this Section 6.02, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted hereunder, Parent will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner. The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.02.

Section 6.03    Fundamental Changes and Asset Sales. (a) Parent will not, and will not permit any Restricted Subsidiary to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease, Exclusively License or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, dissolve or wind-up, except that:

(i)    any Person (other than any Borrower) may merge into, amalgamate with or consolidate with Parent in a transaction in which Parent is the surviving corporation;

(ii)    (x) any Person (other than Parent, any Borrower or any Intermediate Parent Entity) may merge into, amalgamate with or consolidate with any Restricted Subsidiary of Parent in a transaction in which the surviving entity is a Restricted Subsidiary, (y) any Person (including any Intermediate Parent Entity) may merge into, amalgamate with or consolidate with any other Intermediate Parent Entity in a transaction in which the surviving entity is an Intermediate Parent Entity and (z) any Borrower may merge into, amalgamate with or consolidate with Parent, any Intermediate Parent Entity or any other Restricted Subsidiary so long as such Borrower is the surviving entity or the surviving entity assumes all the obligations of such Borrower under this Agreement and the other Loan Documents and the successor Borrower is organized in (x) the same jurisdiction as such Borrower, (y) the same jurisdiction as a co-Borrower on the same Class of Loan or (z) a jurisdiction reasonably agreed to by the Administrative Agent and each materially and adversely affected Lender;

(iii)    any Restricted Subsidiary (other than any Borrower or any Intermediate Parent Entity) may merge into, amalgamate with or consolidate with any Person in a transaction permitted under clauses (xv), (xix) and (xx) hereunder in which the surviving entity is not a Subsidiary;

(iv)    (x) any Restricted Subsidiary (other than any Borrower or any Intermediate Parent Entity) may dispose of all or all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to Parent or any other Restricted Subsidiary of Parent; provided that the foregoing shall not permit the voluntary liquidation, dissolution of winding up of any Borrower and (y) any Intermediate Parent Entity may dispose of any or all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Intermediate Parent Entity or to Parent;

(v)    any Restricted Subsidiary (other than any Borrower) may liquidate, dissolve or wind-up if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and is not materially disadvantageous to the Lenders;

(vi)    sales, transfers and other dispositions of inventory, used, worn out, obsolete or surplus property, cash and Permitted Investments in the ordinary course of business and the assignment, cancellation, abandonment or other disposition of intellectual property that is, in the reasonable judgment of Parent, no longer economically practicable to maintain or useful in the conduct of the business of Parent and the Restricted Subsidiaries, taken as a whole;

(vii)    Dispositions (or any license or sublicense of intellectual property) to Parent or any Restricted Subsidiary; provided that any such Disposition (or any license or sublicense of intellectual property) made by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.04;

(viii)    the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(ix)    leases, subleases, non-Exclusive Licenses or sublicenses of property to other Persons in the ordinary course of business not materially interfering with the business of Parent and the Restricted Subsidiaries taken as a whole;

(x)    Liens incurred in compliance with Section 6.02;

(xi)    Investments permitted by Section 6.04;

(xii)    subject to Section 2.11(c)(1), dispositions of property as a result of a casualty event involving such property or any disposition of real property to a Governmental Authority as a result of a condemnation of such real property;

(xiii)    Permitted Exchanges;

(xiv)    Dispositions of investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the consideration received shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Parent);

(xv)    sales or other Dispositions of non-core assets acquired in a Permitted Acquisition; provided that such sales shall be consummated within 360 days of such Permitted Acquisition; provided, further, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Parent) and (ii) no less than 75% of the consideration received for such assets shall be paid in cash or Permitted Investments (provided that, for purposes of satisfying the requirements of this clause (ii), Parent shall be permitted to designate, pursuant to a certificate executed by a Financial Officer of Parent and delivered to the Administrative Agent, non-cash consideration received for any such Disposition as cash consideration in an amount not to exceed $10,000,000 for each such Disposition);

(xvi)    any Immaterial Asset Sale;

(xvii)    any lease or sublease by Endo of a portion of its interest in its headquarters located in Malvern, Pennsylvania;

(xviii)    Parent or any Restricted Subsidiary may transfer, sell and/or pledge Receivables and Permitted Receivables Facility Assets under Permitted Receivables Facilities;

(xix)    Dispositions of assets that are not permitted by any other clause of this Section 6.03; provided that the Disposition Consideration of all assets sold, transferred, leased or otherwise disposed of, and of all assets Exclusively Licensed in reliance on this clause (xix) shall not at the time of and immediately after giving effect to any such transaction exceed in any fiscal year 15% of Consolidated Total Assets at the end of the immediately preceding fiscal year of Parent;

(xx)    Dispositions of assets (but not Equity Interests in any Restricted Subsidiary unless such Restricted Subsidiary is not a Borrower (or a direct or indirect holding company thereof)) that are not permitted by any other clause of this Section 6.03; provided that (x) the Disposition Consideration of all assets sold, transferred, leased or otherwise disposed of, and of all assets Exclusively Licensed in reliance on this clause (xx) shall not at the time of and immediately after giving effect to any such transaction exceed in the aggregate for all Dispositions effected pursuant to this clause (xx) (including the Disposition being made) 30% of Consolidated Total Assets at the end of the immediately preceding fiscal year of Parent, (y) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Parent) and (z) no less than 75% of the consideration received for such assets shall be paid in cash or Permitted Investments (provided that, for purposes of satisfying the requirements of this clause (z), Parent shall be permitted to designate, pursuant to a certificate executed by a Financial Officer of Parent and delivered to the Administrative Agent, non-cash consideration received for any such Disposition as cash consideration in an amount not to exceed, in the aggregate for all such Dispositions, the greater of (1) $100,000,000 and (2) 1.5% of Consolidated Total Assets as of the end of the most recent fiscal quarter of Parent for which Financials have been delivered (or, prior to the first delivery of any such financial statements, as set forth in Parent’s consolidated financial statements filed with the SEC));

(xxi)    the issuance of Equity Interests by a Restricted Subsidiary that represents all or a portion of the consideration paid by Parent or a Restricted Subsidiary in connection with any Investment permitted by Section 6.04, including in connection with the formation of a joint venture with a Person other than a Restricted Subsidiary;

(xxii)    Dispositions of Equity Interests (I) deemed to occur upon the exercise of stock options, warrants or other equity derivatives or settlement of convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise or (II) upon the exercise of any Permitted Warrant; and

(xxiii)    Dispositions of the Equity Interests of, or the assets or securities of, Unrestricted Subsidiaries.

(b)    Parent will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Parent and its Restricted Subsidiaries on the Closing Date and businesses reasonably related thereto or similar or complementary thereto or reasonable extensions thereof (including, but not limited to the business of diagnostics, medical devices, delivery technologies and biotechnology).

(c)    Parent will not change its fiscal year from the basis applicable to Parent prior to the Closing Date.

Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. Parent will not, and will not permit any Restricted Subsidiary to, (i) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidence of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or (ii) purchase or otherwise acquire (in one transaction or a series of transactions) substantially all the assets of any Person or any assets of any other Person constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of such Person, or (iii) acquire an exclusive long-term license of rights to a drug or other product line of any Person (each, an “Investment”) except:

(a)    cash and Permitted Investments;

(b)    Permitted Acquisitions;

(c)    Investments by Parent and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof to the extent not involving any additional Investment;

(d)    Investments made by Parent in or to any Restricted Subsidiary and made by any Restricted Subsidiary in or to Parent or any other Restricted Subsidiary and Guarantees by Parent or any Restricted Subsidiary of obligations of any other Restricted Subsidiary, provided that the amount of any Investment by a Loan Party to a Restricted Subsidiary which is not a Loan Party or constituting a Guarantee of obligations of any Restricted Subsidiary that is not a Loan Party shall not exceed, together with the aggregate amount of all other Investments pursuant to this proviso and Section 6.04(aa) below, $750,000,000 at any time outstanding;

(e)    Guarantees constituting Indebtedness permitted by Section 6.01;

(f)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)    Investments made as a result of the receipt of non-cash consideration from a Disposition, of any asset in compliance with Section 6.03;

(h)    Investments in the form of Swap Agreements permitted by Section 6.05;

(i)    payroll, travel and similar advances to directors, officers and employees of Parent or any Restricted Subsidiary that are made in the ordinary course of business;

(j)    extensions of trade credit in the ordinary course of business;

(k)    Investments to the extent the consideration paid therefor consists of Equity Interests (other than Disqualified Equity Interests) of Parent;

(l)    Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof;

(m)    transfers of rights with respect to one or more products or technologies under development to joint ventures with third parties or to other entities where Parent or a Restricted Subsidiary retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies;

(n)    any customary upfront milestone, marketing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future;

(o)    [reserved];

(p)    Exclusive Licenses from a Foreign Subsidiary to Parent or a Domestic Subsidiary of rights to a drug or other pharmaceutical products, diagnostics, delivery technologies, medical devices or biotechnology businesses acquired by such Foreign Subsidiary in an acquisition permitted by Section 6.03;

(q)    Investments in joint ventures and acquisitions of Equity Interests that would constitute Permitted Acquisitions but for the fact that Persons in which such Equity Interests are acquired do not become wholly owned Subsidiaries of Parent; provided that the sum of the aggregate amount of such Investments, plus the aggregate consideration paid in all such acquisitions, made under this clause (q) shall not exceed the greater of (x) $100,000,000 and (y) 10% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered, in each case, at any time outstanding;

(r)    any Investment made by any Restricted Subsidiary that is not a Loan Party to the extent that such Investment is financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted under this Agreement;

(s)    [Reserved];

(t)    Investments consisting of Liens made in accordance with Section 6.02;

(u)    loans or advances to directors and employees of Parent or any Restricted Subsidiary made in the ordinary course of business; provided that the aggregate outstanding amount of such loans and advances, when aggregated with the Guarantees then outstanding under Section 6.01(l), at any time shall not exceed $20,000,000;

(v)    any Investment in an aggregate amount, when aggregated with the aggregate amount of Restricted Payments made pursuant to Section 6.07(g), not to exceed at any time the aggregate amount of net cash proceeds received by Parent from sales or issuances of Equity Interests of Parent (other than Disqualified Equity Interests) after the Closing Date;

(w)    (i) Investments made by any Restricted Subsidiary in or to any Unrestricted Subsidiary and (ii) any purchase or other acquisition by any Restricted Subsidiary of all or substantially all of the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of any Unrestricted Subsidiary; provided that (x) any such Investment, purchase or other acquisition shall be made on terms and conditions (A) not materially less favorable to such Restricted Subsidiary than it would obtain on an arm’s-length basis from a Person that is not an Affiliate or (B) otherwise reasonably acceptable to the Administrative Agent, and (y) the aggregate fair market value of all such Investments, purchases and other acquisitions made pursuant to this clause (w), or the consideration payable in connection therewith, shall not exceed $100,000,000;

(x)    Parent or any Restricted Subsidiary may make contributions of Permitted Receivables Facility Assets to any Receivables Seller, Receivables Entity or other Person in connection with a Permitted Receivables Facility;

(y)    any Investment made solely in exchange for the substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of Parent;

(z)    Investments (i) in Restricted Subsidiaries in connection with reorganizations or other activities related to tax planning; provided that, after giving effect to any such reorganization or other activity related to tax planning, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired and (ii) by any Loan Party in any non-Loan Party consisting of the contribution of Equity Interests of any Person that is not a Loan Party;

(aa)    any other Investments so long as the aggregate amount of all such Investments, when aggregated with the aggregate amount of Investments made pursuant to Section 6.04(d) above, does not exceed $750,000,000 at any time outstanding. For purposes of clause (q) and this clause (aa), the aggregate consideration payable for any Investment shall be the cash amount (and the fair market value of any non-cash consideration, as determined in good faith by Parent) paid on or prior to the consummation of such Investment and, except in the case of Milestone Payments, shall not include any purchase price adjustment, royalty, earnout, contingent payment or any other deferred payment of a similar nature that may be payable in connection therewith;

(bb)    Investments made to fund the settlement of mesh device related claims, litigation, arbitration or other disputes and judgments, orders, fees and expenses related thereto;

(cc)    any other Investments in an amount not to exceed the Available Amount on such date; so long as immediately prior to and after giving effect (including giving effect on a pro forma basis subject to Section 1.04) the Total Net Leverage Ratio shall be no greater than 5.50 to 1.00; and

(dd)    any other Investments so long as (i) on a pro forma basis after giving effect thereto (subject to Section 1.04) the Total Net Leverage Ratio is no greater than 4.50:1.00 and (ii) subject to Section 1.04, no Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto.

For purposes of covenant compliance with this Section 6.04, (A) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (dd), Parent may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such later time), such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Section 6.04(b), Schedule 6.04 and Section 6.04(d) shall be deemed outstanding under Section 6.04(b), 6.04(c) and Section 6.04(d), respectively.

Section 6.05    Swap Agreements. Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Parent or any Restricted Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests of Parent or any of its Restricted Subsidiaries but without giving effect to any other Indebtedness convertible into

Equity Interests in Parent), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent or any Restricted Subsidiary, (c) any Swap Agreement constituting part of a TEU and (d) Permitted Convertible Debt Hedge Transactions.

Section 6.06    Transactions with Affiliates. Parent will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than Parent or any Restricted Subsidiary) involving aggregate payments or consideration in excess of $25,000,000, except (a) transactions that are on terms and conditions not materially less favorable to Parent or such Restricted Subsidiary than it would obtain on an arm’s-length basis from a Person that is not an Affiliate or, if in the good faith judgment of the board of directors of Parent no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to Parent or such Restricted Subsidiary from a financial point of view, (b) any Restricted Payment permitted by Section 6.07, (c) customary fees and indemnifications paid to directors of Parent and its Restricted Subsidiaries, (d) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of Parent and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement, (e) compensation and indemnification of, and other employment agreements and arrangements, employee benefit plans, and stock incentive plans with directors, officers and employees of Parent or any Restricted Subsidiary entered in the ordinary course of business, (f) intellectual property licenses to Restricted Subsidiaries in existence on the Closing Date, (g) loans and advances and other transactions to the extent permitted by Sections 6.01 and 6.04, (h) leases or subleases of property in the ordinary course of business not materially interfering with the business of Parent and the Restricted Subsidiaries taken as a whole, (i) transactions between or among Parent and/or any Restricted Subsidiary and any entity that becomes a Restricted Subsidiary as a result of such transaction, (j) transactions permitted by Section 6.03(a)(xvii), (k) transactions in the ordinary course of business between or among Parent and/or any Restricted Subsidiary and any Unrestricted Subsidiary, (l) sales or issuances of Equity Interests of Parent to Affiliates of Parent which are otherwise permitted or not restricted by the Loan Documents; (m) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into such Parent or its Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of Parent when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger), (n) any other transactions with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of Parent in good faith and (o) the Transactions.

Section 6.07    Restricted Payments. Parent will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)    Parent may declare and pay dividends or make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests of Parent (other than Disqualified Equity Interests);

(b)    Parent may repurchase its Equity Interests (i) upon the exercise of stock options, warrants or other equity derivatives or settlement of convertible securities if such Equity Interests represent a portion of the exercise price of such options, warrants or other equity derivatives or the settlement price of such convertible securities or (ii) upon the exercise of any Permitted Bond Hedge;

(c)    Parent may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Parent;

(d)    Restricted Subsidiaries may (x) make Restricted Payments ratably with respect to their Equity Interests; provided that any payments to other Restricted Subsidiaries or Persons may be made on a greater than ratable basis to the extent such payments would not be materially adverse to the Lenders and (y) make Restricted Payments to Parent and any other Restricted Subsidiaries;

(e)    Parent may make any dividend or other distribution (whether in cash, securities or other property) with respect to its Equity Interests or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Parent or any option, warrant or other right to acquire any such Equity Interests in Parent pursuant to and in accordance with stock incentive plans or other employee benefit plans for directors, officers or employees of Parent and its Restricted Subsidiaries;

(f)    Parent may purchase Equity Interests from future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Affiliates or immediate family members or any permitted transferees thereof) of Parent or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, in an aggregate amount not exceeding $10,000,000 in any fiscal year of Parent;

(g)    Parent may make Restricted Payments in an aggregate amount not to exceed, when aggregated with the aggregate amount of Investments made pursuant to Section 6.04(v), the aggregate amount of net cash proceeds received from sales or issuances of Equity Interests of Parent (other than Disqualified Equity Interests) after the Closing Date;

(h)    repurchase of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay taxes;

(i)    the payment of any dividend or distribution, or the consummation of any irrevocable redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at such date of declaration or redemption notice such dividend, distribution or redemption, as the case may be, would have complied with this Section 6.07;

(j)    Parent and its Restricted Subsidiaries may make any other Restricted Payment after the Closing Date in an amount not to exceed the Available Amount on such date, so long as (i) subject to Section 1.04, no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto and (ii) immediately prior to and after giving effect thereto (including giving effect on a pro forma basis subject to Section 1.04) the Total Net Leverage Ratio shall be no greater than 5.50 to 1.00;

(k)    Restricted Payments made (A) in connection with (including, without limitation, purchases of) any Permitted Convertible Debt Hedge Transaction (B) to settle any Permitted Warrant (i) by delivery of common stock of Parent or any of its direct or indirect parent companies, (ii) by set-off against the related Permitted Bond Hedge or (iii) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received pursuant to the settlement of any related Permitted Bond Hedge (subject to any increase in the price of the underlying common stock since the settlement of such Permitted Bond Hedge) or (C) to terminate any Permitted Warrant;

(l)    any other Restricted Payments so long as (i) after giving pro forma effect thereto (including pro forma effect in accordance with Section 1.04), the Total Net Leverage Ratio shall be no greater than 3.75:1.00 and (ii) subject to Section 1.04, no Event of Default shall have occurred and be continuing or would exist immediately after giving effect (including giving effect on a pro forma basis) to such incurrence; and

(m)    may make Restricted Payments in an aggregate amount not to exceed the greater of $250,000,000 and 1.75% of Consolidated Total Assets as of the end of the most recent fiscal quarter of Parent for which Financials have been delivered.

Section 6.08    Restrictive Agreements. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Parent or any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to the extent such Lien is required to be granted in favor of the Secured Parties pursuant to the Loan Documents or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions to Parent or any Restricted Subsidiary or to make or repay loans or advances to Parent or any other Restricted Subsidiary or to Guarantee the Obligations; provided that (i) the foregoing limitations in clauses (a) and (b) shall not apply to (A) restrictions and conditions imposed any law, by any Loan Document, any Permitted Receivables Facility Documents or any Swap Agreements to the extent permitted by Section 6.05, (B) restrictions and conditions existing on the Closing Date identified on Schedule 6.08, (C) restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition taken as a whole; provided that such restrictions and conditions apply only to such Restricted Subsidiary, (D) any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into Parent or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into Parent or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated; (E) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale to the extent such sale is permitted hereunder, (F) any restriction arising under or in connection with any agreement or instrument of any joint venture (including with respect to Equity Interests therein), (G) customary restrictions and conditions contained in any agreement relating to the Disposition of any property permitted by Section 6.03 pending the consummation of such Disposition, (H) restrictions or conditions upon the transfers of assets encumbered by a Lien permitted by Section 6.02, (I) restrictions or conditions set forth in the Existing Notes and the 2017 Senior Secured Notes (including, in each case, the indentures and other agreements and documents related thereto), (J) customary restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 6.01; provided that such restrictions or conditions are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement as determined in the good faith judgment of Parent, (K) customary restrictions or provisions restricting assignments of any agreement, (L) restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts entered into in the ordinary course of business or consistent with industry practice, (M) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Parent or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of Parent or such Restricted Subsidiary that are subject to such agreement; (N) restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) of this Section 6.08; provided that such amendments or refinancings do not materially expand the scope of any such restriction or condition; and (ii) clause (a) of the foregoing shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (2) customary provisions in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business and (3) customary provisions in purchase money obligations and capitalized lease obligations on the property acquired pursuant thereto.

Section 6.09    Amendments to Subordinated Indebtedness. Parent will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any agreement or instrument governing or evidencing any Subordinated Indebtedness to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders unless the respective amendment, modification or waiver is reasonably satisfactory to the Administrative Agent.

Section 6.10    Sale and Leaseback Transactions. Neither Parent nor any Restricted Subsidiary will enter into any Sale and Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted by Section 6.03, (b) any Capital Lease Obligations arising in connection therewith are permitted by Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted by Section 6.02.

Section 6.11    Financial Covenant.

Parent covenants and agrees that, if on the last day of any Reference Period (commencing with the fiscal quarter ending June 30, 2017) there are any Revolving Loans or Letters of Credit outstanding (other than (a) undrawn Letters of Credit in an amount not to exceed $20 million and (b) Letters of Credit to the extent Cash Collateralized or backstopped (whether drawn or undrawn) on terms reasonably acceptable to the applicable Issuing Bank), it will not permit the Secured Net Leverage Ratio, determined as of the last date of any such Reference Period, to exceed 3.50 to 1.00.

The provisions of this Section 6.11 are for the benefit of the Revolving Lenders only and the Lenders holding a Majority in Interest in respect of the Revolving Facility may amend, waive or otherwise modify this Section 6.11 or the defined terms used in this Section 6.11 (solely in respect of the use of such defined terms in this Section 6.11) or waive any Default or Event of Default resulting from a breach of this Section 6.11 without the consent of any Lenders other than the Lenders holdings a Majority in Interest in respect of the Revolving Facility.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)    a Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    a Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of Parent or any other Loan Party in or in connection with this Agreement or any other

Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    Parent or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of Parent or a Borrower), 5.08, 5.09 or in Article VI; provided that Parent’s failure to comply with the Financial Covenant (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans or Term Commitments unless and until Revolving Lenders holding a Majority in Interest with respect to the Revolving Loans have actually terminated the Revolving Commitments and/or declared all Obligations with respect thereto to be immediately due and payable pursuant to this Section 7.01 as a result of such failure to comply (and such declaration has not been rescinded as of the applicable date) (the occurrence of such termination and declaration by Revolving Lenders holding such a Majority in Interest, a “Financial Covenant Cross Default”); provided further that any Financial Covenant Event of Default is subject to cure pursuant to Section 7.02;

(e)    Parent or any other Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or any other Loan Document (other than those specified in clause (o) below), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to Parent (which notice will be given at the request of any Lender);

(f)    Parent or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after the expiration of any applicable grace period;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such Indebtedness was created, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any redemption, repurchase, conversion or settlement with respect to any Convertible Debt Security pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default, or (iii) any early payment requirement or unwinding or termination with respect to any Swap Agreement.

(h)    an involuntary case or application or proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization,

winding-up, dissolution, compromise, arrangement or other relief in respect of Parent or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for Parent or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such case or application or proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    Parent or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization winding-up, dissolution, compromise, arrangement or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (except in a transaction expressly permitted by Section 6.03), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for, Parent or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    Parent or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 (or the equivalent amount in any other currency) shall be rendered against Parent or any Restricted Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of, Parent or any Restricted Subsidiary to enforce any such judgment; provided that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of, Parent or such Restricted Subsidiary (but only if the applicable insurer shall have been advised of such judgment and of the intent of Parent or such Restricted Subsidiary to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have disputed coverage);

(l)    an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)    (i) a contribution required to be made with respect to a Non-U.S. Plan has not been timely made, or Parent or any Restricted Subsidiary has incurred liabilities pursuant to one or more Non-U.S. Plans; or that Parent or any Restricted Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any

Non-U.S. Plan; (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) with respect to clauses (i) and (ii) above, such lien, security interest, contribution failure or liability, individually, or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(n)    a Change in Control shall occur;

(o)    the occurrence of any “default”, as defined in any Loan Document (other than this Agreement), which default continues beyond any period of grace therein provided;

(p)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Parent or any other Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(q)    any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document or the Agreed Security Principles, or as a result of the gross negligence or willful misconduct of the Administrative Agent so long as not resulting from the breach or non-compliance with any Loan Document by any Loan Party;

then, and in every such event (other than an event with respect to Parent or any Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and (x) with respect to clause (i) below, at the request of a Majority in Interest of Revolving Lenders of any Class, shall, and (y) with respect to clause (ii) below, at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments of such Class, and thereupon such Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to Parent or any Borrower described in clause (h) or (i) of this Section 7.01, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Section 7.02    Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 7.01, but subject to Sections 7.02(b) and (c), for the purpose of determining whether an Event of Default under the Financial Covenant has occurred, Parent may on one or more occasions designate any portion of the Net Proceeds from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Parent (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) (the “Cure Amount”) as an increase to Consolidated EBITDA of Parent for the applicable fiscal quarter; provided that

(i)    such amounts to be designated are actually received by Parent (i) on and after the first Business Day of the applicable fiscal quarter and (ii) on and prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”),

(ii)    such amounts to be designated do not exceed the maximum aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date and

(iii)    Parent will have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under the Financial Covenant is less than the full amount of such originally designated amount).

The Cure Amount used to calculate Consolidated EBITDA for any fiscal quarter will be used and included when calculating Consolidated EBITDA for each Reference Period that includes such fiscal quarter. The parties hereby acknowledge that this Section 7.02(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenant (and may not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VI) and may not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the fiscal quarter with respect to which such Cure Amount was received other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence (but for the avoidance of doubt may be applied to prepay Indebtedness in a subsequent fiscal quarter). Notwithstanding anything to the contrary contained in Section 7.01, (A) upon designation of the Cure Amount by Parent in an amount necessary to cure any Event of Default under the Financial Covenant, the Financial Covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and no Event of Default under the

Financial Covenant (and any other Default as a result thereof) will be deemed to have occurred for purposes of the Loan Documents, (B) from and after the date that Parent delivers a written notices to the Administrative Agent that it intends to exercise its cure right under this Section 7.02 neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 7.01 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been designated and (C) the Loan Parties shall not be able to obtain any Borrowing hereunder until receipt by the Administrative Agent of the notice described in 7.02(a)(iii) from Parent.

(b)    In each period of four consecutive fiscal quarters, there shall be no more than two (2) fiscal quarters in which the cure right set forth in Section 7.02(a) is exercised.

(c)    There shall be no more than five (5) fiscal quarters in which the cure rights set forth in Section 7.02(a) are exercised during the term of this Agreement; provided that, so long as the Revolving Commitments incurred on the Closing Date have matured or been terminated, there may be an additional fiscal quarter after the Maturity Date applicable to such Revolving Commitments in which the cure rights set forth in this Section 7.02 are exercised during the term of any other Revolving Commitments.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. as its administrative agent and authorizes JPMorgan Chase Bank, N.A. to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto, and JPMorgan Chase Bank, N.A. hereby accepts such appointment.

The banks serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such banks and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if they were not an Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the

Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Subsidiaries that is communicated to or obtained by any bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or elsewhere in the Loan Documents) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Parent or a Lender, and no Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Parent or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise their rights and powers by or through any one or more sub-agents appointed by the respective Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, as applicable, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon any such resignation, the Required Lenders shall have the right (with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrowers shall be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Section 7.01 has occurred and is continuing) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Lead Arranger or a Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as a Lead Arranger and/or Syndication Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York UCC. Each Lender authorizes the Collateral Trustee (and if applicable, the Administrative Agent) to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Collateral Trustee) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Trustee for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Collateral Trustee is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Trustee on behalf of the Secured Parties. The Lenders hereby authorize the Collateral Trustee to release any Lien granted to or held by the Collateral Trustee upon any Collateral as described in Section 9.13 or the Collateral Trust Agreement and the Administrative Agent is hereby authorized to provide confirmation of such authorization if requested by the Collateral Trustee.

Each of the Collateral Trustee and, as applicable the Administrative Agent, is hereby authorized to execute and deliver, any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits and the balance left after winding up and a conditional transfer of the voting rights of Parent as ultimate parent of any subsidiary of the Borrowers which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of Parent or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Collateral Trustee (or Administrative Agent as applicable) in respect of the Parallel Debt will conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by an Collateral Trustee (or Administrative Agent if applicable) is not effective until its rights under the Parallel Debt are assigned to the successor Collateral Trustee (or Administrative Agent if applicable).

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of Parent or any relevant Subsidiary as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent or Collateral Trustee, as applicable, shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Secured Parties. Each Lender, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Collateral Trustee to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

For purposes of the laws of the Province of Quebec, the Secured Parties hereby authorize the Administrative Agent to appoint on their behalf, pursuant to the Collateral Trust Agreement, the Collateral Trustee as hypothecary representative of the Secured Parties as contemplated hereby under Article 2692 of the Civil Code of Quebec in order to hold hypothecs and security granted under the Canadian Security Documents to be governed by the laws of the Province of Quebec.

The Administrative Agent is authorized to enter into the Collateral Trust Agreement and any Approved Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements) in connection with the incurrence by any Loan Party of any Permitted First Lien Indebtedness, Permitted Junior Secured Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing Indebtedness with respect thereto, or any other Indebtedness permitted by the terms of this Agreement to be secured by the Collateral on a pari passu or junior priority secured basis, in each case in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party to the extent such priority is permitted by the Loan Documents), and the parties hereto acknowledge that the Collateral Trust Agreement and each Approved Intercreditor Agreement is (if entered into) binding upon them. Each Lender (a) understands, acknowledges and agrees that Liens may be created on the Collateral pursuant to the documentation relating to any Indebtedness incurred as permitted by this Agreement which is (in accordance with the terms hereof) to be secured thereby, on a pari passu, or junior, secured basis to the Liens securing the Secured Obligations, which Liens securing any such other Indebtedness shall be subject to the terms and conditions of the Collateral Trust Agreement and each Approved Intercreditor Agreement executed and delivered as required hereby, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Collateral Trust Agreement and any Approved Intercreditor Agreement (if entered into) and (c) hereby authorizes and instructs the Administrative Agent to enter into the Collateral Trust Agreement and each Approved Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements) in connection with the incurrence by any Loan Party of any secured Indebtedness as contemplated above, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrowers or such Loan Party, to the extent such priority is permitted by the Loan Documents), and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Co-Borrower, to it at 1400 Atwater Drive, Malvern, Pennsylvania 19355, Attention of Treasurer (Telecopy No. 484-216-3002; Telephone No. 484-216-7909);

(ii)    if to Parent, to it at First Floor, Minerva House Ballsbridge, Simmonscourt Road, Dublin 4, Ireland, Attention International Legal Counsel and Company Secretary (Telecopy No. 484-216-3002; Telephone No. +353-1268-2006);

(iii)    if to the Lux Borrower, to it at 2a, rue Nicolas Bové L-1253 Luxembourg, Attention of the board of managers (Telecopy No. +352-2644-9167);

(iv)    if to the Administrative Agent, (1) JPMorgan Chase Bank, N.A., Ryan Bowman, 10 S. Dearborn, Chicago, IL 60603 (Telecopy No. (312-732-4754), Facsmile No. (844-490-5663), Email ryan.t.bowman@jpmorgan.com) and (2) J.P. Morgan Europe Limited, Loan and Agency Group, 25 Bank Street, Canary Wharf, London E14 5JP (Telecopy No. (+44 (0) 20 7742 1000), Facsimile No. (+44 (0)20 7777 2360), Email: loan_and_agency_london@jpmorgan.com), or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto;

(v)    if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 S Dearborn, Chicago, IL 60603 (Telecopy No. (312-732-4754), Email: jpm.agency.cri@jpmorgan.com) or such other office or person as the Issuing Bank may hereafter designate in writing as such to the other parties hereto;

(vi)    if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 S Dearborn, Chicago, IL 60603 (Telecopy No. (312-732-4754), Email: jpm.agency.cri@jpmorgan.com) or such other office or person as the Swingline Lender may hereafter designate in writing as such to the other parties hereto; and

(vii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties or any Lead Arranger (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Parent’s or any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Parent or any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent, the Borrowers or their respective subsidiaries and its or their securities for purposes of United States Federal or state securities laws.

Section 9.02    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Collateral Trustee, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Trustee, the Issuing Bank and the Lenders hereunder and under the other Loan

Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Trustee, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Except as provided in Section 2.20 with respect to an Incremental Amendment, Section 2.23 with respect to an Extension Amendment and Section 2.25 with respect to a Refinancing Amendment, and except as otherwise expressly provided in Section 9.19, neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (other than (x) with respect to any amendment or waiver contemplated in clauses (viii) or (ix) below, which shall only require the consent of the Lenders holding the Majority in Interest with respect to any applicable Class, as applicable (and not the Required Lenders), (y) with respect to amendments or waivers contemplated in clauses (ii), (iii) or (x) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders and (z) as otherwise expressly set forth below) or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any LC Disbursement or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders (or, with respect to any default rate payable in respect of the Revolving Facility, Majority in Interest of Revolving Lenders, shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate) shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or fees at the applicable default rate set forth in Section 2.13(d), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), or any interest thereon (other than interest payable at the applicable default rate of interest set forth in Section 2.13(d)), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section 9.02 or the definitions of “Required Lenders” or “Majority in Interest” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Term Loans are included on the Closing Date), (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty without the written consent of each Lender, (vii) except as provided in Section 9.13 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (viii) amend, waive or otherwise modify the Financial Covenant or any definition related thereto (solely in respect of the use of such defined terms in the Financial Covenant) or waive any Default or Event of Default resulting from a failure to perform or observe the Financial Covenant (including any waiver of a Default or Event of Default solely with respect to a Class of Revolving Lenders) without the written consent of each affected Class of Revolving Lenders holding a Majority in Interest with respect to the Revolving Loans and Commitments of such Class (and in the case of multiple Classes which are affected, Majority in Interest with respect to all such Classes shall consent together as one Class); provided, however, that the amendments, waivers and other modifications described in this clause (viii) shall not require the consent of any Lenders other than Revolving Lenders holdings a Majority in Interest with respect to any affected Class of Revolving Loans and Revolving Commitments, (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class without the written consent of Lenders representing a Majority in Interest of each adversely affected Class (and in the case of multiple Classes which are affected, Majority in Interest with respect to all such Classes shall consent together as one Class) or (x) modify or extend the maturity date of any Letter of Credit to a date that is later than the Maturity Date applicable to the Revolving Commitments, without the written consent of each Revolving Lender; provided, further, that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Trustee, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Trustee, the Issuing Bank or the Swingline Lender, as the case may be and (ii) Section 9.04(f) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

(c)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Amendment, Extended Loans pursuant to an Extension Amendment and any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment, which, in each case, for the avoidance of doubt, shall not require the consent of the Required Lenders) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Term Loans, the Incremental Loans, the Extended Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders, and for purposes of the relevant provisions of Section 2.18(b).

(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders or Lenders representing a Majority in Interest of any Class directly affected, as applicable, is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity (which is reasonably satisfactory to the Borrowers and the Administrative Agent) shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by each Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (3) any amounts owing to such Lender pursuant to Section 2.12(d). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(e)    Notwithstanding anything to the contrary herein, (i) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof and (ii) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of Parent or any Borrower without the input or need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (x) to comply with local law or advice of local counsel, (y) to cure ambiguities, omissions or defects or (z) to cause such guarantees, collateral security agreements, pledge agreement or other documents to be consistent with this Agreement and the other Loan Documents.

Section 9.03    Expenses; Indemnity; Damage Waiver. (a) Parent and the Borrowers shall (and hereby jointly and severally agree to) pay (i) all reasonable and documented out-of-

pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel (other than in-house counsel) for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in no event shall Parent or the Borrowers be required to reimburse the Lenders for more than one counsel to the Administrative Agent (and up to one local counsel in each applicable jurisdiction and regulatory counsel) and one counsel for all of the other Lenders (and up to one local counsel in each applicable jurisdiction and regulatory counsel), unless a Lender or its counsel determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.

(b)    Except in respect of Indemnified Taxes or Other Taxes otherwise covered by Section 2.17(c), Parent and the Borrowers shall, and jointly and severally agree to, indemnify the Administrative Agent, the Lead Arrangers, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but excluding any Excluded Taxes), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether (x) any Indemnitee is a party thereto or (y) such matter is initiated by a third party or by Parent or any of its affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Persons.

(c)    To the extent that Parent or any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, as the case may be, and each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any Borrower’s failure to pay any such amount shall not relieve such Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)    To the extent permitted by applicable law, neither Parent nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Persons, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this Section 9.03 shall be payable not later than fifteen (15) days after written demand therefor.

Section 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) Parent and the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, except in a transaction permitted by Section 6.03 (and any attempted assignment or transfer by Parent or a Borrower without such consent shall be null and void).    Subject to the terms and conditions set forth in Sections 9.04(b) through (l) below, any Lender may assign to one or more assignees (other than any Person that is not an Eligible Transferee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more “accredited investors” (as defined in regulation D of the Securities Act)(other than (1) Parent and its Affiliates, except to the extent permitted in Sections 2.24, 9.04(g) and 9.04(k), (2) any natural Person, (3) any Defaulting Lender or (4) a Person that would be a Foreign Lender but is not capable of making the representation contained in Section 2.17(j) on the date it becomes a Lender ) (each, an “Eligible Transferee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)    the applicable Borrower (such consent not to be unreasonably withheld or delayed); provided that such Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; provided, further, that no consent of the applicable Borrower shall be required for (x) any assignment by any Agent or Lead Arranger (or any affiliate thereof) of Term Loans or related commitments pursuant to the primary syndication of such Term Loans and related commitments or (y) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Section 7.01 has occurred and is continuing, any other assignee;

(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed); provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or any related commitment.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the applicable Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $1,000,000 (in the case of a Term Loan) unless each of the applicable Borrower and the Administrative Agent otherwise consent; provided that no such consent of the applicable Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)    without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the applicable Borrower described in Section 108(e)(4) of the Code; and

(F)    if, at the time of any assignment, the respective assignee would be entitled to greater increased cost payments pursuant to Section 2.15 than those that apply to the respective assignor, then the respective assignee shall not be entitled to charge the Borrowers for any such increased costs which would otherwise by owed to it pursuant to Section 2.15, but in each case only to the extent in excess of those that would have applied to the respective assignor at the time of such assignment.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04 (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (g) of this Section 9.04), from and after the effective date specified in each Assignment and Assumption (or Affiliated Lender Assignment and

Assumption) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the applicable Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (excluding (x) Parent and its Affiliates and (y) any Person that is not an Eligible Transferee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) Parent, the Borrowers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the applicable Borrower described in Section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.17(e) as though it were a Lender (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal

Reserve Bank or any other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    In the case of any assignment, transfer or novation by a Lender to a new Lender, or any participation by such Lender in favor of a Participant, of all or any part of such Lender’s rights and obligations under this Agreement or any of the other Loan Documents, such Lender and the new Lender or Participant (as applicable) hereby agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of, this Agreement or any agreement referred to herein to which the Lux Borrower or any Luxembourg Guarantor is a party (including any Collateral Document), any security created or guarantee given under or in connection with this Agreement or any other Loan Document shall be preserved and shall continue in full force and effect for the benefit of such new Lender or Participant (as applicable).

(f)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Parent (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Parent or any Subsidiary under the Loan Documents (including its obligations under Sections 2.15 through 2.17), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (and such Lender shall remain liable for such indemnity or similar payment obligation on behalf of the SPC), and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of any Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(g)    Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures determined by such Affiliated Lender in its sole discretion or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i)    Affiliated Lenders will not (A) receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II or (B) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender;

(ii)    each Affiliated Lender that purchases any Loans this subsection (g) shall identify itself as an Affiliated Lender;

(iii)    each Lender (other than any other Affiliated Lender) that assigns any Loans to an Affiliated Lender pursuant to this subsection (g) shall deliver to the Administrative Agent and Parent a customary Big Boy Letter;

(iv)    the aggregate principal amount of Term Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed 25% of the aggregate principal amount of Term Loans of such Class outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(v)    as a condition to each assignment pursuant to this subsection (g), the Administrative Agent and Parent shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender (in its capacity as such) shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such; and

(vi)    the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit B-2 hereto (an “Affiliated Lender Assignment and Assumption”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (g) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to a Borrower for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by such Borrower and (y) such Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and Parent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and Parent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence or pursuant to clause (v) of this subsection (g) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(h)    Notwithstanding anything in Section 9.02 or the definition of “Required Lenders,” or “Majority of Interest” to the contrary, for purposes of determining whether the Required Lenders and Majority of Interest in respect of a Class of Loans have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 9.04(i), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and, except with respect to any amendment, modification, waiver, consent or other action (x) in Section 9.02 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (y) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (z) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered).

(i)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against Parent or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the

Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(j)    Although any Debt Fund Affiliate(s) shall be Eligible Transferees and shall not be subject to the provisions of Section 9.04(g), (h) and (i), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with Auction Procedures (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Commitments and Revolving Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Term Loans, Revolving Commitments and Revolving Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.02.

(k)    Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Parent or any Subsidiary through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with Auction Procedures or (y) open market purchases on a non-pro rata basis; provided that:

(i)    (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to Parent or any Subsidiary shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of such Term Loans and (c) Parent or a Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(ii)    each Person that purchases any Loans pursuant to this subsection (k) shall identify itself as Parent or a Subsidiary of Parent;

(iii)    each Lender (other than an Affiliated Lender) that assigns any Loans to Parent, a Borrower or any Subsidiary of Parent pursuant to this subsection (k) shall deliver to the Administrative Agent and Parent a customary Big Boy Letter; and

(l)    purchases of Term Loans pursuant to this subsection (k) may not be funded with the proceeds of Revolving Loans.

Section 9.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (except for Unliquidated Obligations) or any Letter of Credit is outstanding (unless such Letter of Credit has been Cash Collateralized) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or “flex” rights constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Closing Date. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Parent, any Borrower or any Subsidiary Guarantor against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.08 is subject to the provisions of Section 2.18(d). The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process; Foreign Process Agent. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Parent and each of the Borrowers hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document (other than any Collateral Documents which specify a different jurisdiction), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)    Parent and each of the Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)    Each of Parent and the Lux Borrower hereby irrevocably and unconditionally appoints CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, NY 10011, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of Parent and the Lux Borrower and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to Parent or the Lux Borrower (as applicable) in care of the Process Agent at the address specified above for the Process Agent, and Parent and the Lux Borrower irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to Parent or the Lux Borrower or failure of Parent or the Lux Borrower to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or Parent or the Lux Borrower, or of any judgment based thereon. Parent and the Lux Borrower each covenant and agree that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Parent and the Lux Borrower hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12    Confidentiality. Each of the Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction relating to Parent or its Restricted Subsidiaries and their obligations, (g) on a confidential basis to (i) any rating agency in connection with rating Parent or its Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (h) with the prior written consent of Parent or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 by the disclosing party or its Affiliates or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Parent or the Borrowers. In addition, the Administrative Agent, the Swingline Lender, the Issuing Bank and each of the Lenders may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section 9.12, “Information” means all information received from Parent or the Borrowers relating to Parent the Borrowers or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Parent or the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13    Release of Liens and Guarantees.

(a)    A Guarantor (other than Parent and any Borrower) shall automatically be released from its obligations under the Loan Documents upon (i) the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise or (ii) such Guarantor becoming an Excluded Subsidiary; provided that Parent has elected for such Excluded Subsidiary to be released from its Guaranty. Upon (a) the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations for which no claim has been made), and the termination, expiration or Cash Collateralization of all Letters of Credit, (b) any Disposition (other than any lease or license) by any Loan Party (other than to Parent or any Restricted Subsidiary) of any Collateral (i) in a transaction permitted under this Agreement or (ii) in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII or by the Collateral Trustee pursuant to the Collateral Trust Agreement, (c) any Disposition by any Loan Party to a Receivables Entity of any Permitted Receivables Facility Assets in connection with a Permitted Receivables Facility, (d) any property of a Loan Party becoming an Excluded Asset or (e) the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral shall be automatically released. Any termination or release pursuant to this Section 9.13 shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of Parent or any Subsidiary in respect of) all interests retained by Parent or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.13 shall be without recourse to or warranty by the Collateral Trustee.

(b)    The Collateral Trustee is irrevocably authorized to subordinate any Lien on any property granted to or held by the Collateral Trustee under any Loan Document to the holder of any Lien on such property that is permitted by clauses (b), (d) or (h) of the definition of “Permitted Encumbrances” or Section 6.02(c), (d), (e), (h), (k), (m) (p), (r), (y) (to the extent that the relevant Lien is of the type to which the Lien of the Collateral Trustee may otherwise be required to be subordinated under this clause (b) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (b)), (g), (l), (o), (bb) or (cc).

Section 9.14    USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

Section 9.15    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent and the Collateral Trustee thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Collateral Trustee or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.16    No Fiduciary Relationship. Parent, on behalf of itself and its Subsidiaries, agrees that, in connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) and any communications in connection therewith: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between Parent and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, the Borrowers or any of their respective Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to Parent, the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to Parent, the Borrowers or their respective Affiliates. To the fullest extent permitted by law, Parent and the Borrowers hereby agree not to assert any claims that they may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.18    Additional Borrowers and Co-Borrower.

(a)    Parent may designate any wholly-owned Restricted Subsidiary as a Borrower hereunder with respect to the Revolving Facility and/or any Incremental Revolving Commitments (and Incremental Revolving Loans) or any Incremental Term Loan Commitments or Incremental Term Loans (other than Incremental Term Loans that are not Other Term Loans); provided, however, that such wholly-owned Restricted Subsidiary shall be organized under the laws of (i) the same jurisdiction under which any other Borrower is organized or (ii) otherwise, a jurisdiction that is reasonably acceptable to the (x) Administrative Agent and (y)(1) in the case of an Additional Borrower with respect to the Revolving Facility, each of the Lenders under the Revolving Facility and (2) in the case of an Additional Borrower with respect to any Incremental Term Loans that are Other Term Loans, the Incremental Lenders with respect to such Incremental Term Loans. Such wholly-owned Restricted Subsidiary shall become an Additional Borrower and a party to this Agreement by delivering to the Administrative Agent an Additional Borrower Joinder, and all references to the “Borrowers” shall also include such Additional Borrower, as applicable, upon (a) the receipt by the Administrative Agent of (i) copies, certified by the secretary or assistant secretary of such Additional Borrower, of resolutions of the board of directors or similar governing body of such Additional Borrower approving this Agreement and any other Loan Documents to which such Additional Borrower is becoming a party and performing the obligations thereunder and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization and existence of such Additional Borrower; (ii) an incumbency certificate, executed by the secretary or assistant secretary of such Additional Borrower, which shall identify by name and title and bear the signature of the officers of such Additional Borrower authorized to request Borrowings hereunder and sign this Agreement and the other Loan Documents to which such Additional Borrower is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by Parent or such Additional Borrower, as applicable; (iii) opinions of counsel to such Additional Borrower, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other customary matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders; (iv) at least three (3) Business Days prior to such designation, any other instruments and documents reasonably requested by the Administrative Agent and each Lender under applicable “know your customer” or similar rules and regulations, including the USA Patriot Act; and (v) a certificate from Parent and such Additional Borrower certifying that as of the date of such joinder, the conditions set forth in Section 4.02(a) and (b) shall be met as if a Credit Event were to occur on such date and (b) the Lenders being provided with ten (10) Business Days’ prior notice (or such shorter period of time as the Administrative Agent shall reasonably agree) of any Additional Borrower being proposed to be added pursuant to this Section 9.18(a). This Agreement may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and Parent to effect the provisions of or be consistent with this Section 9.18(a). Notwithstanding any other provision of this Agreement to the contrary, any such deemed amendment may be memorialized in writing by the Administrative Agent with Parent’s consent, but without the consent of any other Lenders and furnished to the other parties hereto.

(b)    Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that any US Borrower shall only be jointly and severally liable with respect to the US Borrowings and shall not be jointly and severally liable with respect to any Loans and Obligations of any Borrower that is not a US Borrower.

(c)    Notwithstanding anything to the contrary contained in this Agreement (but subject to subsection (b) of this Section 9.18), the parties hereto agree that the Co-Borrower shall be a co-borrower with respect to all Loans and other Obligations of the Lux Borrower and any Additional Borrowers hereunder, and each reference herein to the “Lux Borrower,” the “Additional Borrower(s)” or the “Borrower(s)” with respect to any Loans (other than Revolving Loans and related extensions of credit incurred directly by the Lux Borrower or any Additional Borrower) or Obligations of the Lux Borrower or any Additional Borrower hereunder shall be deemed to be a reference to each of the Lux Borrower, any Additional Borrower and the Co-Borrower, jointly and severally. Subject to subsection (b) of this Section 9.18, each of the Lux Borrower, any Additional Borrower and the Co-Borrower shall be jointly and severally liable for all such Loans and other Obligations, regardless of which Borrower actually receives the benefit thereof or the manner in which they account for such Loans and Obligations on their books and records. Upon the commencement and during the continuation of any Event of Default, the Administrative Agent and the applicable Lenders may (in accordance with the terms of this Agreement and the other Loan Documents) proceed directly and at once, without notice, against any of the Lux Borrower, any Additional Borrower or the Co-Borrower to collect and recover the full amount, or any portion of, such Obligations, without first proceeding against the other Borrower or any other Person, or any security or collateral for such Obligations, subject, however, to subsection (b) of this Section 9.18. Each of the Lux Borrower, each Additional Borrower and the Co-Borrower consents and agrees that neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of such Obligations.

Section 9.19    Acknowledgement and Consent to Bail-In of EEA Financial Institution.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.20    Collateral Trust Agreement. Notwithstanding anything to the contrary contained herein, the Administrative Agent, the Issuing Bank and each Lender hereby acknowledges that the Liens and security interests securing the Secured Obligations, the exercise of any right or remedy by the Collateral Trustee under the Loan Documents or with respect thereto, and certain rights of the parties thereto are subject to the provisions of the Collateral Trust Agreement and any other applicable Approved Intercreditor Agreement that has been entered into by the Administrative Agent pursuant to the terms hereof. In the event of any conflict between the terms of the Collateral Trust Agreement or any such Approved Intercreditor Agreement and the terms of this Agreement or any other Loan Document with respect to the priority of any Liens granted to the Collateral Trustee or the exercise of any rights and remedies of the Collateral Trustee, the terms of the Collateral Trust Agreement and such applicable Approved Intercreditor Agreements shall govern and control.

ARTICLE X

PARENT GUARANTY

Section 10.01    Guaranty. Parent hereby guarantees to each Secured Party as hereinafter provided, as primary obligor and not as surety, the payment of the Secured Obligations in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Parent hereby further agrees that if any of the Secured Obligations are not paid in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Secured Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02    Obligations Unconditional. (a) The obligations of Parent under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Secured Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Secured Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of the Secured Obligations, other than contingent indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made), it being the intent of this Section 10.02 that the obligations of Parent hereunder shall be absolute and unconditional under any and all circumstances. Parent agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against a Borrower or any other Guarantor for amounts paid under this Article X until such time as the Secured Obligations have been paid in full in cash and the Commitments have expired or terminated.

(b)    Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of Parent hereunder, which shall remain absolute and unconditional as described above:

(i)    at any time or from time to time, without notice to Parent the time for any performance of or compliance with any of the Secured Obligations shall be extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Secured Obligations shall be done or omitted;

(iii)    the maturity of any of the Secured Obligations shall be accelerated, or any of the Secured Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Secured Obligations shall be waived or any other guarantee of any of the Secured Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv)    any Lien granted to, or in favor of, the Collateral Trustee or any other holder of the Secured Obligations as security for any of the Secured Obligations shall fail to attach or be perfected; or

(v)    any of the Secured Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of Parent) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of Parent).

(c)    With respect to its obligations hereunder, Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Trustee or any other holder of the Secured Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or other documents relating to the Secured Obligations, or against any other Person under any other guarantee of, or security for, any of the Secured Obligations.

Section 10.03    Reinstatement. The obligations of Parent under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings under any Debtor Relief Law, and Parent agrees that it will indemnify the Administrative Agent and each holder of the Secured Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Secured Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any proceedings under any debtor relief law.

Section 10.04    Certain Additional Waivers. Parent further agrees that it shall have no right of recourse to security for the Secured Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

Section 10.05    Remedies. Parent agrees that, to the fullest extent permitted by law, as between Parent, on the one hand, and the Administrative Agent, the Collateral Trustee and the other holders of the Secured Obligations, on the other hand, the Secured Obligations may be declared to be forthwith due and payable as provided in Section 7.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Secured Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Secured Obligations being deemed to have become automatically due and payable), the Secured Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Parent for purposes of Section 10.01. Parent acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Secured Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.06    Rights of Contribution. Parent agrees that, in connection with payments made hereunder, Parent shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Secured Obligations have been paid in full in cash and the Commitments have terminated.

Section 10.07    Guarantee of Payment; Continuing Guarantee. The guarantee given by Parent, in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Secured Obligations whenever arising.

****

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

ENDO INTERNATIONAL PLC, as Parent

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	Secretary

ENDO LLC, as Co-Borrower

By:	/s/ Karen A. Wallace
Name:	Karen A. Wallace
Title:	Senior Vice President and Treasurer

ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L., as Lux Borrower

By:	/s/ Francois-Xavier Goosens
Name:	Francois-Xavier Goosens
Title:	Manager B/Authorized Signatory

[Signature Page – Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Term Loan Lender and Revolving Lender

By:	/s/ Deborah R. Winkler
Name:	Deborah R. Winkler
Title:	Executive Director

CITIBANK, N.A., as a Revolving Lender

By:	/s/ Stuart G. Dickson
Name:	Stuart G. Dickson
Title:	Vice President

Barclays Bank PLC, as a Revolving Lender

By:	/s/ May Huang
Name:	May Huang
Title:	Assistant Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Revolving Lender

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ Tino Schaufelberger
Name:	Tino Schaufelberger
Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

By:	/s/ Benjamin Souh
Name:	Benjamin Souh
Title:	Vice President

MORGAN STANLEY BANK, N.A., as a Revolving Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as a Revolving Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Royal Bank of Canada, as a Revolving Lender

By:	/s/ Kevin Bemben
Name:	Kevin Bemben
Title:	Authorized Signatory

Bank of America, N.A., as a Revolving Lender

By:	/s/ Yinghua Zhang
Name:	Yinghua Zhang
Title:	Director

GOLDMAN SACHS BANK USA, as a Revolving Lender

By:	/s/ Annie Carr
Name:	Annie Carr
Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC, as a Revolving Lender

By:	/s/ Annie Carr
Name:	Annie Carr
Title:	Authorized Signatory

FIFTH THIRD BANK, as a Revolving Lender

By:	/s/ Tamara M. Dowd
Name:	Tamara M. Dowd
Title:	Director

Sumitomo Mitsui Banking Corporation, as a Revolving Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

SUNTRUST BANK, as a Revolving Lender

By:	/s/ Katherine Bass
Name:	Katherine Bass
Title:	Director

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Revolving Lender

By:	/s/ Jaime Johnson
Name:	Jaime Johnson
Title:	Director

EXHIBIT A

ADDITIONAL BORROWER JOINDER

[    ], 20

This Additional Borrower Joinder is dated as of [    ] (this “Agreement”), and is entered into by and among Endo International PLC, a company incorporated in the Republic of Ireland (Registered Number 534814) (“Parent”), Endo Luxembourg Finance Company I S.à r.l., a société à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B182645 (the “Lux Borrower”), Endo LLC, a limited liability company organized under the laws of Delaware (the “Co-Borrower”), [    ] (the “Additional Borrower”) and JPMorgan Chase Bank, N.A., as administrative agent for the Credit Agreement referred to below (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the effectiveness of this Agreement, the “Credit Agreement”), among Parent, the Lux Borrower, Co-Borrower, the Lenders from time to time party thereto, the Administrative Agent and the other parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 9.18(a) of the Credit Agreement, Parent designates the Additional Borrower as a Borrower with respect to the [    ]1. [The Additional Borrower shall only be jointly and severally liable with respect to US Borrowings and shall not be jointly and severally liable with respect to any Loans and Obligations of any Borrower that is not a US Borrower.]2 [The Additional Borrower shall be jointly and severally liable for all Loans and Obligations of each of the other Borrowers, regardless of whether such Additional Borrower actually receives the benefit thereof or the manner in which such Loans and Obligations are accounted for on the books and records of the Borrowers.]3 Notwithstanding anything to the contrary contained in this Agreement, the Co-Borrower shall be a co-borrower with respect to all Loans and other Obligations of the Additional Borrower.

The Additional Borrower represents that (1) subject to Sections 1.04 and 2.20(e) of the Credit Agreement, the representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document to which it is a party shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all

[1]	Identify applicable Facility, Commitments or Loans (must be the Revolving Facility, Incremental Revolving Commitments/Loans or Incremental Term Loans/Commitments that constitute Other Term Loans) for which the Additional Borrower will become a Borrower.
[2]	Include for joinder of an Additional Borrower organized under the laws of the United States.
[3]	Include for joinder of an Additional Borrower organized outside of the United States.

material respects, other than to the extent qualified by materiality or “Material Adverse Effect”, in which case such representation and warranty shall be true and correct on and as of such earlier date and (2) subject to Sections 1.04 and 2.20(e) of the Credit Agreement at the time of and immediately after giving effect to this Agreement, no Default shall have occurred and be continuing.

The parties hereto acknowledge and agree that the guarantees of the Obligations contained in the Subsidiary Guaranty will apply to the Obligations of the Additional Borrower, to the extent applicable in accordance with the terms hereof and thereof. Upon execution of this Agreement by each of Parent, the Lux Borrower, the Co-Borrower, the Additional Borrower and the Administrative Agent, and the satisfaction of (i) the conditions set forth in Section 9.18(a) of the Credit Agreement and (ii) the other terms and conditions set forth therein, the Additional Borrower (1) shall be a party to the Credit Agreement and shall constitute an “Additional Borrower” and a “Borrower” for all purposes of the [    ]4 and (2) agrees to be bound by all applicable provisions of the Credit Agreement and the other Loan Documents to which it is a party and shall have all the applicable rights and obligations of a Borrower thereunder for purposes of the [    ]5.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Sections 9.06, 9.09, 9.10 and 9.12 of the Credit Agreement are incorporated herein mutatis mutandis.

[Remainder of page intentionally left blank]

[4]	Identify applicable Facility, Loans or Commitments.
[5]	Identify applicable Facility, Loans or Commitments.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

ENDO INTERNATIONAL PLC, as Parent

By:
Name:
Title:

ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L., as the Lux Borrower

By:
Name:
Title:

ENDO LLC, as the Co-Borrower

By:
Name:
Title:

[●], as a Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT B-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities as applicable) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L. and ENDO LLC

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of April 27, 2017 among Endo International PLC, Endo Luxembourg Finance Company I S.à r.l., Endo LLC, the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A. as Administrative Agent, Issuing Bank and Swingline Lender.

[1]	Select if, and as applicable.

B-1-1

6.	Assigned Interest:

Class Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders of such Class	Amount of Commitment/ Loans of such Class Assigned	Percentage Assigned of Commitment/Loans of such Class [3]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

Effective Date:            , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the Classes of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment”, “Revolving Loans”, “Term Loans,” etc.).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

B-1-2

Consented to and Accepted:

[JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:][4]

[JPMORGAN CHASE BANK, N.A., as Issuing Bank and Swingline Lender

By:
Name:
Title:][5]

[4]	Consent is not required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of Lender or an Approved Fund.
[5]	Consent is not required for an assignment of all or any portion of a Term Loan or any related commitment..

B-1-3

Consented to:

[ ][6]

By:
Title:

[6]	The applicable Borrower shall be deemed to have consented unless it shall object by written notice to the Administrative Agent within ten (10) Business Days after receiving written notice thereof. Consent of the applicable Borrower is not required for an assignment to a Lender, an Affiliate of Lender, an Approved Fund, or, if an Event of Default has occurred and is continuing under clause (a), (b), (h), (i) or (j) of Section 7.01, to any other assignee.

B-1-4

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi) it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code (or, if it does bear such a relationship, it has obtained the prior written consent of the Administrative Agent), (vii) is an Eligible Transferee and (viii) if it is a Foreign Lender, as of the Effective Date, assuming compliance with procedural formalities, amounts payable to it pursuant to the Credit Agreement are exempt from U.S. federal withholding tax or would be so exempt but for one or more Changes in Law which have occurred after the Closing Date; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

B-1-5

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile, email or other electronic transmission (e.g., as a “.pdf” or “.tif” attachment) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

B-1-6

EXHIBIT B-2

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
and is an Affiliate of Parent

3.	Borrowers:	ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L. and ENDO LLC

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of April 27, 2017 among Endo International PLC, Endo Luxembourg Finance Company I S.à r.l., Endo LLC, the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A. as Administrative Agent, Issuing Bank and Swingline Lender.

B-2-1

6.    Assigned Interest:

Class Assigned[1]	Aggregate Amount of Term Loans for all Lenders of such Class	Amount of Term Loans of such Class Assigned	Percentage Assigned of Term Loans of such Class [2]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[1]	Fill in the appropriate terminology for the Classes of Term Loans under the Credit Agreement that are being assigned under this Assignment.
[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

B-1-2

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it (including those set forth in Section 9.04(g) of the Credit Agreement) in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi) it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code (or, if it does bear such a relationship, it has obtained the prior written consent of the Administrative Agent), (vii) is an Eligible Transferee, (viii) is an Affiliated Lender, (ix) after giving effect to the assignment contemplated hereby, the aggregate principal amount of the assigned Class of Term Loans held by Affiliated Lenders shall not exceed the Affiliated Lender Cap and (x) if it is a Foreign Lender, as of the Effective Date, assuming compliance with procedural formalities, amounts payable to it by a Domestic Subsidiary pursuant to the Credit Agreement are exempt from U.S. federal withholding tax or would be so exempt but for one or more Changes in Law which have occurred after the Closing Date; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

B-1-3

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by facsimile, email or other electronic transmission (e.g., as a “.pdf” or “.tif” attachment) shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. This Affiliated Lender Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

B-1-4

EXHIBIT C

AUCTION PROCEDURES

This Exhibit C is intended to summarize certain basic terms of the modified Dutch auction (an “Auction”) procedures pursuant to and in accordance with the terms and conditions of Section 2.24 of that certain Agreement of which this Exhibit C is a part (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Credit Agreement”). It is not intended to be a definitive statement of all of the terms and conditions of an Auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the applicable Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the applicable Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit C have the meanings assigned to them in the Credit Agreement.

1.    Notice Procedures. In connection with each Auction, the applicable Borrower will provide notification to the Auction Manager (for distribution to the Term Lenders of the applicable Class of Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans of each applicable Class that the applicable Borrower offers to purchase in such Auction (the “Auction Amount”) which shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”) expressed as a range of prices per $1,000 (in increments of $5), at which the applicable Borrower would be willing to purchase Term Loans of each applicable Class in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the applicable Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the applicable Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the applicable Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the applicable Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

2.    Reply Procedures. In connection with any Auction, each Term Lender of each applicable Class wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans of each applicable Class (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of each applicable Class, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Term Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of each applicable Class held by such Term Lender. Term Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Term Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The applicable Borrower will not purchase any Term Loans of any applicable Class at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

3.    Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the applicable Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the applicable Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the applicable Borrower has received Qualifying Bids). The applicable Borrower shall purchase Term Loans of each applicable Class from each Term Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

4.    Proration Procedures. All Term Loans of each applicable Class offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of any applicable Class for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of such Class to be purchased at prices below the Applicable Threshold Price), the applicable Borrower shall purchase the Term Loans of such Class for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

5.    Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (e.g., an IntraLinks or SyndTrak) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Exhibit B). The Auction Manager will insert the principal amount of Term Loans of each applicable Class to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

6.    Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations, warranties and covenants by the applicable Borrower (provided that, with respect to any Auction Notice, the delivery of such Auction Notice shall constitute the making thereof):

The conditions set forth in Section 2.24 of the Credit Agreement have each been satisfied on and as of the date thereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the applicable Borrower shall terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans of any applicable Class pursuant to an Auction.

The representations and warranties of the applicable Borrower contained in Article III of the Credit Agreement or any other Loan Document to which it is a party, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 3.04(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 5.01 of the Credit Agreement.

7.    Additional Procedures. Once initiated by an Auction Notice, the applicable Borrower may withdraw an Auction only in the event that, (i) as of such time, no Qualifying Bid has been received by the Auction Manager or (ii) the applicable Borrower has failed to meet a condition set forth in Section 2.24 of the Credit Agreement. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans of any applicable Class by the applicable Borrower required by the terms and conditions of Section 2.24 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the applicable Borrower is required in accordance with the foregoing provisions shall be paid directly by the applicable Borrower to the respective assigning Lender on a settlement date as determined jointly by the applicable Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The applicable Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Term Loans of each applicable Class that are the subject of an Auction will be determined by the Auction Manager, in consultation with the applicable Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.24 of the Credit Agreement or this Exhibit C. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the applicable Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.24 of the Credit Agreement or this Exhibit C. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the applicable Borrower, the Loan Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit C shall not require the applicable Borrower to initiate any Auction.

EXHIBIT D

FORM OF LETTER OF CREDIT REQUEST

Dated [                ]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, under that certain Credit Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Credit Agreement”), among ENDO INTERNATIONAL PLC, ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L., ENDO LLC, the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender.

JPMorgan Chase Bank, N.A.

10 S. Dearborn

Chicago, IL 60603

Attention: Ryan Bowman

[[        1         ], as Issuing Bank

under the Credit Agreement

                                                 ]

Attention: [                                    ]

Ladies and Gentlemen:

[Pursuant to Section 2.06(b) of the Credit Agreement, we hereby request that the Issuing Bank referred to above issue a [Trade][Standby] Letter of Credit for the account of the undersigned on [        2        ] (the “Date of Issuance”) in the aggregate amount of [        3        ]. The Letter of Credit shall be [a Dollar Tranche Letter of Credit denominated in Dollars][a Multicurrency Tranche Letter of Credit in [        4        ], which is an Agreed Currency].]5 [Pursuant to Section 2.06(b) of the Credit Agreement, we hereby request that the Issuing Bank referred to above [amend][renew][extend] the Letter of Credit [                    ]6 on [        7        ] (the “Date of Modification”) to provide that [                ]8.]9

[1]	Insert name and address of Issuing Bank. For [Standby ]Letters of Credit issued by JPMorgan Chase Bank, N.A. insert: JPMorgan Chase Bank, N.A., 10 S Dearborn, Chicago IL 60603, Telecopy No. (3120732-4754, Email: jpm.agency.cri@jpmorgan.com. For Trade Letters of Credit issued by JPMorgan Chase Bank, N.A., insert: JPMorgan Chase Bank, N.A., 10 S Dearborn, Chicago IL 60603, Telecopy No. (3120732-4754, Email: jpm.agency.cri@jpmorgan.com. For Letters of Credit issued by another Issuing Bank, insert the correct notice information for that Issuing Bank.
[2]	Date of Issuance which shall be (x) a Business Day and (y) at least 5 Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Bank in any given case).
[3]	Aggregate initial amount of the Letter of Credit.
[4]	Insert Dollars, euros, Japanese Yen, Pounds Sterling, Canadian Dollars or any other Foreign Currency agreed to by the Administrative Agent and each of the Multicurrency Tranche Lenders.
[5]	Include for initial issuances of Letters or Credit.
[6]	Describe Letter of Credit to be amended, renewed or extended.
[7]	Date of Modification which shall be (x) a Business Day and (y) at least 5 Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Bank in any given case).
[8]	Describe requested amendment, renewal or extension.
[9]	Include for amendments, renewals or extensions of existing Letters of Credit.

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be [        10        ], and such Letter of Credit will be in support of [        11        ] and will have a stated expiration date of [        12        ].

We hereby certify that:

(A)	subject to Sections 1.04 and 2.20(e) of the Credit Agreement, the representations and warranties of Parent and the Borrowers set forth in the Credit Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the [Date of Issuance][Date of Modification], except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects, other than to the extent qualified by materiality or “Material Adverse Effect”, on and as of such earlier date; and

(B)	subject to Sections 1.04 and 2.20(e), at the time of and immediately after giving effect to the [issuance][amendment][renewal][extension] of such Letter of Credit no Default shall have occurred and be continuing.

Copies of documentation with respect to the supported transaction are attached hereto.

*    *    *

[10]	Insert name and address of beneficiary.
[11]	Insert a description of the applicable supporting Indebtedness (in the case of standby Letters of Credit) and insert description of permitted trade obligations of Parent or any of its Restricted Subsidiaries (in the case of trade Letters of Credit).
[12]	Insert the last date upon which drafts may be presented which may not be later than the earlier of (x) one year after the Date of Issuance or Date of Modification, as applicable, and (y) the 5th Business Day preceding the Maturity Date with respect to the Revolving Commitments pursuant to which such Letter of Credit is issued.

[NAME OF BORROWER]

By:
Name:
Title:

EXHIBIT E

FORM OF SOLVENCY CERTIFICATE

ENDO INTERNATIONAL PLC

(the “Parent”)

SOLVENCY CERTIFICATE

April 27, 2017

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(g) of that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Endo International PLC, a company incorporated under the laws of the Republic of Ireland (Registered Number 534814) (“Parent”), ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L., a société à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg,, ENDO LLC, a Delaware limited liability company, the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                ], [manager/director] of Parent (in my capacity as such and not in my individual capacity (and without personal liability)), DO HEREBY CERTIFY on behalf of Parent that as of the date hereof:

1.    the fair value of the assets of Parent and its Subsidiaries on a consolidated basis exceed their consolidated debts and liabilities, subordinated, contingent or otherwise;

2.    the present fair saleable value of the property of Parent and its Subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

3.    Parent and its Subsidiaries on a consolidated basis have not incurred any debts and liabilities, subordinated, contingent or otherwise, that they do not believe that they will be able to pay as such debts and liabilities become absolute and matured;

4.    Parent and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and

5.    I am familiar with the financial performance and business of Parent and its Subsidiaries and have made such other investigations and inquiries as I have deemed appropriate for purposes of delivering this Certificate.

For purposes of this certificate, the terms below shall have the following definitions:

(a)	“fair value”

The amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“present fair salable value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Parent and its Restricted Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“stated liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its Restricted Subsidiaries taken as a whole, determined in accordance with GAAP consistently applied.

(d)	“contingent liabilities”

The estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Parent and its Restricted Subsidiaries taken as a whole (but exclusive of such contingent liabilities to the extent reflected in stated liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Parent.

(e)	“Parent and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital”

For the period from the date hereof through the Maturity Date, Parent and its Restricted Subsidiaries taken as a whole is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

ENDO INTERNATIONAL PLC

By:
Name:
Title:

SCHEDULE 1.01A

AGREED SECURITY PRINCIPLES

Unless otherwise defined herein, capitalized terms used herein and defined in the Agreement to which this Schedule 1.01A is attached are used herein as therein defined.

(A)    Considerations

1.	In determining what Liens will be granted by Foreign Loan Parties to secure the Secured Obligations (as defined in the Collateral Trust Agreement) the following matters will be taken into account. Liens shall not be created or perfected to the extent that it would:

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation laws, capital maintenance rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Foreign Loan Party to provide a guarantee or security or may require that that the guarantee or security be limited by an amount or otherwise;

(b)	result in any (x) material risk to the officers of the relevant grantor of Liens in contravention of their fiduciary duties and/or (y) risk to the officers of the relevant grantor of Liens of civil or criminal or personal liability (in each case, other than arising from fraud, gross negligence or wilful misconduct of the relevant officer);

(c)	result in costs that are disproportionate to the benefit obtained by the beneficiaries of the Liens by reference to the costs of creating or perfecting the lien versus the value of the assets being secured;

(d)	impose an undue administration burden on, or material inconvenience to the ordinary course of operations of, the provider of the Lien, in each case which is disproportionate to the benefit obtained by the beneficiary of the Lien; and

(e)	create Liens over any assets subject to third party arrangements which are permitted by the Loan Documents to the extent (and for so long as) such arrangements prevent those assets from being charged, provided that the Foreign Loan Parties shall use reasonable endeavours to obtain consent to the charging any such assets if the relevant asset is material.

2.	These Agreed Security Principles embody recognition by all parties that there may be certain legal, regulatory and practical difficulties (including those in paragraph 1 above) in obtaining security from all Foreign Loan Parties in every jurisdiction in which Foreign Loan Parties are located, in particular:

(a)	perfection of liens, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Loan Documents or (if earlier or to the extent no such time periods are specified in the Loan Documents) within the time periods specified by applicable law in order to ensure due perfection. Perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Foreign Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents;

(b)	the maximum granted or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is disproportionate to the level of such fees, taxes and duties; or

(c)	where a class of assets to be secured includes material and immaterial assets, if the costs of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Liens, stamp duties, the cost of maintaining capital for regulatory purposes, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Liens or any of its direct or indirect owners, subsidiaries or Affiliates.

(B)    Obligations to be Guaranteed and Secured

1.	Subject to paragraph (A) above and to paragraph (B)2 below, the obligations to be secured are the Secured Obligations. The Liens are to be granted in favor of the Collateral Trustee on behalf of each Secured Party (as defined in the Collateral Trust Agreement) (or equivalent local procedure and unless otherwise necessary in any jurisdictions). Subject to paragraph (B)2 below, the obligations to be guaranteed by Foreign Loan Parties are the Secured Obligations.

For ease of reference, the definitions of the “Secured Obligations” and “Secured Parties” (including any singular form of such terms) set forth in the Collateral Trust Agreement should, where relevant and to the extent legally possible, be incorporated into each Collateral Document (with the capitalised terms used in them having the meaning given to them in the Collateral Trust Agreement). Each reference in this Schedule 1.01A to ”Secured Parties”, “Secured Obligations” and “Secured Debt Default” (including any singular or plural form of such terms) has the respective meaning assigned to such term in the Collateral Trust Agreement.

2.	The Secured Obligations may be limited pursuant to the terms of the relevant Collateral Document and the Secured Obligations may be limited pursuant to the terms of the Subsidiary Guaranty:

2.1	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

2.2	to avoid any (x) material risk to officers of the relevant party that is granting Liens in contravention of their fiduciary duties and/or (y) risk to the officers of the relevant grantor of Liens of civil or criminal or personal liability (in each case, other than arising from fraud, gross negligence or wilful misconduct of the relevant officer).

(C)    General

1.	Where appropriate, defined terms in the Collateral Documents should mirror those in the Agreement and the US Security Agreement, as applicable.

2.	The parties to the Agreement agree to negotiate the form of each Collateral Document in good faith. The form of guarantee is the Subsidiary Guaranty and, with respect to any Foreign Loan Party, shall be subject to any limitations as set out in the joinder, supplement or other Guaranty applicable to such Foreign Loan Party as may be required in order to comply with local laws in accordance with these Agreed Security Principles.

3.	The Liens granted by any Foreign Loan Party in favor of the Collateral Trustee on behalf of each Secured Party shall, to the extent possible under local law, be enforceable upon the earlier of (a) acceleration of any of the Secured Obligations upon a Secured Debt Default (after giving effect to any applicable grace period) under any Security Debt Document and (b) any Secured Debt Default resulting from the failure to pay any Obligations when due under any Secured Debt Document (after giving effect to any applicable grace period) (an “Enforcement Event”).

(D)    Covenants/Representations and Warranties

Any representations, warranties or covenants which are required to be included in any Collateral Document shall reflect (to the extent to which the subject matter of such representation, warranty and covenant is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in the Agreement and the US Security Agreement (save to the extent that the Collateral Trustee’s local counsel advise it necessary to include any further provisions (or deviate from those contained in this Agreement or the US Security Agreement) in order to protect or preserve the Liens granted to the Collateral Trustee on behalf of each Secured Party). Accordingly, the Collateral Documents shall not include, repeat or extend clauses set out in the Agreement including the representations or undertakings in respect of insurance, maintenance of assets, information, indemnities or the payment of costs, in each case, unless applicable local counsel advise it necessary in order to ensure the validity of any Collateral Document or the perfection of any Lien granted thereunder.

(E)    Liens over Land and Buildings

1.	Subject to (A) and (B) above, any mortgage over (x) real estate owned by a Foreign Loan Party with a fair market value of more than $20,000,000 or (y) real estate leased by a Foreign Loan Party that is material to the business of such Loan Party and subject to a lease with an unexpired term in excess of 90 years will, in each case, charge land and interests in land and buildings, except where granting the Lien would contravene any legal or contractual prohibition.

2.	There will be no obligations to investigate title, provide surveys or other insurance or environmental due diligence other than to the extent customary under relevant local practice, provided such investigation, provision or other due diligence does not result in costs that are disproportionate to the benefit obtained by the beneficiaries of the Liens by reference to the costs of the investigation, provision or other due diligence versus the value of the real estate asset.

(F)    Liens over Equity Interests

1.	Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) will be made over Equity Interests in Foreign Loan Parties that are Material Subsidiaries in accordance with Section 5.09. For the avoidance of doubt, share charges over Foreign Subsidiaries which are not Material Subsidiaries is not required.

2.	Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) over Equity Interests in Loan Parties will be granted pursuant to which the Collateral Trustee on behalf of each Secured Party will be entitled, subject to local laws, to transfer the Equity Interests and satisfy themselves out of the proceeds of such sale upon enforcement of the Lien.

3.	Subject to (A) and (B) above, to the extent permitted under local law, share pledges should contain provisions to ensure that, unless an Enforcement Event has occurred and is continuing, the grantor of the Lien is entitled to receive dividends and exercise voting rights in any shareholders’ meeting of the relevant company (except if exercise would be materially adverse to the validity or enforceability of the Lien created or would materially impair the value of the shares charged) and if an Enforcement Event has occurred and is continuing the voting and dividend receipt rights may only be exercised by the Collateral Trustee on behalf of each Secured Party, it being understood that if such Enforcement Event is subsequently remedied or waived, the right to receive dividends and the voting rights in any shareholders’ meeting of the relevant company shall return to the grantor of the Lien.

4.	Liens over Equity Interests will, where possible, automatically charge further Equity Interests issued or otherwise contemplate a procedure for the extension (at the cost of the relevant Loan Party) of Liens over newly-issued shares.

5.	Liens will not be created over minority shareholdings or Equity Interests in joint ventures where the consent of a third party is required before the relevant Loan Party can create a Lien over the same unless such consent has been obtained.

6.	Liens will not be created on Equity Interests so long as same constitute Excluded Assets.

7.	No Collateral Document shall contain a provision that requires the consent of the Administrative Agent or Collateral Trustee for a Subsidiary to issue additional Equity Interests or to increase its share capital. To the extent a Collateral Document contains a provision that conflicts with this Section F(7), this Section F(7) governs..

(G)    Liens over Receivables of Foreign Loan Parties

1.	Except where an Enforcement Event has occurred and is continuing, unless necessary to ensure the creation of valid and/or perfected security, (and notwithstanding that the Lien may be expressed as a first fixed charge) the proceeds of Receivables shall not be paid into a nominated account unless the relevant Foreign Loan Party is able freely to withdraw such money and the Foreign Loan Party shall be free to deal with those receivables in the course of its business.

2.	Each relevant Foreign Loan Party shall not be required to notify third party debtors to any contracts that have been assigned and/or charged under a Collateral Document unless (i) so required by the Collateral Trustee if an Enforcement Event has occurred and is continuing or (ii) otherwise customary under relevant local practice and is not materially prejudicial to the business relationship of such Foreign Loan Party. The Collateral Trustee shall however be entitled to give such notice if an Enforcement Event has occurred and is continuing.

3.	No Lien will be granted under local law over any Receivables to the extent (and for so long as) such Receivable cannot be secured under the terms of the relevant contract (unless the relevant local law dictates otherwise), provided that the Foreign Loan Parties shall use reasonable endeavours to obtain consent to the charging any such assets if the relevant asset is material.

(H)    Insurances

1.	Subject to (A) and (B) above, proceeds of material insurance policies owned by each relevant Foreign Loan Party (excluding third party liability insurance policies) are to be assigned by way of security or pledged to the Collateral Trustee on behalf of each Secured Party. Proceeds of insurance shall be collected and retained by the relevant Foreign Loan Party (without the further consent of the Secured Parties) (i) unless such insurance proceeds must be applied to mandatory prepayment in accordance with subsection (c)(1) of Section 2.11 of this Agreement or (ii) unless an Enforcement Event has occurred and is continuing.

2.	If required by local law to create or perfect the security, notice of the security will be served on the insurance provider within 10 Business Days of the security being granted and the Foreign Loan Party shall use its reasonable endeavours to obtain an acknowledgement of that notice within 30 Business Days of service. If a Foreign Loan Party has used its reasonable endeavours but has not been able to obtain acknowledgement its obligations to obtain acknowledgement shall cease on the expiry of that 30 Business Days period.

(I)    Material Contracts And Claims

1.	Each relevant Foreign Loan Party shall not be required to notify the counterparties to any contracts that have been charged/assigned under a Collateral Document that such contract has been so charged/assigned unless (i) required by the Collateral Trustee if an Enforcement Event has occurred and is continuing or (ii) otherwise customary under relevant local practice and is not materially prejudicial to the business relationship of such Foreign Loan Party. Liens should not be created over contracts, leases or licenses which prohibit assignment or the creation of such Liens or which require the consent of third parties for the creation of such Liens or such assignment unless the contracts are material and such consent has been obtained.

2.	Proceeds of material contracts and claims shall be collected and retained by the relevant Foreign Loan Party (without the further consent of the Secured Parties) (i) unless such proceeds must be applied to mandatory prepayment in accordance with subsection (c) of Section 2.11 of this Agreement or (ii) unless an Enforcement Event has occurred and is continuing.

(J)    Liens Over Intellectual Property

1.	Subject to (A) and (B) above, Liens over intellectual property will only be required to be perfected in the United States of America and Canada; provided that in no event is there any requirement to pledge any intellectual property which constitutes Excluded Assets.

2.	If a Foreign Loan Party grants a Lien over any of its intellectual property, it will be free to deal with those assets in the course of its business (including without limitation, allowing any intellectual property to lapse or become abandoned if, in the reasonable judgment of the Irish Holdco, it is no longer economically practicable to maintain or useful in the conduct of the business of the Irish Holdco and its Subsidiaries, taken as a whole) until an Enforcement Event has occurred and is continuing.

(K)    Liens Over Bank Accounts

1.	Where any Foreign Loan Party is granting a Lien over a bank account it shall, at the request of the Collateral Trustee, notify the relevant bank of, and shall use commercially reasonable efforts to procure that the relevant bank acknowledges the creation of that Lien. Such Foreign Loan Party shall be free to deal with those accounts in the course of its business until Secured Debt Default has occurred and is continuing.

2.	If required by local law to perfect the security and/or to give effect to the making thereof, notice of the security will be served on the account bank within 10 Business Days of the security being granted and the Foreign Loan Party shall use commercially reasonable endeavours to obtain an acknowledgement of that notice within 10 Business Days of service. If the Foreign Loan Party has used commercially reasonable endeavours but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Foreign Loan Party from using a bank account in the course of its business, no notice of security shall be served until an Event of Default has occurred and is continuing.

3.	Any security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security shall request these are waived by the account bank but the Foreign Loan Party shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

4.	Notwithstanding the foregoing, (i) the provisions of this Section (K) shall not apply to Excluded Accounts; and (ii) no control agreements or account pledge agreements shall be required with respect to the perfection of any security interest or Lien in any deposit accounts, securities accounts or other accounts.

(L)    Other Material Assets

Liens shall be given over any other material assets (only to the extent constituting Collateral and which are not otherwise covered by the Agreed Security Principles) of any relevant Foreign Loan Party from time to time, according to the principles set out herein. Such Foreign Loan Party shall be free to deal with those assets in the course of its business until an Enforcement Event has occurred and is continuing.

(M)    Perfection of Liens

1.	Where customary, a Collateral Document may contain a power of attorney allowing the Collateral Trustee to perform on behalf of the grantor of the Lien, its obligations under such Collateral Document only if an Enforcement Event has occurred and is continuing.

2.	Subject to (A) and (B) above, where obligatory or customary under the relevant local law all registrations and filings necessary in relation to the Collateral Documents and/or the Liens evidenced or created thereby are to be undertaken within applicable time limits, by the appropriate local counsel (based on local law and custom), unless otherwise agreed.

3.	Subject to (A) and (B) above, where obligatory or customary, documents of title relating to the assets charged will be required to be delivered to the Collateral Trustee.

4.	Except as explicitly provided herein, notice, acknowledgement or consent to be obtained from a third party will only be required where the efficacy of the Lien requires it or where it is practicable and reasonable having regard to the costs involved, the commercial impact on the Foreign Loan Party in question and the likelihood of obtaining the acknowledgement and, when possible without prejudicing the validity of the Lien concerned, such perfecting procedures shall be delayed until an Enforcement Event has occurred and is continuing.

(N)    Liens

Notwithstanding anything to the contrary contained in this agreement, no provision contained herein shall prejudice the right of the Foreign Loan Parties to benefit from the permitted exceptions set out in Section 6.02 of the Agreement regarding the granting of Liens over assets.

(O)    Proceeds

The Collateral Documents will state that the proceeds of enforcement of such Collateral Document will be applied as specified in the Collateral Trust Agreement.

(P)    Regulatory consent

The enforcement of security over shares and the exercise by the Collateral Trustee of voting rights in respect of such shares may be subject to regulatory consent. Accordingly, enforcement of any security over any shares subject to such a restriction, and the exercise by the Collateral Trustee of the voting rights in respect of any such shares, will be expressed to be conditional upon obtaining any consents required by law or regulation.

SCHEDULE 2.01

REVOLVING COMMITMENTS

LENDER	DOLLAR TRANCHE COMMITMENT	MULTICURRENCY TRANCHE COMMITMENT
JPMorgan Chase Bank, N.A.	N/A	$125,000,000.00
Citigroup Global Markets Inc.	N/A	$125,000,000.00
Barclays Bank PLC	N/A	$86,333,333.33
Credit Suisse AG, Cayman Islands Branch	N/A	$86,333,333.33
Deutsche Bank AG New York Branch	N/A	$86,333,333.33
RBC Capital Markets, LLC	N/A	$86,333,333.33
Bank of America, N.A.	N/A	$80,000,000.02
Morgan Stanley Senior Funding, Inc.	N/A	$61,333,333.33
Goldman Sachs Lending Partners LLC		$46,333,333.33
Goldman Sachs Bank USA	N/A	$40,000,000.00
Fifth Third Bank	N/A	$38,000,000.00
Sumitomo Mitsui Banking Corporation	N/A	$38,000,000.00
SunTrust Robinson Humphrey, Inc.	N/A	$38,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	N/A	$38,000,000.00
Morgan Stanley Bank, N.A.	N/A	$25,000,000.00
AGGREGATE COMMITMENTS	$0.00	$1,000,000,000.00

TERM LOAN COMMITMENTS

LENDER	TERM LOAN COMMITMENT
JPMorgan Chase Bank, N.A.	$3,415,000,000.00
AGGREGATE COMMITMENTS	$3,415,000,000.00

1

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

Customer Name	Company	LC#	Bank	Currency	Current Amount $	Expiry	Auto Renewal Notice	Beneficiary

Endo Pharmaceuticals	Qualitest	6644/S24409	RBC	USD	623,600.00	8/11/2014 - Evergreen	60 Days	Huntsville Utilities

Endo Pharmaceuticals	Qualitest	6644/S24410	RBC	USD	18,500.00	8/11/2014 - Evergreen	60 Days	Huntsville Utilities

Endo Pharmaceuticals	Qualitest	6644/S24437	RBC	USD	100,000.00	10/28/2014 - Evergreen	60 Days	Arizona State Board Of Pharmacy

Endo Pharmaceuticals	Qualitest	6644/S24438	RBC	USD	100,000.00	10/28/2014 - Evergreen	60 Days	Oregon Board Of Pharmacy

Endo Pharmaceuticals	Qualitest	6644/S24439	RBC	USD	100,000.00	10/28/2014 - Evergreen	60 Days	Nevada State Board Of Pharmacy

Endo Pharmaceuticals	Qualitest	6644/S24440	RBC	USD	100,000.00	10/28/2014 - Evergreen	60 Days	Nebraska Board Of Pharmacy

Endo Pharmaceuticals	Qualitest	6644/S24441	RBC	USD	100,000.00	10/28/2014 - Evergreen	60 Days	State Of Indiana Board Of Pharmacy

Endo Pharmaceuticals	Qualitest	6644/S24442	RBC	USD	100,000.00	10/28/2014 - Evergreen	60 Days	California State Board Pharmacy

Endo Pharmaceuticals	Qualitest	6644/S24443	RBC	USD	5,000.00	10/29/2014 - Evergreen	60 Days	State Of Wisconsin

Endo Pharmaceuticals	Qualitest	6644/S24449	RBC	USD	100,000.00	12/14/2014 - Evergreen	30 Days	Maryland Board Of Pharmacy

1

Endo Pharmaceuticals	Qualitest	6644/S24450	RBC	USD	100,000.00	12/14/2014 - Evergreen	30 Days	Maryland Board Of Pharmacy

Endo Pharmaceuticals	Qualitest	6644/S24533	RBC	USD	100,000.00	5/12/2014 - Evergreen	60 Days	Wyoming State Board Of Pharmacy

Endo Pharmaceuticals	Qualitest	2012050100	Morgan Stanley	USD	100,000.00	4/30/2014 - Evergreen	60 Days	Western Surety Company

Endo Pharmaceuticals	Endo Pharmaceuticals	2012041800	Morgan Stanley	EUR	282,252.00	2/20/19	90 Days	Meridian Vat LC

Endo Luxembourg Finance Company I SARL	Endo Pharmaceuticals	DBS 21535	DB	EUR	111,742.02	5/22/2018 – Evergreen	60 Days	DB Milan

Endo Luxembourg Finance Company I SARL	Endo Pharmaceuticals	DBS-21536	DB	EUR	140,852.63	5/22/2018 – Evergreen	60 Days	DB Milan

Endo Luxembourg Finance Company I SARL	Astora Women’s Health Ireland Limited	DBS-21624	DB	EUR	120,000.00	8/8/2017	60 Days	DB Brussels

Endo Luxembourg Finance Company I SARL	Endo Pharmaceuticals	DBS-21842	DB	EUR	181,371.55	1/25/2018 – Evergreen	60 Days	DB Milan

Endo Luxembourg Finance Company I SARL	Endo Pharmaceuticals	DBS-21843	DB	EUR	246,902.65	1/25/2018 – Evergreen	60 Days	DB Milan

Endo Luxembourg Finance Company I SARL	Endo Pharmaceuticals	DBS-21881	DB	EUR	595,971.27	2/23/2018 – Evergreen	60 Days	DB Milan

1

Endo Luxembourg Finance Company I SARL	Astora Women’s Health LLC	68114148	Bank of America, N.A.	USD	$400,000.00	7/31/2017 with auto renewal subject to final maturity date of 3/31/2021	60 Days	United Properties Investment LLC

Endo Luxembourg Finance Company I SARL	Endo Health Solutions Inc	68129336	Bank of America, N.A.	USD	100,000	11/02/2017 with auto renewal	60 days	ACE American Insurance Company

1

SCHEDULE 3.01

SUBSIDIARIES

(*) - Subsidiary Guarantor

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

*Endo Designated Activity Company	Endo International PLC	Yes	No	Ireland	Designated Activity Company	100%

*Endo Ventures Limited	Endo Designated Activity Company	Yes	No	Ireland	Private Limited Company	100%

*Endo Management Limited	Endo Designated Activity Company	Yes	No	Ireland	Private Limited Company	100%

*Endo TopFin Limited	Endo Designated Activity Company	Yes	No	Ireland	Private Limited Company	100%

*Endo Luxembourg Holding Company S.a.r.l	Endo Management Limited	Yes	No	Luxembourg	société à responsabilité limitée	29.43%
	Endo Designated Activity Company					70.57%

*Endo Luxembourg Finance Company I S.a.r.l.	Endo Luxembourg Finance Company II S.a r.l.	Yes	No	Luxembourg	société à responsabilité limitée	100%

*Endo Global Finance LLC	Endo Luxembourg Holding Company S.a r.l	No	No	Delaware	Limited Liability Company	90%
	Endo Luxembourg Finance Company I S.a.r.l.					10%

*Endo Finance Generics LLC	Endo Global Finance LLC	No	No	Delaware	Limited Liability Company	100%

*Endo Somar Holdings B.V.	Endo Global Finance LLC	No	No	Netherlands	Private Limited Liability Company	100%

Endo Receivables Limited	Endo Ventures Bermuda Limited	No	No	Cayman Islands	Limited Company	100%

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

*Endo LLC	Endo Luxembourg Finance Company I S.a.r.l.	No	No	Delaware	Limited Liability Company	100%

*Endo Finco Inc.	Endo Luxembourg Finance Company I S.a.r.l.	No	No	Delaware	Corporation	100%

*Par Pharmaceutical Holdings, Inc.	Endo Luxembourg Holding Company S.a. r.l	Yes	No	Delaware	Corporation	90% common
	Endo Luxembourg Finance Company I S.a.r.l.					10% common
	Paladin Labs Inc.					100% preferred

*Luxembourg Endo Specialty Pharmaceuticals Holding I S.a.r.l.	Par Pharmaceutical Holdings, Inc.	No	No	Luxembourg	société à responsabilité limitée	100%

*Luxembourg Endo Specialty Pharmaceuticals Holding II S.a.r.l.	Luxembourg Endo Specialty Pharmaceuticals Holding I S.a.r.l.	Yes	No	Luxembourg	société à responsabilité limitée	100%

*Endo Luxembourg Finance Company II S.a.r.l.	Endo Luxembourg Holding Company S.ar.l	Yes	No	Luxembourg	société à responsabilité limitée	100%

*Endo Finance Limited	Endo Luxembourg Finance Company II S.a.r.l.	Yes	No	Ireland	Private Limited Company	100%

*Endo Finance II Limited	Endo Luxembourg Finance Company II S.a.r.l.	Yes	No	Ireland	Private Limited Company	100%

*Endo Finance III Limited	Endo Luxembourg Finance Company II S.a.r.l.	No	No	Ireland	Private Limited Company	100%

*Endo Finance IV Limited	Endo Finance II Limited	Yes	No	Ireland	Private Limited Company	100%

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

*Endo Finance V Limited	Endo Luxembourg Finance Company I S.a.r.l.	No	No	Ireland	Private Limited Company	100%

*Endo Bermuda Finance Limited	Endo Finance II Limited	Yes	No	Bermuda	Limited Company	100%

*Endo Finance LLC	Endo Luxembourg Finance Company I S.a.r.l.	Yes	No	Delaware	Limited Liability Company	100%

*Endo U.S. Inc.	Endo Ireland Finance Limited	Yes	No	Delaware	Corporation	100%

*Endo Ventures Bermuda Limited	Endo Ventures Cyprus Limited	No	No	Bermuda	Limited Company	100%

*Endo Health Solutions Inc.	Endo U.S. Inc.	Yes	No	Delaware	Corporation	100% preferred
	Endo US Holdings Luxembourg II S.a.r.l.					100% common

*Endo Pharmaceuticals Inc.	Endo Health Solutions Inc.	Yes	No	Delaware	Corporation	18.2%
	Innoteq 2, Inc.					0.34%
	Anchen Pharmaceuticals 2, Inc.					1.73%
	Kali Laboratories 2, Inc.					0.44%
	Par Two, Inc.					0.02%
	Par Pharmaceutical 2, Inc.					64.17%
	JHP Group Holdings 2, Inc.					15.1%

Astora Women’s Health Ireland Limited	Endo Pharmaceuticals Inc.	No	No	Ireland	Private Limited Company	100%

*Hawk Acquisition Ireland Limited	Endo Health Solutions Inc.	Yes	No	Ireland	Private Limited Company	100%

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

*Endo Generics Holdings, Inc.	Hawk Acquisition Ireland Limited	No	No	Delaware	Corporation	100%

*Par Pharmaceutical 2, Inc.	Endo Generics Holdings, Inc.	Yes	No	Delaware	Corporation	100%

*Par Two, Inc.	Par Pharmaceutical 2, Inc.	Yes	No	Delaware	Corporation	100%

*JHP Group Holdings 2, Inc.	Par Pharmaceutical 2, Inc.	Yes	No	Delaware	Corporation	100%

*Innoteq 2, Inc.	Par Pharmaceutical 2, Inc.	No	No	Delaware	Corporation	100%

*Anchen 2 Incorporated	Par Pharmaceutical 2, Inc.	No	No	Delaware	Corporation	100%

*Anchen Pharmaceuticals 2, Inc.	Anchen Incorporated	Yes	No	Delaware	Corporation	100%

*Kali Laboratories 2, Inc.	Endo Generics Holdings, Inc.	No	No	Delaware	Corporation	100%

*Endo Ireland Finance Limited	Endo Luxembourg Finance Company I S.a.r.l.	Yes	No	Ireland	Private Limited Company	100%

*Endo Ireland Finance II Limited	Endo Ireland Finance Limited	No	No	Ireland	Private Limited Company	100%

*Endo US Holdings Luxembourg I S.à r.l.	Endo U.S. Inc.	Yes	No	Luxembourg	société à responsabilité limitée	100%

*Endo US Holdings Luxembourg II S.à r.l.	Endo US Holdings Luxembourg I S.à r.l.	Yes	No	Luxembourg	société à responsabilité limitée	100%

*Endo Pharmaceuticals Solutions Inc.	Endo Pharmaceuticals Inc.	Yes	No	Delaware	Corporation	100%

CPEC LLC	Endo Pharmaceuticals Solutions Inc.	No	No	Delaware	Limited Liability Company	100%

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

*Endo Pharmaceuticals Valera Inc.	Endo Pharmaceuticals Solutions Inc.	Yes	No	Delaware	Corporation	100%

*Generics International (US Parent), Inc.	Endo Pharmaceuticals Inc.	No	No	Delaware	Corporation	100%

*Par Pharmaceutical Companies, Inc.	Luxembourg Endo Specialty Pharmaceuticals Holdings II S.a.r.l.	Yes	No	Delaware	Corporation	100% common
	Paladin Labs Inc.					100% preferred

*Par Pharmaceutical, Inc.	Par Pharmaceutical Companies, Inc.	Yes	No	New York	Corporation	100%

*Par Laboratories Europe, Ltd.	Par Pharmaceutical, Inc.	No	No	England and Wales	Limited Company	100%

*Innoteq, Inc.	Par Pharmaceutical, Inc.	No	No	Delaware	Corporation	100%

*Kali Laboratories, LLC	Par Pharmaceutical, Inc.	No	No	New Jersey	Limited Liability Company	100%

*Endo Par Innovation Company, LLC	Par Pharmaceutical, Inc.	Yes	No	Delaware	Limited Liability Company	100%

*Par, LLC	Par Pharmaceutical, Inc.	Yes	No	Delaware	Limited Liability Company	100%

*Generics International (US), Inc.	Par Pharmaceutical, Inc.	No	No	New York	Corporation	100%

*Generics International (US) 2, Inc.	Generics International (US Parent), Inc.	Yes	No	Delaware	Corporation	100%

*Generics Bidco I, LLC	Generics International (US), Inc.	Yes	No	Delaware	Limited Liability Company	100%

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

*Vintage Pharmaceuticals, LLC	Generics International (US), Inc.	Yes	No	Delaware	Limited Liability Company	100%

*Moores Mill Properties L.L.C.	Generics International (US), Inc.	No	No	Delaware	Limited Liability Company	100%

*Quartz Specialty Pharmaceuticals, LLC	Generics Bidco I, LLC	No	No	Delaware	Limited Liability Company	50%
	Vintage Pharmaceuticals, LLC					50%

Par Formulations Private Limited	Par Pharmaceutical, Inc.	No	No	India	Limited Company	99.999%
	Par, LLC					0.001%

Par Biosciences Private Limited	Par Pharmaceutical, Inc.	No	No	India	Limited Company	99.999%
	Par Formulations Private Limited					0.001%

Par Active Technologies Private Limited	Par Pharmaceutical, Inc.	No	No	India	Limited Company	99.999%
	Par Formulations Private Limited					0.001%

*Anchen Incorporated	Par Pharmaceutical, Inc.	No	No	New York	Corporation	100%

*Anchen Pharmaceuticals, Inc.	Anchen Incorporated	No	No	Delaware	Corporation	100%

*JHP Group Holdings, LLC	Par Pharmaceutical, Inc.	No	No	Delaware	Limited Liability Company	100%

*JHP Acquisition, LLC	JHP Group Holdings, LLC	No	No	Delaware	Limited Liability Company	100%

*Par Sterile Products, LLC	JHP Acquisition, LLC	Yes	No	Delaware	Limited Liability Company	100%

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

*Astora Holdings, LLC	Endo Pharmaceuticals Inc.	No	No	Delaware	Limited Liability Company	100%

*Astora Women’s Health, LLC	Astora Holdings, LLC	No	No	Delaware	Limited Liability Company	100%

Astora Women’s Health Bermuda ULC	Astora Women’s Health, LLC	No	No	Bermuda	Unlimited Liability Company	100%

Astora Women’s Health Technologies	Astora Women’s Health, LLC	No	No	Ireland	Private unlimited Company	99.83%
	Astora Women’s Health Bermuda ULC					.17%

*Astora Women’s Health Holdings, LLC	Astora Holdings, LLC	No	No	Delaware	Limited Liability Company	100%

*Paladin Labs Canadian Holding Inc.	Endo Luxembourg Finance Company II S.a.r.l.	Yes	No	Canada	Corporation	100%

*Paladin Labs Inc.	Paladin Labs Canadian Holding Inc.	Yes	No	Canada	Corporation	100%

*Endo Ventures Cyprus Limited	Endo Ventures Limited	No	No	Cyprus	Private Limited Liability Company	100%

Litha Healthcare (Pty) Group Limited	Endo Luxembourg Finance Company I S.a.r.l.	No	Yes	South Africa	Private Company	100%

Pharmaplan (Pty) Ltd	Litha Healthcare Group (Pty) Limited	No	Yes	South Africa	Private Company	100%

OTC Pharma SA (Pty) Ltd	Litha Healthcare Group (Pty) Limited	No	Yes	South Africa	Private Company	100%

Litha Health Care Holdings (Pty) Ltd	Litha Healthcare Group (Pty) Limited	No	Yes	South Africa	Private Company	100%

Firefly Investments 223 (Pty) Ltd	Litha Healthcare Group (Pty) Limited	No	Yes	South Africa	Private Company	100%

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

Pharmafrica (Pty) Ltd	Litha Healthcare Group (Pty) Limited	No	Yes	South Africa	Private Company	30%
	Litha Healthcare Holdings (Pty) Ltd					70%

Litha Healthcare Group SSC (Pty) Ltd	Litha Health Care Holdings (Pty) Ltd	No	Yes	South Africa	Private Company	100%

Litha Medical Consumables (Pty) Ltd	Litha Health Care Holdings (Pty) Ltd	No	Yes	South Africa	Private Company	100%

Litha Pharma (Pty) Ltd	Litha Health Care Holdings (Pty) Ltd	No	Yes	South Africa	Private Company	100%

Goldex 775 (Pty) Ltd	Litha Pharma (Pty) Ltd	No	Yes	South Africa	Private Company	100%

MS Patient Care Pharmacy (Pty) Ltd	Litha Pharma (Pty) Ltd	No	Yes	South Africa	Private Company	100%

*DAVA Pharmaceuticals, LLC	Generics International (US), Inc.	Yes	No	Delaware	Limited Liability Company	50%
	Par Pharmaceutical, Inc.					50%

*Dava International, LLC	DAVA Pharmaceuticals, LLC	No	No	Delaware	Limited Liability Company	100%

*Auxilium Pharmaceuticals, LLC	Endo Pharmaceuticals Inc.	Yes	No	Delaware	Limited Liability Company	50%
	Generics International (US) 2, Inc.					50%

*Slate Pharmaceuticals, LLC	Actient Pharmaceuticals LLC	No	No	Delaware	Limited Liability Company	100%

*Auxilium International Holdings, LLC	Auxilium Pharmaceuticals, LLC	No	No	Delaware	Limited Liability Company	100%

*Actient Pharmaceuticals LLC	Auxilium Pharmaceuticals, LLC	No	No	Delaware	Limited Liability Company	100%

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

*Actient Therapeutics, LLC	Actient Pharmaceuticals LLC	No	No	Delaware	Limited Liability Company	95% common
	Slate Pharmaceuticals, LLC					5% common 100% preferred

*Auxilium US Holdings, LLC	Auxilium Pharmaceuticals, LLC	Yes	No	Delaware	Limited Liability Company	100%

*Timm Medical Holdings, LLC	Actient Pharmaceuticals LLC	No	No	Delaware	Limited Liability Company	100%

*70 Maple Avenue, LLC	Actient Pharmaceuticals LLC	No	No	Delaware	Limited Liability Company	100%

*Auxilium UK Ltd	Auxilium Pharmaceuticals, LLC	No	No	United Kingdom	Private Limited Liability Company	100%

* Endo Global Ventures	Endo Designated Activity Company	Yes	No	Bermuda	Unlimited Liability Company	81.64% common .76% preferred
	Endo Ventures Cyprus Limited					17.6% common

Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable	Endo Somar Holdings B.V.	No	No	Mexico	Sociedad Anónima Promotora de Inversión de Capital Variable	Effectively 100%
	Endo Luxembourg Finance Company I S.a.r.l.					1 Nominal Share

Serral, Sociedad Anónima de Capital Variable	Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable	No	No	Mexico	Sociedad Anónima de Capital Variable	Effectively 100%
	Endo Global Finance LLC					1 Nominal Share

Subsidiary	Owner	Material Subsidiary: Yes / No	Unrestricted Subsidiary: Yes / No	Jurisdiction	Organizational Form	Percentage Ownership

Laboratorios Serral, Sociedad Anónima de Capital Variable	Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable	No	No	Mexico	Sociedad Anónima de Capital Variable	Effectively 100%
	Endo Global Finance LLC					1 Nominal Share

Somar Humana, Sociedad Anónima de Capital Variable	Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable	No	No	Mexico	Sociedad Anónima de Capital Variable	Effectively 100%
	Endo Global Finance LLC					1 Nominal Share

Lakeside Salud Humana, Sociedad Anónima de Capital Variable	Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable	No	No	Mexico	Sociedad Anónima de Capital Variable	Effectively 100%
	Endo Global Finance LLC					1 Nominal Share

Pharma Inmobiliria, Sociedad Anónima de Capital Variable	Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable	No	No	Mexico	Sociedad Anónima de Capital Variable	100%

SCHEDULE 3.06

MATERIAL LITIGATION

We and certain of our subsidiaries are involved in various claims, legal proceedings, internal and governmental investigations (collectively, proceedings) that arise from time to time in the ordinary course of our business, including, among others, those relating to product liability, intellectual property, regulatory compliance and commercial matters. While we cannot predict the outcome of these proceedings and we intend to defend vigorously our position, an adverse outcome in any of these proceedings could have a material adverse effect on our current and future financial position, results of operations and cash flows. Matters that are not being disclosed herein are, in the opinion of our management, immaterial both individually and in the aggregate with respect to our financial position, results of operations and cash flows. If and when such matters, in the opinion of our management, become material either individually or in the aggregate, we will disclose such matters.

As of March 31, 2017, our reserve for loss contingencies totaled $758.7 million, of which $714.4 million relates to our product liability accrual for vaginal mesh cases. Although we believe there is a reasonable possibility that a loss in excess of the amount recognized exists, we are unable to estimate the possible loss or range of loss in excess of the amount recognized at this time.

Product Liability

We and certain of our subsidiaries have been named as defendants in numerous lawsuits in various U.S. federal and state courts, as well as in Canada and other countries, alleging personal injury resulting from the use of certain products of our subsidiaries. These matters are described below in more detail.

We believe that certain settlements and judgments, as well as legal defense costs, relating to certain product liability matters are or may be covered in whole or in part under our product liability insurance policies with a number of insurance carriers. In certain circumstances, insurance carriers reserve their rights to contest or deny coverage. We intend to contest vigorously any and all such disputes with our insurance carriers and to enforce our rights under the terms of our insurance policies. Accordingly, we will record receivables with respect to amounts due under these policies only when the resolution of any dispute has been reached and realization of the potential claim for recovery is considered probable. Amounts recovered under our product liability insurance policies will likely be less than the stated coverage limits and may not be adequate to cover damages and/or costs relating to claims. In addition, there is no guarantee that insurers will pay claims or that coverage will otherwise be available.

Vaginal Mesh Cases. In October 2008, the FDA issued a Public Health Notification (October 2008 Public Health Notification) regarding potential complications associated with transvaginal placement of surgical mesh to treat pelvic organ prolapse (POP) and stress urinary incontinence (SUI). The notification provided recommendations and encouraged physicians to seek specialized training in mesh procedures, to advise their patients about the risks associated with these procedures and to be diligent in diagnosing and reporting complications.

In July 2011, the FDA issued an update to the October 2008 Public Health Notification regarding mesh to further advise the public and the medical community of the potential complications associated with transvaginal placement of surgical mesh to treat POP and SUI. In the July 2011 update, the FDA stated that adverse events are not rare. Furthermore, the FDA questioned the relative effectiveness of transvaginal mesh as a treatment for POP as compared to non-mesh surgical repair. The July 2011 notification continued to encourage physicians to seek specialized training in mesh procedures, to consider and to advise their patients about the risks associated with these procedures and to be diligent in diagnosing and reporting complications. In January 2016, the FDA issued a statement reclassifying surgical mesh for transvaginal POP repair from Class II to Class III. Surgical mesh for SUI repair remains a Class II device.

In January 2012, the FDA ordered manufacturers of transvaginal surgical mesh used for POP and of single incision mini-slings for urinary incontinence, such as our AMS subsidiary, to conduct post-market safety studies and to monitor adverse event rates relating to the use of these products. The FDA agreed to place 16 AMS study orders on hold for a variety of reasons. AMS commenced three of these post-market study orders. However, due to the wind-down of the Astora business in 2016, AMS notified the FDA of its termination of these studies and the FDA has confirmed closure of those studies.

Since 2008, we and certain of our subsidiaries, including AMS and/or Astora, have been named as defendants in multiple lawsuits in the U.S. in various state and federal courts, including a multidistrict litigation (MDL) in the U.S. District Court for the Southern District of West Virginia (MDL No. 2325), in Canada, where various class action and individual complaints are pending, and in other countries alleging personal injury resulting from the use of transvaginal surgical mesh products designed to treat POP and SUI. Plaintiffs in these suits allege various personal injuries including chronic pain, incontinence and inability to control bowel function and permanent deformities, and seek compensatory and punitive damages, where available.

We and certain plaintiffs’ counsel representing mesh-related product liability claimants have entered into various Master Settlement Agreements (MSAs) and other settlement agreements regarding settling up to approximately 49,000 filed and unfiled mesh claims handled or controlled by the participating counsel for an aggregate total of approximately $2.8 billion. These MSAs, which were executed at various times since June 2013, were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault by us or any of our subsidiaries. All MSAs are subject to a process that includes guidelines and procedures for administering the settlements and the release of funds. In certain cases, the MSAs provide for the creation of QSFs into which funds may be deposited pursuant to certain schedules set forth in those agreements. All MSAs have participation thresholds regarding the claims represented by each law firm party to the MSA. If certain participation thresholds are not met, then we will have the right to terminate the settlement with that law firm. In addition, one agreement gives us a unilateral right of approval regarding which claims may be eligible to participate under that settlement. To the extent fewer claims than are authorized under an agreement participate, the total settlement payment under that agreement will be reduced by an agreed-upon amount for each such non-participating claim. Funds deposited in QSFs are included in restricted cash and cash equivalents in the Condensed Consolidated Balance Sheets.

Distribution of funds to any individual claimant is conditioned upon the receipt of documentation substantiating the validity of the claim, a full release and a dismissal of the entire action or claim as to all AMS parties and affiliates. Prior to receiving funds, an individual claimant is required to represent and warrant that liens, assignment rights or other claims identified in the claims administration process have been or will be satisfied by the individual claimant. Confidentiality provisions apply to the amount of settlement awards to participating claimants, the claims evaluation process and procedures used in conjunction with award distributions, and the negotiations leading to the settlements.

We expect that valid claims under the MSAs will continue to be settled. However, we intend to vigorously contest pending and future claims that are invalid, for which settlement is unable to be reached or that are in excess of the maximum claim amounts under the applicable MSAs. In addition to claims covered by MSAs, we are currently aware of approximately 10,500 claims that have been filed, asserted or that we believe are likely to be asserted. These claims have not been accrued for because we lack sufficient information to determine whether any potential loss is probable. In addition, there may be other claims asserted in the future. It is currently not possible to estimate the number or validity of any such future claims.

In order to evaluate whether a claim is probable of a loss, we must obtain and evaluate certain information pertaining to each individual claim, including but not limited to the following items: the name and social security number of the plaintiff, evidence of an AMS implant, the date of implant, the date the claim was first asserted to AMS and medical records establishing the injury alleged. Without access to and review of at least this information and the opportunity to evaluate it, we are not in a position to determine a claim’s validity or whether a loss is probable. Further, the timing and extent to which we obtain this information and our evaluation thereof, is often impacted by items outside of our control, including, without limitation, the normal cadence of the litigation process and the provision of claim information to us by plaintiff’s counsel.

We will continue to monitor the situation, and, if appropriate, we will make further adjustments to our product liability accrual based on new information. We intend to continue exploring all options as appropriate in our best interests, and depending on developments, there is a possibility that we will suffer adverse decisions or verdicts of substantial amounts, or that we will enter into additional monetary settlements. Any unfavorable outcomes as a result of such litigation or settlements with respect to any asserted or unasserted claims could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As of the date of this report, we believe that the current product liability accrual includes all known claims for which liability is probable.

The following table presents the changes in the vaginal mesh QSFs and product liability accrual balance during the three months ended March 31, 2017 (in thousands):

	Qualified Settlement Funds	Product Liability Accrual
Balance as of December 31, 2016	$275,987	$963,117
Additional charges	—	—
Cash contributions to Qualified Settlement Funds	243,344	—
Cash distributions to settle disputes from Qualified Settlement Funds	(247,530)
Cash distributions to settle disputes	—	(1,224)
Other	240	—

Balance as of March 31, 2017	$272,041	$714,363

The entire portion of the $714.4 million product liability accrual amount shown above is classified in the Current portion of the legal settlement accrual in the March 31, 2017 Condensed Consolidated Balance Sheets. Charges related to vaginal mesh product liability for all periods presented are reported in Discontinued operations, net of tax in our Condensed Consolidated Statements of Operations.

We expect to fund the payments under all current settlement agreements over the remainder of 2017. As the funds are disbursed out of the QSFs from time to time, the product liability accrual will be reduced accordingly with a corresponding reduction to restricted cash and cash equivalents. In addition, we may pay cash distributions to settle disputes separate from the QSFs, which will also decrease the product liability accrual and decrease cash and cash equivalents.

We were contacted in October 2012 regarding a civil investigation initiated by a number of state attorneys general into mesh products, including transvaginal surgical mesh products designed to treat POP and SUI. In November 2013, we received a subpoena relating to this investigation from the state of California, and we have subsequently received additional subpoenas from California and other states. We are currently cooperating with this investigation. At this time, we cannot predict or determine the outcome of this investigation or reasonably estimate the amount or range of amounts of fines or penalties, if any, that might result from a settlement or an adverse outcome from this investigation.

Testosterone Cases. We and certain of our subsidiaries, including Endo Pharmaceuticals Inc. (EPI) and Auxilium Pharmaceuticals, Inc. (subsequently converted to Auxilium Pharmaceuticals, LLC and hereinafter referred to as Auxilium), along with other pharmaceutical manufacturers, have been named as defendants in lawsuits alleging personal injury resulting from the use of prescription medications containing testosterone, including FORTESTA® Gel, DELATESTRYL®, TESTIM®, TESTOPEL®, AVEED® and STRAINT®. Plaintiffs in these suits allege various personal injuries, including pulmonary embolism, stroke and other vascular and/or cardiac injuries and seek compensatory and/or punitive damages, where available. In June 2014, an MDL was formed to include claims involving all testosterone replacement therapies filed against EPI, Auxilium, and other manufacturers of such products, and certain transferable cases pending in federal court were coordinated in the U.S. District Court for the Northern District of Illinois as part of MDL No. 2545. In addition, litigation has also been filed against EPI in the Court of Common Pleas for Philadelphia County and in certain other state courts. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions, and we expect cases brought in federal court to be transferred to the U.S. District Court for the Northern District of Illinois as tag-along actions to MDL No. 2545. However, we cannot predict the timing or outcome of any such litigation, or whether any such additional litigation will be brought against us. We intend to contest the litigation vigorously and to explore all options as appropriate in our best interests. As of April 25, 2017, approximately 1,250 cases are currently pending against us; some of which may have been filed on behalf of multiple plaintiffs. The first MDL trial against Auxilium involving TESTIM® is set to begin in November 2017; the first trial against Auxilium in the Court of Common Pleas for Philadelphia County involving TESTIM® is set to begin in January 2018; and the first MDL trial against EPI involving FORTESTA® Gel is set to begin in September 2018.

In November 2015, the U.S. District Court for the Northern District of Illinois entered an order granting defendants’ motion to dismiss claims involving certain testosterone products that were approved pursuant to ANDAs, including TESTOPEL®. Plaintiffs filed a motion for reconsideration and clarification of this order. In March 2016, the District Court granted plaintiffs’ motion in part and entered an order permitting certain claims to go forward to the extent they are based on allegations of fraudulent off-label marketing.

In November 2014, a civil class action complaint was filed in the U.S. District for the Northern District of Illinois against EPI, Auxilium, and various other manufacturers of testosterone products on behalf of a proposed class of health insurance companies and other third party payors that had paid for certain testosterone products, alleging that the marketing efforts of EPI, Auxilium, and other defendant manufacturers with respect to certain testosterone products constituted racketeering activity in violation of 18 U.S.C. §1962(c), and other civil Racketeer Influenced and Corrupt Organizations Act claims. Further, the complaint alleged that EPI, Auxilium, and other defendant manufacturers violated various state consumer protection laws through their marketing of certain testosterone products and raised other state law claims. In March 2015, defendants filed a motion to dismiss the complaint and plaintiffs responded by filing amended complaints, which defendants also moved to dismiss. In February 2016, the District Court granted in part and denied in part defendants’ motion to dismiss. The District Court declined to dismiss plaintiffs’ claims for conspiracy to commit racketeering activity in violation of 18 U.S.C. §1962(d) and claims for negligent misrepresentation. In April 2016, plaintiffs filed a third amended complaint, which defendants moved to dismiss in June 2016. In August 2016, the court denied the motion to dismiss and we filed a response to the third amended complaint in September 2016. In October 2015, a similar civil class action complaint was filed against EPI and other defendant manufacturers in the U.S. District for the Northern District of Illinois. Similar litigation may be brought by other plaintiffs. We are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for this matter, if any, but we intend to contest this litigation vigorously and will explore all options as appropriate in our best interests.

Unapproved Drug Litigation

In September 2013, the State of Louisiana filed a petition for damages against certain of our subsidiaries, EPI and Generics Bidco I, LLC, and over 50 other pharmaceutical companies alleging the defendants or their subsidiaries marketed products that were not approved by the FDA. See State of Louisiana v. Abbott Laboratories, Inc., et al., C624522 (19th Jud. Dist. La.). The State of Louisiana sought damages, fines, penalties, attorneys’ fees and costs under various causes of action. In October 2015, the District Court ordered judgment for defendants on their exception for no right of action. The State of Louisiana appealed that decision and in October 2016, the Louisiana Court of Appeals, First Circuit, issued a decision affirming the dismissal as to certain counts and reversing the dismissal as to others. The State filed a petition for rehearing, which was denied by the court in December 2016. Both sides applied to Louisiana Supreme Court for a writ of certiorari to review the First Circuit’s decision. Those writs were denied in March 2017.

In March 2017, the State of Mississippi filed a complaint against our subsidiary EPI in the Chancery Court for the First Judicial District of Hinds County, Mississippi, alleging that EPI marketed products that were not approved by the FDA. The State of Mississippi seeks damages, penalties, attorneys’ fees, costs, and other relief under various causes of action. In April 2017, EPI removed this case to the U.S. District Court for the Southern District of Mississippi. See State of Mississippi v. Endo Pharmaceuticals Inc., No. 3:17-CV-277 (S.D. Miss.).

We intend to contest the above cases vigorously and to explore other options as appropriate in our best interests. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against us. We are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for this matter, if any.

Opioid-Related Litigations, Subpoenas and Document Requests

In June 2014, Corporation Counsel for the City of Chicago filed suit in Illinois state court against multiple defendants, including our subsidiaries Endo Health Solutions Inc. (EHSI) and EPI, for alleged violations of city ordinances and other laws relating to defendants’ alleged opioid sales and marketing practices. In June 2014, the case was removed to the U.S. District Court for the Northern District of Illinois. In December 2014, defendants moved to dismiss the amended complaint and in May 2015, the District Court issued an order granting that motion in part, dismissing the case as to EHSI and EPI. In August 2015, plaintiff filed its second amended complaint against multiple defendants, including EPI and EHSI. In November 2015, defendants moved to dismiss the second amended complaint. In September 2016, the District Court granted in part and denied in part defendants’ motions to dismiss and provided plaintiff an opportunity to amend its complaint. Plaintiff filed the third amended complaint in October 2016. In December 2016, defendants moved to dismiss the re-pled claims in the third amended complaint, and filed their answers as to the claims not previously dismissed by the Court.

In May 2014, a lawsuit was filed in California Superior Court (Orange County) in the name of the People of the State of California, acting by and through County Counsel for Santa Clara County and the Orange County District Attorney, against multiple defendants, including our subsidiaries EHSI and EPI (with EPI being added as part of the first amended complaint in June 2014). The complaint asserts violations of California’s statutory Unfair Competition and False Advertising laws, as well as asserting a claim for public nuisance, based on alleged misrepresentations in connection with sales and marketing of opioids, including OPANA®. Plaintiff seeks declaratory relief, restitution, civil penalties (including treble damages), abatement, an injunction, and attorneys’ fees and costs. Defendants, which include our subsidiaries, filed various motions attacking the pleadings, including one requesting that the Superior Court refrain from proceeding under the doctrines of primary jurisdiction and equitable abstention. That motion was granted in August 2015, and the case was stayed pending further proceedings and findings by the FDA. In June 2016, plaintiffs filed a motion to lift the stay and to amend the complaint. Defendants, including EHSI and EPI, opposed that motion. Following a hearing in July 2016, the court provided plaintiffs an opportunity to seek leave to file another amended complaint. In August 2016, plaintiffs filed a renewed motion to lift the stay and amend the complaint. In October 2016, the court granted, in part, plaintiffs’ renewed motion to lift the stay and the plaintiffs filed their third amended complaint. Defendants’ response to the third amended complaint is not due at this time.

In December 2015, a lawsuit was filed in the Chancery Court of the First Judicial District of Hinds County, Mississippi by the State of Mississippi against multiple defendants, including our subsidiaries EHSI and EPI. The complaint alleges violations of Mississippi’s Consumer Protection Act and various other claims arising out of defendants’ alleged opioid sales and marketing practices. Plaintiff seeks declaratory relief, restitution, civil penalties, abatement, an injunction, and attorneys’ fees and costs. In March 2016, defendants moved to dismiss the complaint and to transfer the case from Hinds County to Rankin County. The motion to transfer was denied in February 2017. In March 2017, Defendants petitioned for an interlocutory appeal of that ruling, and [that petition remains pending. The motion to dismiss also remains pending.

In August 2016, the County of Suffolk, New York filed suit in New York state court against multiple defendants, including our subsidiaries EHSI and EPI, for alleged violations of state false and deceptive advertising and other statutes, public nuisance, common law fraud, and unjust enrichment based on opioid sales and marketing practices. The County of Suffolk is seeking compensatory damages, interest, costs, disbursements, punitive damages, treble damages, penalties and attorneys’ fees. Defendants, including our subsidiaries, filed motions to dismiss and to stay in January 2017. In February 2017, Broome County, New York, and Erie County, New York, filed similar suits in New York state court.

In March 2017, the Boone County Commission filed suit in the U.S. District Court for the Southern District of West Virginia against multiple defendants, including our subsidiary Generics Bidco I, LLC, for the alleged violation of federal and state safety laws designed to monitor, detect, and prevent the diversion of controlled substances. The complaint generally seeks compensatory and punitive damages for the alleged creation of a public nuisance.

With respect to the litigations brought on behalf of the City of Chicago, the People of the State of California, the State of Mississippi, the Counties of Suffolk, Broome and Erie and the Boone County Commission, we intend to contest those matters vigorously. We are unable to predict the outcome of these matters or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss, if any, for these matters but will explore all options as appropriate in our best interests.

In September 2014, our subsidiaries EHSI and EPI received a Request for Information from the State of Tennessee Office of the Attorney General and Reporter seeking documents and information regarding the sales and marketing of opioids, including OPANA® ER. We are currently cooperating with the State of Tennessee Office of the Attorney General and Reporter in this investigation.

In August 2015, our subsidiaries EHSI and EPI received a subpoena from the State of New Hampshire Office of the Attorney General seeking documents and information regarding the sales and marketing of opioids, including OPANA® ER. We were cooperating with the State of New Hampshire Office of the Attorney General in its investigation until we learned it was being assisted by outside counsel hired on a contingent fee basis. The New Hampshire Attorney General initiated an action in the Superior Court for the State of New Hampshire to enforce the subpoena despite this contingent fee arrangement, and we (along with other companies that had received similar subpoenas) responded by filing a motion for protective order to preclude the use of contingent fee counsel. In addition, we filed a separate motion seeking declaratory relief. In March 2016, the Superior Court granted the motion for protective order on the grounds that the contingent fee agreement was invalid as ultra vires and that the office of the Attorney General had acted outside of its statutory authority in entering into the agreement with the contingent fee counsel. In April 2016, both the New Hampshire Attorney General and the companies that received subpoenas from the New Hampshire Attorney General, including EHSI and EPI, appealed, in part, the March 2016 Superior Court order to the New Hampshire Supreme Court. Those appeals are pending. In April 2016, the New Hampshire Attorney General also entered into a new agreement with outside counsel. In response, the companies that received a subpoena from the New Hampshire Attorney General, including EHSI and EPI, moved to enforce a part of the protective order issued by the Superior Court in March 2016 that is not being appealed by EHSI and EPI. That motion was denied in August 2016.

In April 2016, EHSI and EPI received a Civil Investigative Demand (CID) from the Department of Justice (DOJ) for the State of Oregon seeking documents and information regarding the sales and marketing of OPANA® ER. We are currently cooperating with the State of Oregon in its investigation.

In November 2016, Endo International plc and EPI received an Administrative Subpoena from the Office of the Attorney General of Maryland seeking documents and information regarding the sales and marketing of opioid products. We are currently cooperating with the State of Maryland in its investigation.

In March 2017, EPI received a subpoena from the Office of the Attorney General of New Jersey seeking documents and information regarding the sales and marketing of opioid products. We are currently cooperating with the State of New Jersey in its investigation.

Antitrust Litigation and Investigations

Multiple direct and indirect purchasers of LIDODERM® have filed a number of cases against our subsidiary EPI and co-defendants Teikoku Seiyaku Co., Ltd., Teikoku Pharma USA, Inc. (collectively, Teikoku) and Actavis plc and certain of its subsidiaries (collectively, Actavis), which was subsequently acquired by Teva Pharmaceuticals Industries Ltd and its subsidiaries (collectively, Teva) from Allergan plc (Allergan). Certain of these actions have been asserted on behalf of classes of direct and indirect purchasers, while others are individual cases brought by one or more alleged direct or indirect purchasers. The complaints in these cases generally allege that EPI, Teikoku and Actavis entered into an anticompetitive conspiracy to restrain trade through the settlement of patent infringement litigation concerning U.S. Patent No. 5,827,529 (the ‘529 patent) and other patents. Some of the complaints also allege that Teikoku wrongfully listed the ‘529 patent in the Orange Book as related to LIDODERM®, that EPI and Teikoku commenced sham patent litigation against Actavis and that EPI abused the FDA citizen petition process by filing a citizen petition and amendments solely to interfere with generic companies’ efforts to obtain FDA approval of their versions of LIDODERM®. The cases allege violations of Sections 1 and 2 of the Sherman Act (15 U.S.C. §§ 1, 2) and various state antitrust and consumer protection statutes as well as common law remedies in some states. These cases generally seek damages, treble damages, disgorgement of profits, restitution, injunctive relief and attorneys’ fees.

The U.S. Judicial Panel on Multidistrict Litigation, pursuant to 28 U.S.C. § 1407, issued an order in April 2014 transferring these cases as In Re Lidoderm Antitrust Litigation, MDL No. 2521, to the U.S. District Court for the Northern District of California. The court granted plaintiffs’ motions for class certification filed on behalf of classes of direct and indirect purchasers in February 2017. Trial is currently scheduled to begin in late 2017. We cannot predict whether or not additional cases similar to those described above will be filed by other plaintiffs or the timing or outcome of any such litigation. We expect any such cases brought in federal court to be transferred to the Northern District of California as tag-along actions to In Re Lidoderm Antitrust Litigation.

Multiple direct and indirect purchasers of OPANA® ER have filed cases against our subsidiaries EHSI and EPI, and other pharmaceutical companies, including Penwest Pharmaceuticals Co., which we subsequently acquired, and Impax Laboratories Inc. (Impax), all of which have been transferred and coordinated for pretrial proceedings in the U.S. District Court for the Northern District of Illinois by the Judicial Panel on Multidistrict Litigation. Some of these cases have been filed on behalf of putative classes of direct and indirect purchasers, while others have been filed on behalf of individual retailers or health care benefit plans. These cases generally allege that the agreement reached by EPI and Impax to settle patent infringement litigation concerning multiple patents pertaining to OPANA® ER and EPI’s introduction of the re-formulation of OPANA® ER violated antitrust laws. The complaints allege violations of Sections 1 and 2 of the Sherman Act (15 U.S.C. §§ 1, 2), various state antitrust and consumer protection statutes, as well as state common law. These cases generally seek damages, treble damages, disgorgement of profits, restitution, injunctive relief and attorneys’ fees. In February 2016, the District Court issued orders (i) denying defendants’ motion to dismiss the claims of the direct purchasers, (ii) denying in part and granting in part defendants’ motion to dismiss the claims of the indirect purchasers, but giving them permission to file amended complaints and (iii) granting defendants’ motion to dismiss the complaints filed by certain retailers, but giving them permission to file amended complaints. In response to the District Court’s orders, the indirect purchasers filed an amended complaint to which the defendants filed a renewed motion to dismiss certain claims, and certain retailers also filed amended complaints. The defendants successfully moved to dismiss the indirect purchaser unjust enrichment claims arising under the laws of the states of California, Rhode Island and Illinois. We cannot predict whether or not additional cases similar to those described above will be filed by other plaintiffs or the timing or outcome of any such litigation.

We are unable to predict the outcome of these matters or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for these matters, if any, but will explore all options as appropriate in our best interests.

In February 2014, our subsidiary EPI received a CID (the February 2014 CID) from the U.S. Federal Trade Commission (the FTC). The FTC issued a second CID to EPI in March 2014 (the March 2014 CID). The February 2014 CID requested documents and information concerning EPI’s settlement agreements with Actavis and Impax settling the OPANA® ER patent litigation, EPI’s Development and Co-Promotion Agreement with Impax, and EPI’s settlement agreement with Actavis settling the LIDODERM® patent litigation, as well as information concerning the marketing and sales of OPANA® ER and LIDODERM®. The March 2014 CID requested documents and information concerning EPI’s acquisition of U.S. Patent No. 7,852,482 (the ‘482 patent), as well as additional information concerning certain litigation relating to, and the marketing and sales of, OPANA® ER. The FTC also issued subpoenas for investigational hearings (similar to depositions) to our employees and former employees. In March 2016, the FTC filed a lawsuit in the U.S. District Court for the Eastern District of Pennsylvania against us and our subsidiary EPI, as well as against Allergan, Actavis, Impax and Teikoku, alleging generally that the LIDODERM® settlement agreements with Actavis and the OPANA® ER settlement agreement with Impax constituted, in whole or part, unfair methods of competition in violation Section 5(a) of the FTC Act, 15 U.S.C. § 45(a). The FTC also alleged that one provision of the agreement with Actavis violated Section 7 of the Clayton Act, 15 U.S.C. § 18. Concurrently with the filing of the FTC’s complaint, Teikoku entered into a consent judgment with the FTC and was dismissed from the case. The FTC’s complaint sought injunctive and declaratory relief and other remedies, including restitution and disgorgement. In June 2016, we joined in the defendants’ motion to sever OPANA® ER-related claims from the LIDODERM®-related claims. In July 2016, a motion to dismiss was filed on behalf of all remaining defendants. In October 2016, the District Court granted the defendants’ motion to sever the claims and ordered the FTC to file a new complaint for the OPANA® ER-related claims and to amend the existing complaint to include only the LIDODERM®-related claims. The District Court also denied the defendants’ motion to dismiss as moot with leave to refile in each of the two separate actions. Subsequently in October 2016, the FTC voluntarily dismissed its pending complaint against us without prejudice. Following the FTC’s voluntary dismissal, in October 2016, we, along with Impax and Actavis, filed two separate lawsuits against the FTC in the Eastern District of Pennsylvania seeking declaratory judgment relating, respectively, to the FTC’s OPANA® ER-related claims and LIDODERM®-related claims. The declaratory judgment actions each sought a declaration by the court that the FTC does not have the authority under the FTC Act to bring its claims in federal court or to seek disgorgement. The declaratory judgment action concerning the OPANA® ER-related claims also sought a declaration that the FTC’s claims are time-barred. In December 2016, the FTC filed a motion to dismiss the declaratory judgment actions for failure to state a claim. In January 2017, we entered into a settlement with the FTC pursuant to which the FTC re-filed claims against us, our subsidiary EPI, and other defendants in the U.S. District Court for the Northern District of California and concurrently filed a joint motion for entry of a Stipulated Order dismissing the claims against us and EPI, with prejudice. The Stipulated Order involves no monetary payment to the FTC and no admission of liability. Under the Stipulated Order, we agreed to dismiss our claims in the declaratory judgment actions, and also agreed to certain covenants relating to the future settlement of patent infringement litigation for a period of 10 years. These covenants, which are consistent with Endo’s current practices in settling patent infringement cases, include a prohibition on patent settlement agreements that prevent the marketing of authorized generic products or that involve certain payments to generics manufacturers. The FTC agreed that the prior dismissal of its claims against us in the Eastern District of Pennsylvania will be treated as being with prejudice, that it will bring no other claims against us arising from the OPANA® ER and LIDODERM® settlements and that it would also dismiss with prejudice its claims against our subsidiary Par Pharmaceutical Companies, Inc. (subsequently renamed Endo Generics Holdings, Inc. and with its subsidiaries and affiliates, referred to in this Note 11. Commitments and Contingencies as Par) in the action FTC v. Actavis, Inc., et al. pending in the U.S. District Court for the Northern

District of Georgia. The Stipulated Order also requires the FTC to consider in good faith any requested modifications proposed by us in the event of a material change in the law governing the antitrust implications of patent infringement settlements. As of February 2017, the Stipulated Order of dismissal has been entered by the Northern District of California, we have dismissed the declaratory judgment actions filed against the FTC in the Eastern District of Pennsylvania, and the FTC has dismissed its claims against Par in the Actavis case in the Northern District of Georgia.

In November 2014, EPI received a CID from the State of Florida Office of the Attorney General issued pursuant to the Florida Antitrust Act of 1980, Section 542.28 seeking documents and other information concerning EPI’s settlement agreement with Actavis settling the LIDODERM® patent litigation, as well as information concerning the marketing and sales of LIDODERM®.

In February 2015, EHSI and EPI received CIDs for Production of Documents and Information from the State of Alaska Office of Attorney General issued pursuant to Alaska’s Antitrust and Unfair Trade Practices and Consumer Protection law seeking documents and other information concerning settlement agreements with Actavis and Impax settling the OPANA® ER patent litigation as well as information concerning EPI’s settlement agreement with Actavis settling the LIDODERM® patent litigation, as well as information concerning the marketing and sales of LIDODERM®.

In February 2016, EPI received a CID from the State of South Carolina Office of the Attorney General seeking documents and other information concerning EPI’s settlement agreement with Actavis settling the LIDODERM® patent litigation, as well as information concerning the marketing and sales of LIDODERM®.

In January 2009, the FTC filed a lawsuit against our subsidiary, Par, in the U.S. District Court for the Central District of California, which was subsequently transferred to the U.S. District Court for the Northern District of Georgia, and which alleged violations of antitrust law arising out of Par’s settlement of certain patent litigation concerning the generic version of AndroGel®. The FTC complaint sought a finding that Par’s settlement agreement violates Section 5(a) of the FTC Act, and a permanent injunction against Par’s ability to engage in certain types of patent settlements in the future. Beginning in February 2009, certain private plaintiffs, including distributors and retailers, filed similar litigation. Generally, the complaints in the remaining private plaintiff suits seek equitable relief, unspecified damages and costs.

In February 2010, the District Court granted a motion to dismiss the FTC’s claims and granted in part and denied in part a motion to dismiss the claims of the private plaintiffs. In April 2012, the U.S. Court of Appeals for the 11th Circuit affirmed the District Court’s decision on the motion to dismiss the FTC’s claims. In September 2012, the District Court granted a motion for summary judgment against the private plaintiffs’ claims of sham litigation. In July 2013, the Supreme Court of the U.S. reversed the Court of Appeals’ and District Court’s decisions concerning the FTC action and remanded the case to the District Court for further proceedings. In May 2016, those private plaintiffs representing the putative class of indirect purchasers voluntarily dismissed their case against Par with prejudice. In February 2017, pursuant to the Stipulated Order described above, the FTC dismissed its claims against Par with prejudice. Claims by the direct purchasers are still pending. We intend to contest this litigation vigorously and to explore all options as appropriate in our best interests.

In February 2015, Par received a CID from the Office of the Attorney General for the State of Alaska seeking production of certain documents and information regarding Par’s settlement of the AndroGel® patent litigation as well as documents produced in the aforementioned litigation filed by the FTC.

We are currently cooperating with the State of Florida Office of the Attorney General, the State of Alaska Office of the Attorney General and the State of South Carolina Office of the Attorney General in their respective investigations. Investigations and lawsuits similar to these antitrust matters described above may be brought by others. We are unable to predict the outcome of these investigations or litigations or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for these investigations or litigations, if any, but will explore all options as appropriate in our best interests.

In July 2016, Fresenius Kabi USA, LLC (Fresenius) filed a complaint against Par and its subsidiary Par Sterile Products, LLC in the U.S. District Court for the District of New Jersey alleging that Par and its subsidiary engaged in an anticompetitive scheme to exclude competition from the market for vasopressin solution for intravenous injection in view of Par’s VASOSTRICT® (vasopressin) product. The complaint alleges violations of Sections 1 and 2 of The Sherman Antitrust Act, 15 U.S.C. §§ 1, 2, as well as the antitrust law and common law of the state of New Jersey, alleging that Par and its subsidiary entered into exclusive supply agreements with one or more active pharmaceutical ingredient (API) manufacturers and that Fresenius has been unable to obtain vasopressin API in order to file an ANDA to obtain FDA approval for its own vasopressin product. Fresenius seeks actual, treble and punitive damages in an unspecified amount, attorneys’ fees and costs and injunctive relief and demands a trial by jury. In September 2016, Par and its subsidiary filed a motion to dismiss the case for Fresenius’ failure to properly state a claim under the antitrust laws. In February 2017, the District Court denied Par’s motion to dismiss. We are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss, if any, for this matter. We intend to contest the litigation vigorously and to explore all options as appropriate in our best interests.

False Claims Act Litigation

The Attorneys General of Florida, Indiana and Virginia and the U.S. Office of Personnel Management (the USOPM) have issued subpoenas, and the Attorneys General of Michigan, Tennessee, Texas, and Utah have issued CIDs, to our subsidiary, Par, among other companies. The demands generally request documents and information pertaining to allegations that certain of Par’s sales and marketing practices caused pharmacies to substitute ranitidine capsules for ranitidine tablets, fluoxetine tablets for fluoxetine capsules, and two 7.5 mg buspirone tablets for one 15 mg buspirone tablet, under circumstances in which some state Medicaid programs at various times reimbursed the new dosage form at a higher rate than the dosage form being substituted. Par has provided documents in response to these subpoenas to the respective Attorneys General and the USOPM. The aforementioned subpoenas and CIDs culminated in the federal and state law qui tam action brought on behalf of the U.S. and several states by Bernard Lisitza. The complaint was unsealed in August 2011. Lisitza’s corrected second amended complaint generally seeks (i) a finding that defendants violated and be enjoined from future violations of the federal False Claims Act and state false claims acts; (ii) treble damages and maximum civil penalties for each violation of the federal False Claims Act and state false claims acts; (iii) an applicable percentage share of the proceeds; and (iv) expenses, fees, and costs. The U.S. intervened in this action and filed a separate complaint in September 2011, alleging claims for violations of the Federal False Claims Act and common law fraud. The U.S.’s second corrected complaint generally seeks (i) treble damages and civil penalties for violations under the federal False Claims Act and (ii) compensatory and punitive damages for common law fraud. The states of Michigan and Indiana have also intervened as to claims arising under their respective state false claim acts, common law fraud, and unjust enrichment. Michigan’s complaint generally seeks (i) treble damages and civil penalties and (ii) common law compensatory and punitive damages. Indiana’s amended complaint generally seeks treble damages, costs, and attorney’s fees. We intend to vigorously defend this lawsuit. At this time, we are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for this matter, if any.

Pricing Matters

In March 2016, EPI received a CID from the U.S. Attorney’s Office for the Southern District of New York. The CID requested documents and information regarding contracts with Pharmacy Benefit Managers regarding FROVA®. We are currently cooperating with this investigation.

In December 2014, our subsidiary Par received a Subpoena to Testify Before Grand Jury from the Antitrust Division of the DOJ and issued by the U.S. District Court for the Eastern District of Pennsylvania. The subpoena requested documents and information focused primarily on product and pricing information relating to Par’s authorized generic version of Lanoxin (digoxin) oral tablets and Par’s generic doxycycline products, and on communications with competitors and others regarding those products. Par is currently cooperating fully with the investigation.

In December 2015, EPI received Interrogatories and Subpoena Duces Tecum from the State of Connecticut Office of Attorney General requesting information regarding pricing of certain of its generic products, including doxycycline hyclate, amitriptyline hydrochloride, doxazosin mesylate, methotrexate sodium and oxybutynin chloride. We are currently cooperating with this investigation.

We are unable to predict the outcome of the foregoing investigations or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss, if any, for these matters but will explore all options as appropriate in our best interests.

Beginning in December 2015, two complaints, including a class action complaint, were filed in the Philadelphia Court of Common Pleas against us and certain of our subsidiaries, including Par Pharmaceutical, Inc. (PPI), along with other manufacturers of generic pharmaceutical products, seeking compensatory and punitive or treble damages, as well as injunctive relief, and alleging that certain marketing and pricing practices by the defendant companies violated state law, including consumer protection law. The class action complaint was subsequently removed to the U.S. District Court for the Eastern District of Pennsylvania, and the plaintiff filed an amended complaint. In January 2017, defendants moved to dismiss the amended class action complaint, and that motion remains pending. The case in the Philadelphia Court of Common Pleas is stayed pending resolution of the class action. Additional similar claims may be brought by other plaintiffs in various jurisdictions. We intend to contest the litigation vigorously and to explore all options as appropriate in our best interests.

Beginning in March 2016, several class action complaints were filed in the U.S. District Courts for the Eastern District of Pennsylvania and the District of Rhode Island against us and certain of our subsidiaries, including PPI, and other manufacturers seeking compensatory and punitive or treble damages, as well as injunctive relief, and alleging that certain marketing and pricing practices regarding digoxin and doxycycline violated federal and/or state antitrust laws and/or gave rise to state consumer protection and/or unjust enrichment claims. The U.S. Judicial Panel on Multidistrict Litigation, pursuant to 28 U.S.C. §1407, issued an order in August 2016 establishing coordinated or consolidated pretrial proceedings for these cases in the U.S. District Court for the Eastern District of Pennsylvania under the caption In Re Generic Digoxin and Doxycycline Antitrust Litigation, MDL No. 2724. The direct purchaser plaintiffs and indirect purchaser plaintiffs filed consolidated amended class action complaints in January 2017, and defendants moved to dismiss those complaints in March 2017. An independent pharmacy plaintiff filed a similar class action complaint in the U.S. District Court for the Eastern District of Pennsylvania in March 2017. Additional similar claims may be brought by other plaintiffs in various jurisdictions. We intend to contest the litigation vigorously and to explore all options as appropriate in our best interests.

Since November 2016, several class action complaints have been filed in the U.S. District Court for the Eastern District of Pennsylvania against certain of our subsidiaries, including PPI, and other manufacturers seeking compensatory and punitive or treble damages, as well as injunctive relief, and alleging that certain marketing and pricing practices regarding divalproex ER violated federal and/or state antitrust laws and/or gave rise to state consumer protection and/or unjust enrichment claims. Additional similar claims may be brought by other plaintiffs in various jurisdictions. We intend to contest the litigation vigorously and to explore all options as appropriate in our best interests.

Beginning in December 2016, multiple class action complaints were filed in the U.S. District Court for the Eastern District of Pennsylvania and U.S. District Court for the Southern District of New York against us and certain of our subsidiaries, including PPI, and other manufacturers seeking compensatory and punitive or treble damages, as well as injunctive relief, and alleging that certain marketing and pricing practices regarding propranolol violated federal and/or state antitrust laws and/or gave rise to state consumer protection and/or unjust enrichment claims. Defendants moved to dismiss one direct purchaser complaint pending in the Eastern District of Pennsylvania in March 2017. The remaining Eastern District of Pennsylvania actions relating to propranolol were stayed pending a ruling from the U.S. Judicial Panel on Multidistrict Litigation on the motion to transfer described below. In the Southern District of New York actions, the indirect purchasers filed a consolidated amended complaint in February 2017, and the direct purchasers filed a consolidated amended complaint in March 2017. Defendants moved to dismiss both consolidated amended complaints, and those motions were denied in April 2017, except as to certain state law claims brought by the indirect purchaser plaintiffs. Additional similar claims may be brought by other plaintiffs in various jurisdictions. We intend to contest the litigation vigorously and to explore all options as appropriate in our best interests.

Beginning in March 2017, several class action complaints were filed in the U.S. District Court for the Eastern District of Pennsylvania against our subsidiary PPI and other manufacturers seeking compensatory and punitive or treble damages, as well as injunctive relief, and alleging that certain marketing and pricing practices regarding baclofen violated federal and/or state antitrust laws and/or gave rise to state consumer protection and/or unjust enrichment claims. Additional similar claims may be brought by other plaintiffs in various jurisdictions. We intend to contest the litigation vigorously and to explore all options as appropriate in our best interests.

Also beginning in March 2017, several class action complaints were filed, in the U.S. District Courts for the Eastern District of Pennsylvania and the Southern District of New York against us and certain of our subsidiaries, including PPI, and other manufacturers seeking compensatory and punitive or treble damages, as well as injunctive relief, and alleging that certain marketing and pricing practices regarding amitriptyline hydrochloride violated federal and/or state antitrust laws and/or gave rise to state consumer protection and/or unjust enrichment claims. Additional similar claims may be brought by other plaintiffs in various jurisdictions. We intend to contest the litigation vigorously and to explore all options as appropriate in our best interests.

In January 2017, Rochester Drug Co-Operative, Inc. filed a motion with the U.S. Judicial Panel on Multidistrict Litigation seeking to transfer certain of the foregoing antitrust complaints to the U.S. District Court for the Eastern District of Pennsylvania for inclusion in MDL No. 2724, which would then be renamed In re Generic Pharmaceuticals Pricing Antitrust Litigation. In April 2017, the U.S. Judicial Panel on Multidistrict Litigation issued an order renaming MDL No. 2724 as requested and expanding it to include actions in which: (a) plaintiffs assert claims for price fixing of generic drugs in violation of the Sherman Act and/or state antitrust laws on behalf of overlapping putative nationwide classes of direct or indirect purchasers of generic pharmaceuticals; (b) the average market price of the subject generic pharmaceutical is alleged to have increased between 2012 and the present; (c) defendants are alleged to have effectuated the alleged conspiracy through direct company-to-company contacts and through joint activities undertaken through trade associations, in particular meetings of the Generic Pharmaceutical Association; and (d) the allegations stem from the same government investigation into anticompetitive conduct in the generic pharmaceuticals industry. Pursuant to this order, the propranolol and amitriptyline hydrochloride cases filed in the U.S. District Court for the Southern District of New York have been or we expect will be transferred to the U.S. District Court for the Eastern District of Pennsylvania as part of MDL No. 2724. As noted above, the digoxin and doxycycline, divalproex ER, and baclofen cases are already pending in the U.S. District Court for the Eastern District of Pennsylvania.

We are unable to predict the outcome of the foregoing matters or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss, if any, for these matters but will explore all options as appropriate in our best interests.

Securities Related Class Action Litigation

In May 2016, a putative class action entitled Craig Friedman v. Endo International plc, Rajiv Kanishka Liyanaarchie de Silva and Suketu P. Upadhyay was filed in the U.S. District Court for the Southern District of New York by an individual shareholder on behalf of himself and all similarly situated shareholders. In August 2016, the Steamfitters’ Industry Pension Fund and Steamfitters’ Industry Security Benefit Fund were appointed lead plaintiffs in the action. In October 2016, a second amended complaint was filed, which added Paul Campanelli as a defendant, and we filed a motion to dismiss the case. In response, and without resolving the motion, the Court permitted lead plaintiffs to file a third amended complaint. The lawsuit alleges violations of Sections 10(b) and 20(a) of the Exchange Act based on the Company’s revision of its 2016 earnings guidance and certain disclosures about its generics business, the integration of Par and its subsidiaries, certain other alleged business issues and the receipt of a CID from the U.S. Attorney’s Office for the Southern District of New York regarding contracts with Pharmacy Benefit Managers concerning FROVA®. Lead plaintiffs seek class certification, damages in an unspecified amount and attorneys’ fees and costs. We filed a motion to dismiss the third amended complaint in December 2016. Briefing on that motion has been completed but no ruling has been issued. We are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss, if any, for this matter, but will explore all options as appropriate in our best interests and we intend to defend this lawsuit vigorously.

In February 2017, a putative class action entitled Public Employees’ Retirement System of Mississippi v. Endo International plc was filed in the Court of Common Pleas of Chester County, Pennsylvania by an institutional purchaser of shares in our June 2, 2015 public offering, on behalf of itself and all similarly situated purchasers. The lawsuit alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 against Endo, certain of Endo’s current and former directors and officers, and the underwriters who participated in the offering, based on certain disclosures about Endo’s generics business. In March 2017 defendants removed the case to the U.S. District Court for the Eastern District of Pennsylvania. We are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss, if any, for this matter, but will explore all options as appropriate in our best interests and we intend to defend this lawsuit vigorously.

Paragraph IV Certifications on OPANA® ER

In late 2012, two patents (U.S. Patent Nos. 8,309,122 and 8,329,216) were issued to EPI covering OPANA® ER (oxymorphone hydrochloride extended-release tablets CII). In December 2012, EPI filed a complaint against Actavis in U.S. District Court for the Southern District of New York for patent infringement based on its ANDA for a non-INTAC® technology version of OPANA® ER. In May 2013 and June 2013, EPI filed similar suits in the U.S. District Court for the Southern District of New York against the following applicants for non-INTAC® technology OPANA® ER: Roxane Laboratories, Inc. (Roxane) and Ranbaxy Laboratories Limited, which was acquired by Sun Pharmaceutical Industries Ltd. (Ranbaxy). Those suits allege infringement of U.S. Patent Nos. 7,851,482, 8,309,122, and 8,329,216. In July 2013, Actavis and Roxane were granted FDA approval to market all strengths of their respective non-INTAC® technology formulations of OPANA® ER. A trial in this case was held from March 2015 through April 2015 in the U.S. District Court for the Southern District of New York. In August 2015, the District Court ruled that all defendants infringed the claims of U.S. Patent Nos. 8,309,122 and 8,329,216. The District Court also ruled that the defendants failed to show that U.S. Patent Nos. 8,309,122 and 8,329,216 were invalid, enjoined the defendants from launching their generic products until the expiration of those patents and directed Actavis to withdraw its generic product within 60 days. In October 2015, the District Court tolled the 60-day period until it decided two pending post-trial motions. In April 2016, the District Court issued an order upholding its August 2015 ruling in EPI’s favor and confirming the prior injunction against the manufacture or sale of the generic version of the non-INTAC® technology OPANA® ER currently offered by Actavis and the additional approved but not yet marketed generic version of the product developed by Roxane. The defendants filed appeals to the Court of Appeals for the Federal Circuit. We intend to continue vigorously asserting our intellectual property rights and to oppose any such appeal.

From September 21, 2012 through October 30, 2013, EPI and its partner Grünenthal received Paragraph IV Notices from each of Teva Pharmaceuticals USA, Inc., Amneal Pharmaceuticals, LLC (Amneal), ThoRx Laboratories, Inc. (ThoRx), Actavis, Impax and Ranbaxy (now Sun Pharmaceutical Industries Ltd.), advising of the filing by each such company of an ANDA for a generic version of the formulation of OPANA® ER with INTAC® technology. These Paragraph IV Notices refer to U.S. Patent Nos. 7,851,482, 8,075,872, 8,114,383, 8,192,722, 8,309,060, 8,309,122 and 8,329,216, which variously cover the formulation of OPANA® ER, a highly pure version of the active pharmaceutical ingredient and the release profile of OPANA® ER. EPI filed lawsuits against each of these filers in the U.S. District Court for the Southern District of New York. Each lawsuit was filed within the 45-day deadline to invoke a 30-month stay of FDA approval pursuant to the Hatch-Waxman legislative scheme. A trial in this case was held from March 2015 through April 2015 in the U.S. District Court for the Southern District of New York against the remaining filers. In August 2015, the District Court issued an Opinion holding that all defendants infringed the claims of U.S. Patent Nos. 8,309,060, 8,309,122 and 8,329,216. The Opinion also held that the defendants had shown that U.S. Patent No. 8,309,060 was invalid, but that the defendants had failed to show that U.S. Patent Nos. 8,309,122 and 8,329,216 were invalid. The District Court also issued an Order enjoining the defendants from launching their generic products until the expiration of U.S. Patent Nos. 8,309,122 and 8,329,216. The defendants filed appeals to the Court of Appeals for the Federal Circuit. We intend to continue to vigorously assert our intellectual property and oppose appeals by the defendants. However, there can be no assurance that we and/or Grünenthal will be successful. If we are unsuccessful and Teva, Amneal, ThoRx, Actavis or Impax is able to obtain FDA approval of its product, generic versions of OPANA® ER INTAC® technology may be launched prior to the applicable patents’ expirations in 2023. Additionally, we cannot predict or determine the timing or outcome of this defense but will explore all options as appropriate in our best interests.

In August 2014 and October 2014, the U.S. Patent Office issued U.S. Patent Nos. 8,808,737 and 8,871,779 respectively, which cover a method of using OPANA® ER and a highly pure version of the active pharmaceutical ingredient of OPANA® ER. In November 2014, EPI filed lawsuits against Teva, ThoRx, Actavis, Impax, Ranbaxy, Roxane, Amneal, and Sandoz Inc. based on their ANDAs filed against both the INTAC® technology and non-INTAC® technology versions of OPANA® ER. Those lawsuits were filed in the U.S. District Court for the District of Delaware alleging infringement of these new patents, which expire in 2027 and 2029, respectively. On November 17, 2015, the District Court held the ‘737 patent invalid for claiming unpatentable subject matter. That patent has been dismissed from all suits and the suits administratively closed as to that patent, subject to appeal at the end of the case on the ‘779 patent. Beginning July 11, 2016, a three-day trial was held in the U.S. District Court for the District of Delaware against Teva and Amneal for infringement of the ‘779 patent. In October 2016, the District Court issued an Opinion holding that the defendants infringed the claims of U.S. Patent No. 8,871,779. The Opinion also held that the defendants had failed to show that U.S. Patent No. 8,871,779 was invalid. The District Court issued an Order enjoining the defendants from launching their generic products until the expiration of U.S. Patent No. 8,871,779 in November 2029. A trial for infringement of the ‘799 patent by Actavis was held in February 2017 in the same court (U.S. District Court for the District of Delaware) in front of the same judge.

We intend to defend vigorously our intellectual property rights and to pursue all available legal and regulatory avenues in defense of both the non-INTAC® technology formulation OPANA® ER and the INTAC® technology formulation OPANA® ER, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that we will be successful. If we are unsuccessful, competitors that already have obtained, or are able to obtain, FDA approval of their products may be able to launch their generic versions of OPANA® ER prior to the applicable patents’ expirations. Additionally, we cannot predict or determine the timing or outcome of related litigation but will explore all options as appropriate in our best interests. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of OPANA® ER and challenge the applicable patents.

Paragraph IV Certification on FORTESTA® Gel

In January 2013, EPI and its licensor Strakan Limited received a notice from Watson advising of the filing by Watson of an ANDA for a generic version of FORTESTA® (testosterone) Gel. In February 2013, EPI filed a lawsuit against Watson in the U.S. District Court for the Eastern District of Texas, Marshall division. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. A two-day trial was held on or about February 26 and 27, 2015. In August 2015, the District Court issued an Order holding that the asserted patents are valid and are infringed by Watson’s ANDA. As a result, the District Court ordered that the effective date for the approval of Watson’s ANDA to be the date no sooner than the latest expiration date of the ’913 Patent and the ’865 Patent in November of 2018. Watson filed an appeal in October 2015. In October 2016, the Court of Appeals for the Federal Circuit issued an opinion upholding the District Court’s decision.

We intend, and have been advised by Strakan Limited that it too intends, to defend vigorously FORTESTA® Gel and to pursue all available legal and regulatory avenues in defense of FORTESTA® Gel, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that we and/or Strakan will be successful. We cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in our best interests. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of FORTESTA® Gel and challenge the applicable patents.

Other Proceedings and Investigations

In addition to the above proceedings, proceedings similar to those described above may also be brought in the future. Additionally, we are involved in, or have been involved in, arbitrations or various other proceedings that arise from the normal course of our business. We cannot predict the timing or outcome of these other proceedings. Currently, neither we nor our subsidiaries are involved in any other proceedings that we expect to have a material effect on our business, financial condition, results of operations and cash flows.

SCHEDULE 3.07

COMPLIANCE WITH LAWS

In February 2014, we entered into a Deferred Prosecution Agreement (DPA) with the U.S. Department of Justice and a Corporate Integrity Agreement (CIA) with the U.S. Department of Health and Human Services to resolve allegations regarding the promotion of Lidoderm®. In March 2013, our subsidiary, Par, entered into a CIA and a Plea Agreement with the U.S. Department of Justice to resolve allegations regarding the promotion of Megace ES®. Those agreements place certain obligations on us related to the marketing of our branded pharmaceutical products and our healthcare regulatory compliance program, including reporting requirements to the U.S. government, detailed requirements for our compliance program, code of conduct, and policies and procedures, and the requirement to engage an Independent Review Organization. We have implemented procedures and practices to comply with the CIA, including the engagement of an Independent Review Organization. In the event we breach the DPA, the Plea Agreement, and/or the CIA, there is a risk the government would seek remedies provided for in those agreements, including instituting criminal prosecution against us, seeking to impose stipulated penalties, or seeking to exclude us from participation in Federal health care programs.

SCHEDULE 5.12

POST-CLOSING OBLIGATIONS

In accordance with the terms of the Credit Agreement and applicable Collateral Documents, Parent shall, or shall cause its Restricted Subsidiaries to, take the following actions within the applicable time periods set forth below; provided that any such time period may be extended in the reasonable discretion of the Administrative Agent.

1.	Use commercially reasonable efforts to discharge the hypothec granted by Paladin Labs Inc. in favour of ODF Pharma Inc. (formerly known as 7729391 CANADA INC.) on December 21, 2010, and registered at the Register of Personal and Movable Real Rights under number 10-0903461-0001 within 60 days of the Closing Date.

2.	Delivery of legal opinion by Lavery, de Billy, L.L.P. confirming that the deed of hypothec among Paladin Labs Inc. and Paladin Labs Canadian Holding Inc., as grantors, and Wilmington Trust, National Association, as hypothecary representative, dated April 26, 2017 has been registered in all places in the Province of Québec which are currently necessary to render same opposable to third parties within 45 days of the Closing Date.

3.	Delivery of bank account notices pursuant to the terms of the UK Security Documents. .

4.	Delivery of bank account notices pursuant t to the Cyprus Security Documents.

5.	Delivery of bank account notices pursuant to the Bermuda Security Documents.

6.	Entry into a pledge agreement by Endo Designated Activity Company with respect to its shares in Endo Luxembourg Holding Company I S.à r.l within 90 days of the Closing Date.

7.	Delivery of the stock certificates and related transfer powers with respect to the equity owned in Endo Ventures Cyprus Limited by Endo Ventures Limited in accordance with the Irish Security Documents within 45 days of the Closing Date.

8.	Delivery of the stock certificate and related transfer power evidencing Endo Luxembourg Finance Company II S.a r.l.’s ownership in Paladin Labs Canadian Holding Inc. within 45 days of the Closing Date.

9.	Within 45 days of the Closing Date, delivery of the transfer powers relating to the following stock certificates:

a.	Stock power in the name of Endo Luxembourg Finance Company I S.a r.l. relating to Certificate No. C-1 issued by Endo Finco Inc.

b.	Transfer power in the name of Endo Luxembourg Finance Company I S.a r.l. relating to Certificate No. 4 issued by Endo LLC

c.	Stock Power in the name of Endo Luxembourg Finance Company I S.a r.l. relating to Certificate No. 3 issued by Par Pharmaceutical Holdings, Inc.

d.	Stock Power in the name of Endo Luxembourg Holding Company S.a r.l. relating to Certificate No. 4 issued by Par Pharmaceutical Holdings, Inc.

e.	Transfer power in the name of Auxilium Pharmaceuticals, LLC relating to Certificate No. C-1 issued by Actient Pharmaceuticals LLC

f.	Stock Power in the name of Endo Health Solutions Inc. relating to Certificate No. 14 issued by Endo Pharmaceuticals Inc.

g.	Stock Power in the name of Par Pharmaceutical 2, Inc. relating to Certificate No. 15 issued by Par Pharmaceuticals Inc.

h.	Stock Power in the name of Endo U.S. Inc. relating to Certificate No. 1 issued by Endo Health Solutions Inc.

i.	Stock power in the name of Endo Pharmaceuticals Inc. relating to Certificate No. 1 issued by Endo Pharmaceuticals Solutions Inc.

j.	Stock Power in the name of Par Pharmaceutical, Inc. relating to Certificate No. 1 issued by Generics International (US), Inc.

10.	Within 45 days of the Closing Date, delivery of the below listed stock certificates and related transfer powers.

Owner	Issuer	Certificate Number	Shares	Type of Shares
Slate Pharmaceuticals, LLC	Actient Therapeutics LLC	P-3	100	Preferred
Slate Pharmaceuticals, LLC	Actient Therapeutics LLC	C-4	5	Common

11.	Within 45 days of the Closing Date, delivery of the following notes and corresponding allonges:

a.	Promissory note issued by Endo Luxembourg Finance Company I S.à r.l. to Endo Finance LLC on August 29, 2014 in the principal amount of $17,500,000.

b.	Promissory note issued by Endo Luxembourg Finance Company I S.à r.l. to Endo Finance LLC on December 17, 2014 in the principal amount of $160,000,000.

c.	Promissory note issued by Endo Luxembourg Finance Company I S.à r.l. to Endo Finance LLC on January 7, 2015 in the principal amount of $110,000,000.

12.	Within 45 days of the Closing Date, delivery of the allonges relating to the following notes:

Holder	Issuer	Principal Amount	Maturity
Auxilium Pharmaceuticals, LLC (formerly Auxilium Pharmaceuticals, Inc.) (previously held by Auxilium International Holdings, Inc.)	Endo U.S. Inc.	$52,441,991	01/29/2025
Auxilium Pharmaceuticals, LLC (formerly Auxilium Pharmaceuticals, Inc.) (previously held by Auxilium US Holdings, LLC)	Endo U.S. Inc.	$416,829,000	01/29/2025
Endo U.S. Inc. (formerly held by Endo Pharmaceuticals Inc.)	Astora Women’s Health Holdings, LLC (formerly American Medical Systems Holdings, Inc.)	$400,000,000	08/03/18

13.	To the extent requested by the Administrative Agent in accordance with Section 5.09 of the Credit Agreement and within the timeframe specified therein, entry into a Mortgage and the delivery of any related Mortgage Instruments (to the extent required under the Credit Agreement) with respect to the following properties:

Moores Mill Properties, L.L.C.	120 Vintage Drive Huntsville AL 35811

Moores Mill Properties, L.L.C.	130 Vintage Drive Huntsville AL 35811

Moores Mill Properties, L.L.C.	150 Vintage Drive Huntsville AL 35811

Par Sterile Products, LLC	870 Parkdale Road Rochester, MI 48307

For the avoidance of doubt, no Mortgage will be entered (and no Mortgage Instruments will be obtained) with respect to the property owned by Par Pharmaceutical, Inc. located at One and Two Ram Ridge Road Chestnut Ridge, NY 10977.

SCHEDULE 6.01

EXISTING INDEBTEDNESS

1.	$55,000 – 1.50% Convertible Senior Subordinated Notes due 2018 of Auxilium Pharmaceuticals, Inc.

1.	Indebtedness of approximately $182,050 pursuant to the Master Unified Lease Agreement dated January 2013, between Canon Business Solutions, Inc. and Endo Pharmaceuticals Inc.

2.	Indebtedness of approximately $2,803,000 pursuant to the Microsoft E3 Enterprise Agreement dated August 2014, between Microsoft and Endo Pharmaceuticals Inc.

3.	Indebtedness pursuant to the Lease Agreement by and between Canadian Property Holdings Inc., duly represented by its mandatory Credit Management Limited, as general partner of Credit Management L.P. and Paladin Labs Inc. for the term commencing on January 1, 2014 and expiring on December 31, 2018. Initial monthly rent is $13,967.42 plus share of taxes operating expenses and electricity.

4.	Indebtedness pursuant to the Lease Agreement between CREIT Management L.P. and Paladin Labs Inc. dated December 1, 2003. Initial annual rent $63,000.00, initial operating expenses $72,800.00 both of which increased after the second year

5.	Compulsorily Convertible Debenture Agreement between Par Pharmaceutical, Inc., as CCD Holder, and Par Formulations Private Limited, as Company.

6.	Build to Suit Lease Agreement, made as of the 28th day of October, 2011, by and between Endo Pharmaceuticals and RT/TC Atwater LP.

7.	Master Continuing Guaranty, dated March 21, 2017, by Endo Designated Activity Company in favor of Bank of America N.A.

SCHEDULE 6.02

EXISTING LIENS

I.    Lien pursuant to Bank Overdraft Facility on certain trade receivables, inventories, by a notarial bond over certain fixed property, plant, equipment and cross guarantees for all of the companies in the Litha group except for The Biovac Consortium Proprietary Limited.

II.    Deeds of Hypothec registered in Quebec

Holder	Grantor	Amount	Registration Date	Registration Number
7729391 Canada Inc.	Paladin Labs Inc.	$500k	12/24/2010	10-0903461-0001

III.    Intellectual Property Liens

Title	Application Number	Application Date	Patent Number	Issue Date	Owner	Lien
Selective nerve fiber stimulation for treating heart conditions	10205475	7/24/2002	7778703	8/17/2010	Bio Control Medical (B.C.M.) Ltd.	Lien in connection with Security Agreement granted to Medtronic, Inc. by Bio Control Medical (B.C.M.) Ltd. recorded on 5/20/2010 at Reel/ Frame 024411 / 0365

IV.    Uniform Commercial Code Filings

Debtor	Secured Party	Collateral	State	Filing Office	Original File Number and Date
Auxilium Pharmaceuticals, LLC	General Electric Capital Corporation	Specific equipment	DE	Secretary of State	12/28/2004 #4366126 3
Auxilium Pharmaceuticals LLC	Pennsylvania Department of Revenue	State Tax Lien $3,091.17	PA	Chester County	12/15/2016 #2016- 11780
Endo Pharmaceuticals Inc.	Canon Financial Services, Inc.	Equipment	DE	Secretary of State	4/22/2013 #2013 1532507
Par Pharmaceutical, Inc.	Canon Financial Services	Leased equipment	DE	Secretary of State	7/9/2012 #2012 2631226
Par Pharmaceutical, Inc.	Catalent Pharma Solutions GmbH	Acquired Assets as defined in the Acquisition Agreement by and among Handa Pharmaceuticals, LLC and Debtor dated 8/3/12; Accounts; Regulatory Documentation	DE	Secretary of State	8/3/2012 #2012 3009836

Par Pharmaceutical, Inc.	New York State Department of State	State Tax Lien $148.16	NY	Department of State (Rockland County)	5/11/2016 #E-001832739- W009-6
Par Pharmaceutical Inc	New York State Department of Taxation and Finance	State Tax Lien $148.16	NY	Rockland County	5/9/2016 #2016- 00003442
Par Sterile Products, LLC	Corporation Service Company, as Representative	Specific equipment	DE	Secretary of State	9/29/2014 #2014 3891587
Endo Pharmaceuticals Inc	Pennsylvania Department of Revenue	State Tax Lien $381,935.24	PA	Chester County	11/14/2016 #2016-10693

SCHEDULE 6.04

EXISTING INVESTMENTS

1.	Endo Pharmaceuticals Inc.’s investment in Durect Corporation.

2.	Endo Pharmaceuticals Inc.’s investment in Life Sciences Opportunities Fund (Institutional) II, L.P.

3.	Endo Pharmaceuticals Solutions Inc.’s investment in Arca biopharma, Inc.

4.	Endo Pharmaceuticals Solutions Inc.’s investment in Aeolus Pharmaceuticals, Inc.

5.	Paladin Labs Inc.’s investment in Glide Pharmaceuticals Technologies Limited. (Investment of Cdn$801,000 to acquire 84,679 class B common shares).

6.	Paladin Labs Inc.’s investment in Apeiron Biologics AG. (Cdn$2,000,000 investment in shares of Apeiron).

7.	Paladin Labs Inc.’s investment in Altus Formulation Inc. (35% of common shares of Altus Formulation).

8.	Endo Ventures Limited investment of $7,000,000 in Zogenix

9.	Compulsorily Convertible Debenture Agreement, dated September 3, 2015, between Par Pharmaceutical, Inc., as CCD Holder, and Par Formulations Private Limited, as Company.

10.	Master Continuing Guaranty, dated March 21, 2017, by Endo Designated Activity Company in favor of Bank of America N.A.

11.	Endo Ventures Bermuda, Ltd’s Investment in Acerus Pharmaceuticals Corporation.

12.	Guarantee and Indemnity agreement between Endo Designated Activity Company and Galderma UK, Ltd in the amount of €150,000.

13.	Astora Women’s Health LLC’s investment in Astora Women’s Health Ireland.

14.	Astora Women’s Health LLC’s Investment in Astora Women’s Health Technologies Ireland.

15.	Endo Pharmaceuticals Inc.’s Investment in shares of Astora Women’s Health Ireland Limited in the amount of $5,100,000.

16.	Endo Luxembourg Finance Company II SARL’s Investment in Litha Pharma (Pty) Limited in the amount of ZAR 1,822,600,000.

17.	Investments in Litha Healthcare Group (Pty) Limited and its subsidiaries on the Closing Date.

18.	Investments as of the Closing Date in all Restricted Subsidiaries which are not Loan Parties.

SCHEDULE 6.08

EXISTING RESTRICTIONS

Endo Pharmaceuticals Inc. has assets in a Rabbi Trust that are restricted for use to pay benefits to a former CEO of Penwest Pharmaceuticals Co. The Trustee under this arrangement is Wells Fargo and the asset value as of December 31, 2016 is $2,276,089.